Filed pursuant to Rule 424(b)(5)
Registration Number 333-250107

The information in this preliminary prospectus supplement and the SEC Base Prospectus is not complete and may be changed. This preliminary prospectus supplement and the SEC Base Prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A final form prospectus will be prepared and made available. Investors should not subscribe for any securities referred to in this document except on the basis of information contained in the final form prospectus.

Subject to Completion Dated January 14, 2026

PROSPECTUS SUPPLEMENT TO SEC BASE PROSPECTUS DATED

January 5, 2021

Japan Bank for International Cooperation

(Incorporated under the Japan Bank for International Cooperation Act)

U.S.$● ●% Guaranteed Bonds Due ●

U.S.$● ●% Guaranteed Bonds Due ●

Unconditionally and Irrevocably Guaranteed

as to Payment of Principal and Interest by

Japan

We will pay interest on the $● ●% guaranteed bonds due ● (the “●-year bonds”) and the $● ●% guaranteed bonds due ● (the “●-year bonds”, and together with the ●-year bonds, the “bonds”) semi-annually in arrears in equal payments on ● and ● of each year, commencing ●, 2026. The ●-year bonds will mature on ● and the ●-year bonds will mature on ●. We may redeem all, but not less than all, of the bonds in the event of certain tax law changes. The redemption terms are described in this prospectus supplement dated ●, 2026 (this “Supplement”) under “Description of the Bonds and Guarantee—Redemption”. The bonds will be issued only in registered form in denominations of $200,000 and integral multiples of $2,000 in excess thereof. See “Description of the Bonds and Guarantee”.

We intend to use the net proceeds from the issuance of the ●-year bonds for existing or future Eligible Projects as defined under our green bond framework (the “Framework”). See “Use of Proceeds.”

As provided under the heading “Luxembourg Stock Exchange Approved Prospectus” on page S-5 of this Supplement, subject to approval by the Luxembourg Stock Exchange, certain parts (but not all) of this Supplement and the accompanying prospectus dated January 5, 2021, starting after page S-66 (the “SEC Base Prospectus”), as well as the documents incorporated by reference into this Supplement or the SEC Base Prospectus, constitute a prospectus for the purposes of Part IV of the Luxembourg act dated July 16, 2019 (the “Luxembourg Act”). The parts of this Supplement and the SEC Base Prospectus and those documents incorporated by reference into this Supplement that together constitute a “prospectus” for the purposes of the Luxembourg Act are referred to herein as the “LuxSE Approved Prospectus” and are identified under the heading “Luxembourg Stock Exchange Approved Prospectus” on page S-5 of this Supplement.

Application has been made to admit the bonds to the official list of the Luxembourg Stock Exchange and application has been made to admit the bonds to trading on the Luxembourg Stock Exchange’s Euro MTF Market (the “Euro MTF Market”). The Euro MTF Market is not a regulated market for the purposes of the Markets in Financial Instruments Directive 2014/65/EU (as amended or superseded, “MiFID II”). References in this prospectus to the bonds being “listed” (and all related references) shall mean that the bonds have been admitted to the official list of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market.

Neither the United States Securities and Exchange Commission (the “Commission”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Supplement or the SEC Base Prospectus. Any representation to the contrary is a criminal offense.

Prospective investors should consider carefully the factors described under the section headed “Risk Factors” in this Supplement.

	Per ●-Year Bond		Per ●-Year Bond		Total
Price to Public(1)	●	%	●	%	$	●
Underwriting Discount	●	%	●	%	$	●
Proceeds, before expenses, to JBIC(1)(2)	●	%	●	%	$	●

(1)	Plus accrued interest, if any, from ●, 2026, if settlement occurs after that date.
(2)	See “Underwriting”.

The underwriters are offering the bonds subject to various conditions. The underwriters expect to deliver the bonds through the book-entry facilities of The Depository Trust Company (“DTC”), Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), against payment on ●, 2026.

Barclays	BofA Securities	Daiwa Capital Markets	Goldman Sachs International

Prospectus Supplement dated ●, 2026.

Supplement

SEC Base Prospectus

The bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) and the bonds are subject to the Act on Special Measures Concerning Taxation of Japan (Act No. 26 of 1957, as amended). The bonds may not be offered or sold in Japan to any other person resident in Japan, or to others for reoffering or resale directly or indirectly in Japan or to a person resident in Japan, for Japanese securities law purposes (including any corporation or other entity organized under the laws of Japan), except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act of Japan and any other applicable laws, regulations and governmental guidelines of Japan (see “Underwriting” below). The bonds are not, as part of the distribution under the underwriting agreement at any time, to be directly or indirectly offered or sold to, or for the benefit of, any person other than a beneficial owner that is, (i) for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with JBIC (that is, in general terms, a person who directly or indirectly controls or is directly or indirectly controlled by, or is under direct or indirect common control with, JBIC) as described in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan (a “Specially-Related Party of JBIC”) or (ii) a Japanese financial institution, designated in Article 6, Paragraph (11) of the Act on Special Measures Concerning Taxation of Japan. BY SUBSCRIBING FOR THE BONDS, AN INVESTOR WILL BE DEEMED TO HAVE REPRESENTED IT IS A PERSON WHO FALLS INTO THE CATEGORY OF (i) OR (ii) ABOVE.

In addition, interest payments on the bonds will generally be subject to Japanese withholding tax unless it is established that such bonds are held by or for the account of a beneficial owner that is (i) for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a Specially-Related Party of JBIC, (ii) a Japanese financial institution designated in Article 6, Paragraph (11) of the Act on Special Measures Concerning Taxation of Japan which complies with the requirement for tax exemption under that paragraph, or (iii) a Japanese public corporation, a Japanese financial institution or a Japanese financial instruments business operator, etc. described in Article 3-3, Paragraph (6) of the Act on Special Measures Concerning Taxation of Japan which complies with the requirement for tax exemption under that paragraph.

You should rely only on the information contained or incorporated by reference in this Supplement and the SEC Base Prospectus and, for the purposes of the LuxSE Approved Prospectus, the documents incorporated by reference therein. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in the LuxSE Approved Prospectus or otherwise in this Supplement or the SEC Base Prospectus is accurate as of any date other than the date on the front page of this Supplement or, with respect to information incorporated by reference, as of the date of such information.

In this Supplement, “we”, “our”, “us” and “JBIC” refer to Japan Bank for International Cooperation.

The spot buying rate for U.S. dollars quoted on the Tokyo foreign exchange market on ●, 2026 as reported by the Bank of Japan (the “BOJ”) at 5:00 p.m., Tokyo time, was ¥● = $1.00 and the noon buying rate on ●, 2026 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was $1.00 = ¥●.

References in this Supplement to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years. References to “¥” or “yen” are to Japanese yen and references to “U.S.$”, “$” or “dollars” are to U.S. dollars.

The distribution of this Supplement and the SEC Base Prospectus and the offering of the bonds in certain jurisdictions may be restricted by law.

The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “IDD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended or superseded, the “PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the IDD, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

This Supplement and the SEC Base Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting”.

This Supplement and the SEC Base Prospectus have been prepared on the basis that all offers of bonds in (i) any Member State of the EEA will be made pursuant to an exemption under the Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”) or (ii) the United Kingdom will be made pursuant to an exemption under the FSMA, in each case from the requirement to produce and publish a prospectus for offers of the bonds. Accordingly, any person making or intending to make any offer in a Member State or in the United Kingdom of the bonds which are the subject of the placement referred to in this Supplement and the SEC Base Prospectus may only do so in circumstances in which no obligation arises for JBIC, Japan or the underwriters to produce and publish a prospectus (i) in relation to a Member State of the EEA, pursuant to Article 3 of the Prospectus Regulation, or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, or (ii) in relation to the United Kingdom, pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”), in each case in relation to such offer. Neither JBIC, Japan nor the underwriters have authorized, nor do they authorize, the making of any offer of the bonds in circumstances in which an obligation arises for JBIC, Japan or the underwriters to publish or supplement a prospectus for such offer. Neither JBIC, Japan nor the underwriters have authorized, nor do they authorize, the making of any offer of the bonds through any financial intermediary, other than offers made by the underwriters resulting in sales constituting the final placement of the bonds contemplated in this Supplement and the SEC Base Prospectus.

Solely for the purposes of the manufacturer’s product approval process, the target market assessment in respect of the bonds has led to the conclusion that: (i) the target market for the bonds is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the bonds (a “distributor”) should take into consideration the manufacturer’s target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the manufacturer’s target market assessment) and determining appropriate distribution channels.

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the bonds has led to the conclusion that: (i) the target market for the bonds is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the bonds (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

In the United Kingdom, this Supplement and the SEC Base Prospectus are only being distributed to and are only directed at persons who (i) have professional experience in matters relating to investments who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended or superseded, the “Order”); (ii) are persons who fall within Article 49(2)(a) to (d) of the Order; or (iii) are persons to whom an invitation or inducement to engage in an investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any bonds may otherwise be lawfully communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). In the United Kingdom this Supplement and the SEC Base Prospectus and any of their contents are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this Supplement and the SEC Base Prospectus relate is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In connection with the issue of the bonds, BofA Securities, Inc. (the “Stabilizing Manager”) (or any persons acting on behalf of the Stabilizing Manager) may over-allot the bonds or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the bonds is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the bonds and 60 days after the date of the allotment of the bonds. Any stabilization action or over-allotment must be conducted by the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules.

Luxembourg Stock Exchange Approved Prospectus

Subject to approval by the Luxembourg Stock Exchange, this Supplement and the SEC Base Prospectus starting after page S-66 including the following documents incorporated by reference:

•	the Annual Report on Form 18-K of Japan for the year ended March 31, 2025 (the “Japan 18-K 2025”); and

•	the Annual Report of JBIC on Form 18-K for the year ended March 31, 2025 (the “JBIC 18-K 2025”) which is otherwise incorporated into this Supplement and the SEC Base Prospectus.

but excluding the following:

•	the section “Where You Can Find More Information” in the SEC Base Prospectus,

together comprise the LuxSE Approved Prospectus and for the purpose of giving information with regard to us, Japan and our bonds which, according to the particular nature of us, Japan and our bonds, is necessary to enable investors to make an informed assessment of our and Japan’s assets and liabilities, financial position, profit and losses and prospects, and of the rights attaching to our bonds and the guarantee. This LuxSE Approved Prospectus may only be used for this foregoing purpose.

Responsibility for Statements

We accept responsibility for the information contained in the LuxSE Approved Prospectus. To the best of our knowledge (having taken all reasonable care to ensure that such is the case) the information contained in the LuxSE Approved Prospectus is in accordance with the facts and contains no omission likely to affect its import.

Japan accepts responsibility for the information contained in the LuxSE Approved Prospectus relating to Japan and the guarantee. To the best of Japan’s knowledge (having taken all reasonable care to ensure that such is the case) the information contained in the LuxSE Approved Prospectus relating to Japan and the guarantee is in accordance with the facts and contains no omission likely to affect its import.

FOREIGN EXCHANGE CONSIDERATIONS

For an investor that is not resident in the United States or does not conduct business or activities in the United States, an investment in the bonds, which are denominated in, and all payments in respect of which are to be made in, U.S. dollars entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency (i.e., the currency of the country in which the investor is resident or the currency in which the investor conducts its business or activities). These include the possibility of:

•	significant changes in rates of exchange between the home currency and the U.S. dollar; and

•	the imposition or modification of foreign exchange controls with respect to the U.S. dollar.

We have no control over a number of factors affecting this type of bond, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the U.S. dollar, have been volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the bonds. Depreciations of the U.S. dollar against the investor’s home currency could result in a decrease in the investor’s effective yield of the bonds below the coupon rate, and in certain circumstances, could result in a loss to such purchaser on a home currency basis.

The description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than your home currency. Prospective investors should consult their own financial and legal advisors as to the risks involved in an investment in such bonds.

FORWARD-LOOKING STATEMENTS

This Supplement and the SEC Base Prospectus (including the documents incorporated by reference herein and therein) include forward-looking statements. Forward-looking statements are statements that are not historical facts, including statements about beliefs and expectations, and generally can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “intend”, “plan”, “estimate”, “anticipate”, “believe”, “continue”, “could”, “should”, “would” or similar terminology. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of such statements in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties, including but not limited to those discussed under “Risk Factors” and elsewhere in this Supplement and the SEC Base Prospectus (including the documents incorporated by reference herein and therein), and actual results may differ materially from those expressed or implied in any forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements.

INCORPORATION BY REFERENCE

The Japan 18-K 2025 and the JBIC 18-K 2025 are hereby incorporated by reference and form part of this Supplement.

Any statement contained in a document which is incorporated by reference in the LuxSE Approved Prospectus or otherwise in this Supplement or the SEC Base Prospectus shall be deemed to be modified or superseded for the purpose of the LuxSE Approved Prospectus or this Supplement to the extent that a statement contained herein or another document incorporated by reference herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise). Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the LuxSE Approved Prospectus or this Supplement. Copies of the documents incorporated by reference in the LuxSE Approved Prospectus or otherwise in this Supplement or the SEC Base Prospectus are available free of charge at the office of the fiscal agent in London, and will also be available at the website of the Luxembourg Stock Exchange (www.luxse.com).

The following audited financial statements of JBIC for the fiscal year ended March 31, 2025, prepared in accordance with accounting principles generally accepted in Japan (“Japanese GAAP”), appear on the pages of the JBIC 18-K 2025 as set forth below:

(a) Consolidated statements of operations	Set forth on page 8 of Exhibit 2 of the JBIC 18-K 2025
(b) Consolidated balance sheets	Set forth on page 7 of Exhibit 2 of the JBIC 18-K 2025
(c) Consolidated statements of cash flows	Set forth on page 13 of Exhibit 2 of the JBIC 18-K 2025

For the purposes of the LuxSE Approved Prospectus, the information incorporated by reference from the Japan 18-K 2025 includes the following items in relation to Japan (the page numbers below are those of Exhibit 1 to such Annual Report):

Items	Japan 18-K 2025 - Exhibit 1 (Description of Japan)
Geographical location and legal form	“General—Area and Population”, “General—Government” and “General—Political Parties” on pages 4-5

Description of the economy	“The Economy” on pages 8-20

Description of the political system and government	“General—Government”, “General—Political Parties” and “General—Leadership” on pages 4-5

Tax and budgetary systems	“Government Finance” on pages 31-37

Gross public debt and debt record	“Debt Record”, “Japan’s Public Debt”, “Internal Debt” and “External Debt” on pages 38-43

Foreign trade and balance of payments	“Foreign Trade and Balance of Payments—Foreign Trade” and “Foreign Trade and Balance of Payments—Balance of Payments” on pages 21-24

Foreign exchange reserves	“Foreign Trade and Balance of Payments—Balance of Payments—Official Reserve Assets” on page 24

Financial position and resources	“Government Finance” on pages 31-37

Income and expenditure figures	“Government Finance” on pages 31-37

Auditing Procedures	“Government Finance—Revenues, Expenditures and Budgets” on pages 31-35

INTRODUCTION

The following is an abstract of certain information contained elsewhere in this Supplement or the SEC Base Prospectus or incorporated by reference herein. More detailed information is contained elsewhere in this Supplement or the SEC Base Prospectus or incorporated by reference herein. You should read carefully this entire Supplement, the SEC Base Prospectus and the other documents we refer to for a complete understanding of this offering.

Issuer	Japan Bank for International Cooperation.

Issue Date	The issue date is ●, 2026.

Securities Offered	$● principal amount of ●% Guaranteed Bonds Due ●

$● principal amount of ●% Guaranteed Bonds Due ●

Guarantee	Payments of principal of and interest on the bonds are unconditionally and irrevocably guaranteed by Japan.

Maturity Date	●-year bonds: ●

●-year bonds: ●

Interest Payment Dates	Semi-annually on ● and ● of each year, commencing ●, 2026.

Interest Rate	The ●-year bonds and the ●-year bonds will bear interest at a rate of ●% and ●%, respectively, per annum, accruing from ●, 2026. We will pay interest on the bonds semi-annually in arrears in equal payments. Whenever it is necessary to compute any amount of interest in respect of the bonds, that interest will be calculated on the basis of a 360-day year of twelve 30-day months.

Ranking	The bonds will be our direct, unsecured debt securities obligations and rank pari passu and be payable without any preference among themselves and at least equally with all of our other unsecured debt securities obligations from time to time outstanding, which rank senior to our unsecured general obligations not represented by debt securities, provided, however, that certain obligations in respect of national and local taxes and certain preferential rights granted by, among others, the Japanese Civil Code to certain specified types of creditors, such as preferential rights of employees to wages, will have preference.

Additional Amounts	If certain taxes, as described under “Description of the Bonds and Guarantee”, are payable on the bonds, we will, subject to certain exceptions, pay such additional amounts on the bonds as will result, after deduction or withholding of such taxes, in the payment of the amounts that would have been payable on the bonds if no such deduction or withholding had been required. For further detail on the payment of these additional amounts, see “Description of the Bonds and Guarantee—Additional Amounts”.

Redemption	We may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation law at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts we are required to pay, as described under “Description of the Bonds and Guarantee—Redemption”.

Markets	We are offering the bonds for sale only in those jurisdictions other than Japan (subject to certain exceptions) where it is legal to make such offers. See “Underwriting” for a description of applicable selling restrictions.

Listing	We have applied to the Luxembourg Stock Exchange for the bonds to be listed on its official list and for the bonds to be admitted to trading on its Euro MTF Market.

Form and Settlement	All bonds will be in registered form, without interest coupons attached. Bonds held outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, which will be registered in the name of the nominee of the common depositary for, and in respect of interests held through, Euroclear and Clearstream. Bonds held within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC global bonds, which will be registered in the name of Cede & Co., as the nominee of DTC. Except as described in this Supplement, beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear and Clearstream, and owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive bonds in definitive form and will not be considered holders of bonds under the fiscal agency agreement relating to the bonds. The bonds will be sold only in denominations of $200,000 and integral multiples of $2,000 in excess thereof. For further information on book-entry procedures, see “Description of the Bonds and Guarantee—Form, Denominations and Registration”.

Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their bonds through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream holders against payment in same-day funds on the settlement date. For information on secondary market trading, see “Global Clearance and Settlement—Secondary Market Trading”.

Use of Proceeds	We will use the net proceeds of the issue of the ●-year bonds for existing or future Eligible Projects as defined under the Framework and ●-year bonds for our Ordinary Operations. See “Use of Proceeds.”

Fiscal Agent, Registrar, Principal Paying Agent and Transfer Agent	MUFG Bank, Ltd., London Branch, also acting through U.S. Bank Trust Company, National Association

The security numbers for the bonds are:

For the DTC global bond:

	●-year bonds	●-year bonds
CUSIP No.:	●	●
ISIN:	●	●
Common Code:	●	●

For the international global bond:

ISIN:	●	●
Common Code:	●	●

Legal Entity Identifier	549300TJ3QFYVCTSCJ29

RISK FACTORS

We believe that the following factors may affect our ability to fulfil our obligations under our bonds. All of these factors are contingencies which may or may not occur and we are not in a position to express a view on the likelihood of any such contingency occurring.

Factors which we believe may be material for the purpose of assessing the market risks associated with our bonds are also described below.

We believe that the factors described below represent the principal risks inherent in investing in our bonds. Prospective investors should carefully consider these factors in conjunction with the detailed information set out elsewhere in this Supplement and the SEC Base Prospectus (including any documents or information incorporated by reference herein) or, for the purposes of the LuxSE Approved Prospectus, the detailed information set out elsewhere in the LuxSE Approved Prospectus (including any documents incorporated therein), and reach their own views prior to making any investment decision.

Risks Relating to the Japanese Economy in General

Prospective investors in our bonds should be aware of the challenges faced by the Japanese economy. The Japanese economy continues to face challenges due to uncertainty about the economic prospects of the world economy.

For example, the global economy has been impacted by Russia’s large-scale military activity against Ukraine that was initiated in February 2022 and the related economic sanctions imposed on certain Russian entities and persons by many major countries, regional conflicts in the Middle East, and heightened geopolitical tensions between China and other countries including Japan, the United States and Taiwan. Any escalation of these or other issues may also impact the global economy. In particular, financial and commodity markets have experienced significant volatility and energy prices have sharply increased mainly due to concerns regarding disruptions in oil and natural gas supply. Driven in part by increases in energy prices as well as increases in raw materials prices, there has been a significant inflationary trend in consumer prices in many major economies including Japan, and monetary authorities in some major economies including the United States have tightened monetary policy in response to this trend. Due in part to increased inflation in Japan, in March 2024, the BOJ announced a change in its monetary policy, including the end of its longstanding negative short-term interest rate policy and the end of quantitative and qualitative monetary easing first introduced in 2016, and has subsequently increased target short-term interest rates, most recently to a target of 0.75% in December 2025. The impact of these changes on economic conditions in Japan is uncertain. Depending on the impact of inflation and monetary policy developments, such as the timing and pace of any further changes in interest rates in Japan or other major economies as well as any developments relating to the conflict between Russia and Ukraine and other geopolitical developments, economic conditions in Japan and globally may worsen, and the duration and extent of any economic slowdown would be highly uncertain.

In addition, any increased spending for economic stimulus measures could negatively impact Japan’s fiscal condition due to higher levels of public debt. Partially in response to the planned increase in public spending in Japan, in June 2020, S&P Global Ratings lowered its outlook on Japan’s sovereign credit rating from positive to stable. In addition, in July 2020, Fitch Ratings lowered its outlook on Japan’s sovereign credit rating from stable to negative, although Fitch Ratings subsequently changed its outlook to stable in March of 2022. Further challenges for the Japanese economy include volatile exchange rates, supply chain constraints and, over the long term, demographic challenges, such as an aging workforce and population decrease, and high levels of public debt and associated debt servicing payments. Further slowdowns in overseas economies, recent instability and liquidity concerns in the banking sector and sharp fluctuations in the financial and capital markets also pose downside risks to the Japanese economy. In addition, the Japanese economy is also exposed to the potential impact of ongoing political disputes, technology and trade tensions between the United States and China and other major trading partners, the potential escalation of geopolitical risks associated with the Middle East or North Korea as well as other adverse events including natural disasters and public health issues such as the COVID-19 pandemic. For example, the recent trade policies of the United States including the implementation of increased tariffs and changes in trade policies by other countries in response have resulted in volatility in financial markets and created economic uncertainty.

Risks Relating to Us

General risks relating to our business

The Japan Bank for International Cooperation Act, as amended (the “JBIC Act”), requires the Japanese government, at all times, to hold the total number of outstanding shares of JBIC. JBIC’s operations, including appointment of directors, business plans and issuance of new debt securities, are subject to the supervision of the Japanese government. JBIC’s business operations are conducted in accordance with the Japanese government’s economic and other policies, including the provision of financial support in areas in which it is difficult for private financial institutions to provide on a commercial basis. Accordingly, JBIC’s business operations, results of operations and financial condition have been, and will continue to be, influenced by the Japanese government’s economic and other policies.

In particular, JBIC is subject to governmental regulation pursuant to the JBIC Act in addition to the Companies Act of Japan (Act No. 86 of 2005, as amended). In the future, if these laws are amended in a material way, our operations and other aspects of our business may be materially affected.

If we fail to comply with applicable laws and regulations, we may become subject to regulatory action or legal proceedings. In addition, the projects to which we provide financing and our borrowers, counterparties or other parties involved in such projects, operate in a wide variety of countries and industries and are subject to various laws and regulations, including environmental, anti-corruption, money laundering and other regulations. We have been, and may in the future become, subject to criticism, reputational harm or other adverse consequences due to actual or alleged violations of laws and regulations or other misconduct by our borrowers, counterparties or other parties involved in projects to which we provide financing or otherwise due to the industry, business activities or nature of the project or the parties involved. In addition, our business, financial condition and results of operations may be negatively affected by public health issues including the spread of communicable diseases such as COVID-19 and the resulting impact on our borrowers and general economic conditions and financial markets.

Risks relating to transactions with Russian counterparties and compliance with economic sanctions

In light of the ongoing Russian invasion of Ukraine, our business activities with Russian counterparties or involving certain project financing in Russia could subject us to various risks and uncertainties. Due to the broad economic sanctions imposed on Russian entities and persons by the United States, EU, UK, Japan, and other countries worldwide, including, but not limited to, sanctions or other restriction imposed on certain Russian financial institutions and the removal of certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) system (the “Sanctions”), we may experience increased credit risk and defaults on our loans to counterparties in Russia. We currently engage in business involving certain counterparties that are subject to the Sanctions, including, but not limited to, Russian financial institutions such as PJSC Sberbank and VEB.RF. We participate in the financing for certain project companies or projects involving entities subject to the Sanctions, including, but not limited to, the Russian Direct Investment Fund and the Arctic LNG 2 project. Although we have established policies to ensure that we conduct these activities in compliance with applicable laws and regulations, including applicable sanctions, any actual or perceived failure to comply with applicable laws and regulations could result in regulatory actions against us, damage to our reputation, or other negative consequences. In addition, our participation in transactions with sanctioned entities may lead some potential counterparties and investors to avoid doing business with us or investing in our securities. We may be required to, or otherwise decide to, terminate our relationships with, or activities involving, Russian counterparties or other entities, which may result in termination fees or other related costs. As a result of the foregoing, our results of operations and financial condition may be negatively impacted.

Risks Relating to the Market Risk of Bonds Generally

Exchange rate risk

Prospective investors in our bonds should be aware that an investment in our bonds may involve exchange rate risks. Our bonds may be denominated in a currency other than the currency of the investor’s home jurisdiction and/or in a currency other than the currency in which an investor wishes to receive funds. Exchange rates between currencies are determined by factors of supply and demand in the international currency markets which are influenced by macroeconomic factors, speculation and central bank and government intervention (including the imposition of currency controls and restrictions). Fluctuations in exchange rates may affect the value of our bonds. See “Foreign Exchange Considerations”.

The secondary market generally

Our bonds may have no established trading market when issued, and one may never develop. If a market does develop, it may not be sufficiently liquid. Therefore, investors may not be able to sell their bonds easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of our bonds.

Risks Relating to our Bonds

Limited liquidity

The fact that our bonds may be listed does not necessarily assure liquidity. No assurance can be given that there will be a market for our bonds. If our bonds are not traded on any stock exchange, pricing information for such bonds may be more difficult to obtain, and the liquidity and market prices of such bonds may be adversely affected. The liquidity of our bonds may also be affected by restrictions on offers and sales of our bonds in some jurisdictions. The underwriters may from time to time make a market in our bonds but are under no obligation to do so and, if a market does develop, it may not continue until the maturity of all our bonds. The listing application will be subject to approval by the Luxembourg Stock Exchange. If such an approval and listing is obtained, we have no obligation to maintain such listing, and we may delist the bonds at any time.

Bonds subject to optional redemption by us

Redemption of our bonds in circumstances of changes in applicable laws or treaties may limit their market value. During any period when we may elect to redeem our bonds, the market value of our bonds generally will not rise substantially above the price at which they can be redeemed.

Risks Relating to the ●-Year Bonds

The use of proceeds of the bonds may not be suitable for the specific investment criteria of an investor, and we may inadvertently allocate the net proceeds of the bonds to projects other than Eligible Projects

We intend to allocate the amount equivalent to the net proceeds from the issuance of the bonds towards new or existing Eligible Projects as defined under the green bond framework (the “Framework”), which are projects that we believe contribute to solving environmental issues. See “Use of Proceeds.” Prospective investors should consider the information set out in this prospectus supplement regarding such use of proceeds and must determine for themselves the relevance of such information for the purpose of any investment in the bonds together with any other investigation such investor deems necessary. We have significant flexibility in allocating the net proceeds from the issuance of the bonds, including re-allocating the net proceeds in the event we determine, in our discretion, that projects receiving allocation no longer meet the eligibility criteria for Eligible Projects, and may also be unable to allocate the net proceeds as intended. Similarly, while we intend not to allocate the net proceeds from the issuance of the bonds to projects that meet certain exclusionary criteria set forth in the Framework, our determination of the projects to which we are able to allocate the net proceeds is based on our own interpretation of the Framework criteria, and there is no assurance that investors will agree with our interpretation.

Prior to the offering of the bonds, we have entered into certain credit facility agreements that provide financing to projects that would fall within the exclusionary criteria set forth in the Framework, including projects relating to the development of fossil fuels including coal, oil and gas as well as fossil fuel power generation. We currently have outstanding amounts under these credit facility agreements, and have future obligations to disburse additional funds under such agreements. For example, we have outstanding amounts under agreements providing financing to coal-fired power plants, and our recent financing activities relating to coal projects include an agreement entered into in December 2020 to provide $636 million in financing for the construction of a coal-fired power plant in Vietnam as well as providing financing for other coal-fired power generation facilities primarily in Vietnam and Indonesia. The funds provided under such agreements relating to projects that are not Eligible Projects are disbursed from our Account for Ordinary Operations as defined under the Japan Bank for International Corporation Act, or the JBIC Act. Because the net proceeds of the bonds will be deposited to the Account for Ordinary Operations in accordance with the JBIC Act and will not be managed in a separate account, we will actively monitor the Account for Ordinary Operations to ensure that an amount equal to such net proceeds is allocated from the Account for Ordinary Operations only to new or existing Eligible Projects in accordance with the Framework. Despite our efforts to prevent misallocation of the net proceeds of the bonds, we may inadvertently allocate such net proceeds, directly or indirectly, to projects that do not qualify as Eligible Projects including those meeting the exclusionary criteria under the Framework. In addition, even if the net proceeds of the bonds are allocated to Eligible Projects, our participation in financing of projects that are not Eligible Projects such as fossil fuel-related projects may be seen negatively by investors given the increased focus of some investors on environmental matters. Moreover, although we have publicly stated the aim of reducing the balance of our loans to coal power generation projects to zero by around fiscal year 2040, there is no assurance that we can achieve this target on the timeline we currently expect or at all. In addition, certain organizations have made claims criticizing us and other agencies of the Japanese government for supporting coal and other fossil fuel-related projects, and any such future claims may adversely impact our reputation.

We may also in our discretion update or amend the Framework from time to time, which gives us further flexibility with respect to both the allocation of the net proceeds from the issuance of the bonds as well as the reporting about such allocation or the environmental impact of the Eligible Projects to which such net proceeds may be allocated. There can be no assurance that such use of proceeds for any Eligible Projects will satisfy, whether in whole or in part, any present or future investor expectations or requirements, taxonomies or standards or other investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable law or regulations or by its own bylaws or other governing rules or investment portfolio mandates, ratings criteria, taxonomies or standards or other independent expectations, in particular with regard to any direct or indirect environmental impact of any Eligible Projects. Furthermore, there is currently no clear definition (legal, regulatory or otherwise) of, nor market consensus as to which precise attributes are required for a particular project to be defined as “green,” and therefore no assurance can be provided to potential investors that the use of proceeds specified in this prospectus supplement will meet an investor’s expectations regarding environmental performance or continue to meet the relevant eligibility criteria.

A second party opinion from Sustainalytics Japan Inc. (“Sustainalytics”), an outside consultant specializing in ESG research and ratings, regarding the Framework has been made publicly available. No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion or certification of, or any report concerning any review by, any third party (whether or not solicited by us) that will be made available in connection with the issuance of the bonds, in particular as it relates to the ability of an

Eligible Project to fulfill any environmental or other criteria. No such opinion, certification or report is, nor should it be deemed to be, a recommendation by us, any underwriter with respect to the bonds or any other person to buy, sell or hold the bonds. Any such opinion, certification or report is only current as of the date it was initially issued. Prospective investors must determine for themselves the relevance of any such opinion, certification or report, the information contained therein and the provider thereof for the purpose of any investment in the bonds. For the avoidance of doubt, no such opinion, certification or report is, nor shall it be deemed to be, incorporated into this prospectus supplement, the accompanying prospectus or any other filing with the SEC.

In the event that the bonds are listed or admitted to trading on any dedicated “green,” or other similarly labelled segment of any stock exchange or securities market (whether or not regulated), or are included in any dedicated “green,” or other similarly labelled index or indices, no representation or assurance is given by us, the underwriters or any other person that such listing or admission, or inclusion in such index or indices, satisfies, whether in whole or in part, any present or future investor expectations or requirements as regards any investment criteria or guidelines with which such investor or its investments are required to comply, whether by any present or future applicable law or regulations or by its own by-laws or other governing rules or investment portfolio mandates, in particular with regard to any direct or indirect environmental impact of any projects or uses that are the subject of or related to, any Eligible Projects. Furthermore, it should be noted that the criteria for any such listings or admission to trading may vary from one stock exchange or securities market to another and also the criteria for inclusion in such index or indices may vary from one index to another. Nor is any representation or assurance given or made by us, the underwriters or any other person that any such listing or admission to trading, or inclusion in any such index or indices, will be obtained in respect of the bonds or, if obtained, that any such listing or admission to trading, or inclusion in such index or indices, will be maintained during the life of the bonds.

Any failure to apply the net proceeds from the issuance of the bonds in the manner set out in “Use of Proceeds” or the withdrawal of any opinion, certification or review of Sustainalytics or other third party, or any attestation that we are not complying in whole or in part with any matters subject to such opinion, certification or review, may have a material adverse effect on the value of the bonds or result in adverse consequences for certain investors with portfolio mandates to invest in securities to be used for a particular purpose. However, neither any such failure, nor any failure to comply with our commitment to certain reporting obligations as described under “Use of Proceeds—Reporting,” will constitute a default or an event of default under the terms of the bonds.

RECENT DEVELOPMENTS

JBIC

The following information updates information in the SEC Base Prospectus and JBIC 18-K 2025 and should be read in conjunction with any future periodic reports and amendments filed by JBIC with the Commission. The following section has been updated to reflect current information and has not been revised in its entirety. In the following section, information pertaining to previous years is provided solely for your convenience.

Operations

Outstanding Credit in the JBIC Operations

For the six months ended September 30, 2025, JBIC’s total additional disbursed amounts under loans and guarantees on a non-consolidated basis amounted to ¥753 billion and collections of loans and guarantees on a non-consolidated basis amounted to ¥1,215 billion. As of September 30, 2025, JBIC’s outstanding balance of credit commitments on a non-consolidated basis was ¥15,325 billion and JBIC’s outstanding balance of guarantees on a non-consolidated basis was ¥1,338 billion.

Strategic Investment Fund

On October 1, 2025, JBIC launched its new Japan Strategic Investment Facility. The Japan Strategic Investment Facility is intended to support projects aimed at building resilient supply-chains and other initiatives that will yield economic and national security benefits for Japan. Eligible projects include projects in the following areas: semiconductors, pharmaceuticals, steel, shipbuilding, critical minerals, aviation, energy, automobiles, advanced technologies (AI and quantum computing) and other projects that are critical to economic and national security. Projects deemed inappropriate from the perspective of Japan’s economic and national security, such as those located in sanctioned countries or those that may hinder cooperation with allied or like-minded nations, are excluded. The financing amount can be up to 60% (or up to 70% in certain cases) of the total co-financing amount and the deadline for execution of financing is March 31, 2029.

Green Bond Framework Allocation and Impact Reporting

September 2023 JBIC Green Bond Report

In September 2023, we reported the allocation of the net proceeds and estimated impact for our U.S.$500,000,000 4.375% Guaranteed Bonds Due October 5, 2027 issued on October 5, 2022 under the Framework. We reported that 100% of the net proceeds from such bonds were allocated to refinancing of Eligible Projects under the Framework, including 85.4% of the net proceeds allocated to the Renewable Energy category (3.5% to Solar and Solar Thermal, 72.3% to Wind (offshore and onshore) and 9.6% to Geothermal, respectively) and 14.6% of the net proceeds allocated to the Clean Transportation (Trains and Railways) category.

We estimated that the impact of our portion of the financing for Renewable Energy projects was 336 MW in terms of power generation capacity (including 20 MW from Solar and Solar Thermal, 269 MW from Wind (offshore and onshore) and 54 MW from Geothermal) and 603,866.4 tCO2 in terms of annual estimated reduction in CO2 emissions (including 15,560.4 tCO2 from Solar and Solar Thermal, 271,900.2 tCO2 from Wind (offshore and onshore) and 321,190.7 tCO2 from Geothermal). The annual estimated reduction in CO2 emissions was calculated by multiplying the annual estimated power generation (ex-ante) by the relevant CO2 emissions factors published by the International Energy Agency. CO2 emissions from renewable energy were assumed to be zero. The impact of certain manufacturing projects included in the Solar and Solar Thermal projects were excluded from the estimates. The relevant products were expected to be installed into solar power plants, which were expected to contribute to reductions in CO2 emissions. We estimated that the impact of our portion of the financing for Clean Transportation (Train and Railways) projects was 7 million miles in annual operating distance. Projects in this category include projects for leasing high-speed trains that were expected to be operated as low-carbon railway services, which were expected to contribute to reductions in CO2 emissions. The relevant projects were expected to procure and lease an estimated 369 units of rolling stock (for the projects as a whole and not based on our portion of the financing).

The estimated impact described above is calculated based on our portion of the financing for the relevant projects only unless otherwise noted. The percentage of our portion of the financing varies for each project.

September 2024 JBIC Green Bond Report

In September 2024, we reported the allocation of the net proceeds and estimated impact for our U.S.$500,000,000 4.875% Guaranteed Bonds Due October 18, 2028 issued on October 18, 2023 under the Framework. We reported that 100% of the net proceeds from such bonds were allocated to refinancing of Eligible Projects under the Framework, all of which was allocated to the Renewable Energy category (36.2% to Solar and Solar Thermal, 63.2% to Wind (offshore and onshore) and 0.5% to Geothermal, respectively).

We estimated that the impact of our portion of the financing for Renewable Energy projects was 1,232 MW in terms of power generation capacity (including 454 MW from Solar and Solar Thermal, 751 MW from Wind (offshore and onshore) and 27 MW from Geothermal) and 983,173.0 tCO2 in terms of annual estimated reduction in CO2 emissions (including 541,537.2 tCO2 from Solar and Solar Thermal, 283,144.1 tCO2 from Wind (offshore and onshore) and 158,491.6 tCO2 from Geothermal). The annual estimated reduction in CO2 emissions was calculated by multiplying the annual estimated power generation (ex-ante) by the relevant CO2 emissions factors published by the International Energy Agency. CO2 emissions from renewable energy were assumed to be zero. The impact of certain manufacturing projects included in the Solar and Solar Thermal projects were excluded from the estimates. The relevant products were expected to be installed into solar power plants, which were expected to contribute to reductions in CO2 emissions. The estimated impact described above is calculated based on our portion of the financing for the relevant projects only unless otherwise noted. The percentage of our portion of the financing varies for each project.

September 2025 JBIC Green Bond Report

In September 2025, we reported the allocation of the net proceeds and estimated impact for our €500,000,000 2.625% Guaranteed Bonds Due October 17, 2030 issued on October 17, 2024 under the Framework. We reported that 100% of the net proceeds from such bonds were allocated to refinancing of Eligible Projects under the Framework, all of which was allocated to the Renewable Energy category (0.6% to Solar and Solar Thermal and 99.4% to Wind (offshore and onshore), respectively).

We estimated that the impact of our portion of the financing for Renewable Energy projects was 634 MW in terms of power generation capacity (including 13 MW from Solar and Solar Thermal and 621 MW from Wind (offshore and onshore) and 415,473.0 tCO2 in terms of annual estimated reduction in CO2 emissions (including 9,725.2 tCO2 from Solar and Solar Thermal and 405,747.8 tCO2 from Wind (offshore and onshore)). The annual estimated reduction in CO2 emissions was calculated by multiplying the annual estimated power generation (ex-ante) by the relevant CO2 emissions factors published by the International Energy Agency. CO2 emissions from renewable energy were assumed to be zero. The estimated impact described above is calculated based on our portion of the financing for the relevant projects only unless otherwise noted. The percentage of our portion of the financing varies for each project.

Japan

GENERAL

Area and Population

Japan, an archipelago in the western Pacific, consists of four main islands (Hokkaido, Honshu, Kyushu and Shikoku) which are mostly mountainous located in the same approximate range of latitude as the east coast of the United States north of Florida. The total area of Japan is approximately 146,000 square miles, which is slightly less than that of California and about 4% of the United States. It is bordered by the Sea of Japan to the west and north, and by the Pacific Ocean to the east and south.

Japan has a total population of approximately 123 million (estimated as of December 1, 2025). It has one of the highest population densities in the world and approximately 24.6% of its people (estimated as of October 1, 2024) are concentrated in three metropolitan areas (Tokyo, Osaka and Nagoya). Japan’s rate of population decrease during the years 2020-2024 was 1.9%. Japan’s population decreased 0.4% during the 12 months ended October 1, 2024 (estimated as of October 1, 2024).

Political Parties

Members of the House of Representatives are elected for four-year terms unless the House of Representatives is dissolved prior to expiration of their terms. The House of Representatives was dissolved on October 9, 2024 and an election was held on October 27, 2024. 289 members were elected from single-member districts and 176 members were elected through a proportional representation process from 11 regional districts. Pursuant to a revision of the Public Offices Election Act in July 2018, the number of seats in the House of Councillors was increased to 248 from 242. The members are elected for six-year terms with one-half of the membership being elected every three years. In an election in July 2025, 125 members were elected, of which 50 members were elected through a proportional representation system and 75 members, including a member to fill a vacancy, were elected from 45 districts that correspond to the 47 prefectures of Japan. Currently, the House of Councillors consists of 124 members whose term expires in July 2028 and 124 members whose term expires in July 2031.

The following tables set forth the membership by political party of the House of Representatives as of October 6, 2025 and the House of Councillors as of January 8, 2026.

House of Representatives
Liberal Democratic Party	196
The Constitutional Democratic Party of Japan and the Independent	148
Nippon Ishin (Japan Innovation Party)	35
Democratic Party For the People	27
Komeito	24
REIWA SHINSENGUMI	9
Japanese Communist Party	8
Yushi Kaikaku no Kai	7
SANSEITO	3
Conservative Party of Japan	2
Independents	6
Vacancies	0

Total	465

Source: House of Representatives.

House of Councillors
Liberal Democratic Party	100
The Constitutional Democratic Party of Japan and Social Democratic Party and the Independent	42
Democratic Party For the People and The Shin-Ryokufukai	25
Komeito	21
Nippon Ishin (Japan Innovation Party)	19
SANSEITO	15
Japanese Communist Party	7
REIWA SHINSENGUMI	6
Conservative Party of Japan	2
Okinawa Whirlwind	2
Independents	9
Vacancies	0

Total	248

Source: House of Councillors.

Leadership

Japan’s current Prime Minister is TAKAICHI Sanae, a member of the Liberal Democratic Party of Japan and member of the House of Representatives in the Diet. TAKAICHI Sanae was elected as Japan’s 104th Prime Minister on October 21, 2025, succeeding the former Prime Minister ISHIBA Shigeru.

THE ECONOMY

General

According to the Monthly Economic Report published by the Cabinet Office of Japan for December 2025 published on December 19, 2025, the Japanese economy is recovering at a moderate pace, while the effects of U.S. trade policies are being seen mainly in the automotive industry. Regarding the economic outlook, it is expected that improvements in the environment surrounding employment and incomes, as well as the effects of various policies, can support a moderate recovery. However, attention must be given to the potential downside economic risks relating to the impact of U.S. trade policies. In addition, the continued rise in prices and the effects on personal consumption also pose risks that could impact economic conditions in Japan. Furthermore, fluctuations in financial and capital markets also need to be closely monitored.

In addition, the global economy has recently been affected by Russia’s large-scale military activity against Ukraine that was initiated in February 2022 and the related economic sanctions imposed on certain Russian entities and persons by many major countries. In particular, financial and commodity markets have experienced significant volatility and energy prices have sharply increased mainly due to concerns regarding disruptions in oil and natural gas supply. Driven in part by increases in energy prices as well as increases in raw materials prices, there has been a significant inflationary trend in consumer prices in many major economies including Japan, and monetary authorities in some major economies have been tightening monetary policy in response to this trend. Depending on how the conflict develops and any additional economic sanctions imposed on Russia, as well as the impact of inflation and monetary policy developments, economic conditions in Japan and globally may be negatively affected for an uncertain period of time.

According to a report on the Outlook for Economic Activity and Prices published by the BOJ in October 2025, the year-on-year rate of increase in the consumer price index (the “CPI”) (all items less fresh food) has been at around 3% recently, mainly due to the rise in food prices such as rice prices and other factors. The year-on-year rate of increase in the CPI (all items less fresh food) is expected to decelerate to a level below 2% through the first half of JFY 2026, with the waning of the effects of the rise in food prices, and underlying CPI inflation is likely to be sluggish, mainly affected by the growth rate of the overall economy. Thereafter, under the assumption that a sense of labor shortage will grow as the economic growth rate rises and that medium- to long-term inflation expectations rise, it is expected that underlying CPI inflation and the rate of increase in the CPI (all items less fresh food) will increase gradually and, in the second half of JFY 2026, be at a level that is generally consistent with the BOJ price stability target of 2%. While it is not clear how inflation will affect the Japanese economy, it is possible that inflationary trends may negatively affect private consumption through weak consumer sentiment.

Summary of Key Economic Indicators

The following tables set forth information regarding certain of Japan’s key economic indicators for the periods indicated:

	JFY 2020	JFY 2021	JFY 2022	JFY 2023	JFY 2024
	(yen amounts in billions, except percentages and index)
Percentage Changes of GDP from Previous Year
At Nominal Prices	(2.9)%	4.0%	2.6%	4.7%	3.7%
At Real Prices(a)	(3.8)	3.9	1.4	(0.0)	0.5
Total Revenues of Consolidated General and Special Accounts(b)	¥353,277	¥322,651	¥305,266	¥274,337	¥290,765
Total Expenditures of Consolidated General and Special Accounts(b)	305,846	285,348	269,810	248,820	281,797
Surplus of Consolidated Revenues over Consolidated Expenditures(b)	47,431	37,303	35,456	25,517	8,968
Public Debt	993,542	1,037,735	1,072,905	1,107,223	1,137,675

(a)	Real prices are based on calendar year 2015.
(b)	The data for JFY 2024 is the provisional results as of December 31, 2024.

Source: Economic and Social Research Institute; Cabinet Office; and Ministry of Finance.

	2020	2021	2022	2023	2024

	(yen or dollar amounts in billions, except percentages and index)
Unemployment Rate	2.8%	2.8%	2.6%	2.6%	2.5%
Consumer Price Index(a)	100.0	99.8	102.3	105.6	108.5
Annual Change	0.0%	(0.2)%	2.5%	3.2%	2.7%
Corporate Goods Price Index(b)	100.0	104.6	114.9	119.9	122.8
Annual Change	(1.2)%	4.6%	9.8%	4.4%	2.4%
Current Account regarding Balance of Payments	¥15,992	¥21,467	¥11,443	¥22,278	¥28,687
Official Foreign Exchange Reserves	$1,395	$1,406	$1,228	$1,295	$1,231

(a)	Calendar year 2020=100.
(b)	Calendar year 2020=100. Indices are calculated using the monthly averages.

Source: Ministry of Internal Affairs and Communications “Labor Force Survey”; Consumer Price Index, Statistics Bureau, Ministry of Internal Affairs and Communications; Domestic Corporate Goods Price Index, Bank of Japan; and Ministry of Finance.

Gross Domestic Product and National Income

The following table sets forth information pertaining to Japan’s gross domestic product for JFY 2020 through JFY 2024. Nominal GDP increased by 3.7% during JFY 2024, and the annual growth rate of real GDP was 0.5%.

Gross Domestic Product(a)

	JFY 2020	JFY 2021	JFY 2022	JFY 2023	JFY 2024	Percentage of JFY 2024 GDP

	(yen amounts in billions)
Total Consumption
Private sectors	¥292,199	¥305,142	¥323,865	¥330,876	¥340,364	53.0%
Public sectors	113,809	119,065	122,377	123,448	129,100	20.1

	406,007	424,207	446,243	454,324	469,464	73.1
Total Gross Capital Formation
Private sectors
Producers’ Durable Equipment	96,288	102,164	110,252	114,401	119,187	18.6
Residential Construction	22,515	24,529	25,968	26,865	27,563	4.3
Public sectors	31,078	30,043	29,775	30,832	32,018	5.0

	149,881	156,736	165,994	172,097	178,768	27.8
Additions to Business Inventories
Private sectors	(1,176)	2,310	2,330	(686)	56	0.0
Public sectors	38	(44)	(53)	(291)	(76)	(0.0)

	(1,138)	2,266	2,276	(977)	(20)	0.0
Net Exports of Goods and Services	(408)	(6,655)	(22,862)	(6,055)	(5,797)	(0.9)

Nominal Gross Domestic Expenditures	¥554,342	¥576,554	¥591,651	¥619,390	¥642,415	100.0%

Real Gross Domestic Expenditures(b)	¥554,311	¥576,080	¥584,335	¥584,049	¥586,858

Surplus of the Nation on Current Account
Exports of Goods and Services and Other Receipts from Abroad	30,253	41,348	51,415	59,243	65,764
Less: Imports of Goods and Services and Other Payments Abroad	10,463	12,357	16,606	22,887	26,036

	19,791	28,991	34,809	36,355	39,727

Gross National Income	¥574,133	¥605,545	¥626,460	¥655,746	¥682,142
Percentage Changes of GDP from Previous Year
At Nominal Prices	(2.9)%	4.0%	2.6%	4.7%	3.7%
At Real Prices(b)	(3.8)	3.9	1.4	(0.0)	0.5
Deflator(c)	0.9	0.1	1.2	4.7	3.2

(a)	GDP financial data are subject to change.
(b)	Real prices are based on calendar year 2015.
(c)	Deflator is a price index used to convert nominal prices into real prices. Deflator is derived by dividing nominal GDP by real GDP.

Source: Economic and Social Research Institute, Cabinet Office.

The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for each of the eight quarters ended March 31, 2025.

	Quarterly Gross Domestic Product(a)
	2023	2024				2025
	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter
	(yen amounts in billions)
Nominal Gross Domestic Expenditures(b)	¥623,444	¥619,028	¥631,930	¥639,103	¥646,356	¥651,876	¥665,346	¥665,010

Real Gross Domestic Expenditures(b)(c)	¥584,165	¥581,006	¥582,395	¥586,251	¥588,234	¥590,458	¥593,597	¥590,141

Percentage Changes of GDP from the Previous Quarter
At Nominal Prices(d)	1.0%	(0.7)%	2.1%	1.1%	1.1%	0.9%	2.1%	(0.1)%
At Real Prices(c)(d)	0.4	(0.5)	0.2	0.7	0.3	0.4	0.5	(0.6)
Deflator(e)	0.5	(0.2)	1.8	0.5	0.8	0.5	1.5	0.5

(a)	Quarterly GDP financial data are subject to change.
(b)	Numbers are based on seasonally-adjusted GDP figures.
(c)	Real prices are based on calendar year 2015.
(d)	Percentage changes are based on seasonally-adjusted GDP figures.
(e)	Deflator is a price index used to convert nominal prices into real prices. Deflator is derived by dividing nominal GDP by real GDP.

Source: Economic and Social Research Institute, Cabinet Office.

Per Capita Gross Domestic Product

The following table indicates per capita gross domestic product for the last five years.

	Per Capita GDP
JFY	Amount (in thousands of yen)	Year-on- year change (%)
2020	¥4,394	(2.6)
2021	4,594	4.5
2022	4,736	3.1
2023	4,981	5.2
2024	5,190	4.2

National Income

The following table sets forth national income for calendar year 2020 through calendar year 2024.

	National Income
	2020	2021	2022	2023	2024
	(yen amounts in billions)
Domestic Factor Income	¥361,874	¥374,374	¥378,020	¥404,184	¥411,756
Net Income from Abroad	19,798	26,396	34,597	35,439	38,603

National Income at Factor Cost	¥381,672	¥400,770	¥412,617	¥439,623	¥450,360

Percentage Changes of Income at Factor Cost from Previous Year	(5.8)%	5.0%	3.0%	6.5%	2.4%

Source: Economic and Social Research Institute, Cabinet Office.

Industry

The following table sets forth the proportion of gross domestic product contributed by major industrial sectors of the economy for calendar year 2020 through calendar year 2024.

GDP by Industrial Sectors (at nominal prices)

	2020	2021	2022	2023	2024
Industry
Agriculture, forestry and fishing	1.0%	0.9%	0.8%	0.8%	1.0%
Mining	0.0	0.0	0.1	0.1	0.1
Manufacturing	19.8	19.7	18.8	19.5	18.8
Electricity, gas and water supply and waste management service	3.1	2.9	2.5	2.4	2.6
Construction	6.0	5.8	5.7	5.7	5.3
Wholesale and retail trade	12.3	12.7	12.3	11.8	12.4
Transport and postal services	4.6	4.3	4.7	5.1	5.2
Accommodation and food service activities	1.5	1.3	1.6	1.7	1.8
Information and communications	6.1	6.0	6.1	6.3	6.2
Finance and insurance	4.0	3.9	4.2	4.3	4.4
Real estate	12.7	12.8	12.8	12.7	12.7
Professional, scientific and technical activities	8.3	9.0	9.4	9.2	9.2
Public administration	5.0	4.9	4.9	4.8	4.8
Education	3.8	3.8	3.7	3.6	3.6
Human health and social work activities	7.3	7.1	6.9	6.8	6.8
Other service activities	4.1	4.2	4.4	4.5	4.4
Total	99.8%	99.5%	99.0%	99.3%	99.2%

Source: Economic and Social Research Institute, Cabinet Office, Annual Report on National Accounts.

Energy

The following table sets forth the total amounts of primary energy supplied and the percentages supplied by different sources for JFY 2020 through JFY 2024.

		Sources of Primary Energy Supplied(a)
JFY	Total Primary Energy Supplied (peta-joules)	Oil	Coal	Nuclear	Natural Gas	Other
2020(b)	17,959	36.5%	24.6%	1.8%	23.8%	13.3%
2021(b)	18,716	36.1	25.7	3.2	21.4	13.6
2022(b)	18,300	36.2	25.7	2.6	21.5	14.0
2023(b)	17,558	35.6	24.4	4.1	20.7	15.2
2024(b)	17,361	34.8	24.4	4.6	20.8	15.3

(a)

Figures represent the proportion of each source as a share of the domestic primary energy supplied. Domestic primary energy supplied is total primary energy supplied less exports and inventory adjustments.

(b)

Standard heating value by energy source, which is used to create total primary energy supplied statistics, is revised every five years. Figures for 2020 through 2024 represent the revised standard heating value by energy source.

Source: Agency for Natural Resources and Energy, Ministry of Economy, Trade and Industry, Report on Energy Supply and Demand.

Japan has historically depended on oil for most of its energy requirements and almost all its oil is imported, mostly from the Middle East. Oil price movements thus have a major impact on the domestic economy. Although the oil price significantly declined soon after the outbreak of COVID-19 in 2020, below ¥20,000 per kilo-liter in May 2020, it has steadily increased since then, as the world economy has gradually recovered from the impact of COVID-19. Although the oil price has remained high since 2022 in part due to the conflict between Russia and Ukraine and the resulting disruption in the oil supply, recently the price has been highly volatile, marking ¥68,595 per kilo-liter in November 2025.

Price Indices

The table below sets forth information concerning changes in Japan’s corporate goods and consumer price indices for the periods indicated.

	Corporate Goods Price Index(a)		Consumer Price Index(b)
	Index(c)	Annual % Change	Index	Annual % Change
2020	100.0	(1.2)	100.0	0.0
2021	104.6	4.6	99.8	(0.2)
2022	114.9	9.8	102.3	2.5
2023	119.9	4.4	105.6	3.2
2024	122.8	2.4	108.5	2.7

(a)	All commodities. Calendar year 2020=100. Source: Domestic Corporate Goods Price Index, Bank of Japan.
(b)	General index. Calendar year 2020=100. Source: Consumer Price Index, Statistics Bureau, Ministry of Internal Affairs and Communications.
(c)	Indices are calculated using the monthly averages.

Labor

The number of employees increased from 2004 to 2007 and decreased from 2008 to 2012. After recovering in 2013, the number of employees increased from 2014 to 2019, followed by a decrease in 2020, the first in eight years. Then it recovered and increased for four consecutive years from 2021 to 2024. In 2023, the average employment was estimated at 67.5 million, of which 22.8% were employed in mining, manufacturing and construction, 2.9% were employed in agriculture, forestry and fisheries, and 74.2% were employed in services and other sectors. In 2024, the average employment was estimated at 67.8 million, of which 22.5% were employed in mining, manufacturing and construction, 2.8% were employed in agriculture, forestry and fisheries, and 74.7% were employed in services and other sectors. The unemployment rate (seasonally adjusted) in Japan gradually increased from 2008 to the middle of 2009, but has gradually decreased since the end of 2009. The unemployment rate increased in 2020 for the first time in eleven years, decreased in 2022 for the first time in three years, maintaining the same rate in 2023 and then slightly decreased in 2024. It ranged between 2.4% and 2.6% during 2024. The seasonally adjusted unemployment rate was 2.3% for July, 2.6% for August, 2.6% for September, 2.6% for October and 2.6% for November in 2025, the most recent five months for which statistics are available. Concerning short-term prospects, employment conditions in Japan are expected to continue to improve as the implementation of various policies brought positive effects to the entire economy while the level of labor shortage is high. However, both the duration and extent of the impact on employment in Japan remain highly uncertain.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

The following tables set forth information relating to foreign trade for the years indicated. In these tables exports are stated on a free on board (“f.o.b.”) basis and imports on a cost insurance and freight (“c.i.f.”) basis. Monetary figures are based on actual movements of goods as calculated by the Ministry of Finance. (This method of computation differs from that used in calculating balance of payments, in which both exports and imports are stated on an f.o.b. basis.)

Composition of Japan’s Exports and Imports

	2020		2021		2022		2023		2024
	(yen amounts in billions)
JAPAN’S EXPORTS
Textile Products	¥754	1.1%	¥862	1.0%	¥1,003	1.0%	¥1,036	1.0%	¥1,190	1.1%
Metals and Metal Products	5,204	7.6	7,140	8.6	8,556	8.7	8,275	8.2	8,508	7.9
Machinery and Equipment:
Ships	1,142	1.7	1,050	1.3	1,157	1.2	1,350	1.3	1,449	1.4
Motor Vehicles	9,580	14.0	10,722	12.9	13,012	13.3	17,265	17.1	17,910	16.7
TV and Radio Receivers	89	0.1	96	0.1	72	0.1	81	0.1	79	0.1
Motorcycles	225	0.3	307	0.4	414	0.4	492	0.5	500	0.5
Scientific and Optical Instruments	1,968	2.9	2,322	2.8	2,511	2.6	2,497	2.5	2,717	2.5
Other(a)	29,532	43.2	35,803	43.1	40,751	41.5	39,740	39.4	41,800	39.0

Total Machinery and Equipment	42,536	62.2	50,300	60.5	57,917	59.0	61,424	60.9	64,454	60.2
Chemicals	8,534	12.5	10,552	12.7	11,794	12.0	11,024	10.9	11,845	11.1
Foods and Beverages	790	1.2	992	1.2	1,137	1.2	1,127	1.1	1,178	1.1
Other Exports(b)	10,581	15.5	13,244	15.9	17,767	18.1	17,986	17.8	19,912	18.6

Grand Total	¥68,399	100.0%	¥83,091	100.0%	¥98,174	100.0%	¥100,873	100.0%	¥107,088	100.0%

JAPAN’S IMPORTS
Foods and Beverages	¥6,679	9.8%	¥7,383	8.7%	¥9,494	8.0%	¥9,342	8.5%	¥9,857	8.7%
Raw Materials	4,682	6.9	6,936	8.2	8,150	6.9	7,188	6.5	7,987	7.1
Chemicals	7,859	11.6	9,769	11.5	13,331	11.2	11,624	10.5	11,816	10.5
Mineral Fuels:
Petroleum	4,646	6.8	6,929	8.2	13,453	11.4	11,364	10.3	10,871	9.6
Coal	1,708	2.5	2,801	3.3	7,820	6.6	5,872	5.3	4,533	4.0
Other(c)	4,900	7.2	7,277	8.6	12,426	10.5	10,109	9.2	10,102	9.0

Total Mineral Fuel	11,254	16.5	17,007	20.0	33,699	28.4	27,346	24.8	25,506	22.6
Machinery and Equipment	22,973	33.8	26,766	31.5	32,554	27.5	34,426	31.2	35,990	31.9
Other Imports(d)	14,564	21.4	17,014	20.0	21,275	18.0	20,470	18.5	21,559	19.1

Grand Total	¥68,011	100.0%	¥84,875	100.0%	¥118,503	100.0%	¥110,395	100.0%	¥112,716	100.0%

(a)	This category includes general machinery, electronic components including semiconductors and electronic equipment including electronic circuit.
(b)	This category includes raw materials, mineral fuels and vehicle parts.
(c)	This category includes liquid natural gas and petroleum products.
(d)	This category includes clothing and accessories thereof, non-ferrous metal and scientific and optical instruments.

Source: The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

Geographic Distribution of Japan’s Exports and Imports

	2020		2021		2022		2023		2024
	(yen amounts in billions)
JAPAN’S EXPORTS
Asia	¥39,220	57.3%	¥48,158	58.0%	¥55,406	56.4%	¥52,497	52.0%	¥56,869	53.1%
China	15,082	22.1	17,984	21.6	19,004	19.4	17,764	17.6	18,862	17.6
(Asia NIES)	14,808	21.6	17,849	21.5	21,256	21.7	19,808	19.6	22,338	20.9
(ASEAN)	9,843	14.4	12,461	15.0	15,544	15.8	14,717	14.6	15,354	14.3
Oceania	1,688	2.5	2,194	2.6	2,816	2.9	3,019	3.0	3,054	2.9
Australia	1,295	1.9	1,675	2.0	2,173	2.2	2,356	2.3	2,419	2.3
North America	13,384	19.6	15,748	19.0	19,387	19.7	21,797	21.6	22,984	21.5
U.S.A.	12,611	18.4	14,832	17.8	18,255	18.6	20,260	20.1	21,295	19.9
Canada	773	1.1	917	1.1	1,132	1.2	1,537	1.5	1,689	1.6
Central and South America	2,285	3.3	3,086	3.7	3,737	3.8	4,352	4.3	4,678	4.4
Western Europe	7,651	11.2	8,851	10.7	10,741	10.9	12,232	12.1	11,936	11.1
EU(a)	6,460	9.4	7,668	9.2	9,358	9.5	10,374	10.3	9,967	9.3
Central and Eastern Europe, Russia etc.	1,514	2.2	1,946	2.3	2,034	2.1	2,026	2.0	2,054	1.9
Russia	628	0.9	862	1.0	604	0.6	396	0.4	328	0.3
Middle East	1,809	2.6	2,052	2.5	2,782	2.8	3,552	3.5	4,192	3.9
Africa	848	1.2	1,055	1.3	1,272	1.3	1,399	1.4	1,320	1.2

Total	¥68,399	100.0%	¥83,091	100.0%	¥98,174	100.0%	¥100,873	100.0%	¥107,088	100.0%

JAPAN’S IMPORTS
Asia	¥34,678	51.0%	¥41,094	48.4%	¥53,401	45.1%	¥52,005	47.1%	¥53,910	47.8%
China	17,508	25.7	20,382	24.0	24,850	21.0	24,424	22.1	25,313	22.5
(Asia NIES)	6,706	9.9	8,293	9.8	10,956	9.2	10,784	9.8	10,818	9.6
(ASEAN)	10,678	15.7	12,483	14.7	17,715	14.9	16,914	15.3	17,647	15.7
Oceania	4,359	6.4	6,434	7.6	12,693	10.7	9,979	9.0	8,921	7.9
Australia	3,831	5.6	5,753	6.8	11,622	9.8	9,097	8.2	8,016	7.1
North America	8,631	12.7	10,430	12.3	13,945	11.8	13,605	12.3	14,676	13.0
U.S.A.	7,454	11.0	8,916	10.5	11,759	9.9	11,555	10.5	12,685	11.3
Canada	1,169	1.7	1,507	1.8	2,175	1.8	2,038	1.8	1,979	1.8
Central and South America	2,998	4.4	3,679	4.3	4,854	4.1	4,732	4.3	5,021	4.5
Western Europe	9,021	13.3	10,860	12.8	13,037	11.0	13,170	11.9	13,860	12.3
EU(a)	7,832	11.5	9,453	11.1	11,446	9.7	11,428	10.4	11,963	10.6
Central and Eastern Europe, Russia etc.	1,843	2.7	2,375	2.8	2,985	2.5	2,057	1.9	1,979	1.8
Russia	1,145	1.7	1,552	1.8	1,972	1.7	1,033	0.9	860	0.8
Middle East	5,558	8.2	8,471	10.0	15,608	13.2	13,328	12.1	12,975	11.5
Africa	922	1.4	1,531	1.8	1,981	1.7	1,518	1.4	1,375	1.2

Grand Total	¥68,011	100.0%	¥84,875	100.0%	¥118,503	100.0%	¥110,395	100.0%	¥112,716	100.0%

(a)	Data after February 2020 does not include the United Kingdom, as the United Kingdom exited the European Union (EU) on January 31, 2020.

Source: Trade Statistics of Japan, Ministry of Finance.

Balance of Payments

In 2024, Current Account surplus increased to ¥28,687 billion, mainly due to an increase in Primary Income influenced by earnings on foreign direct investment throughout the year.

Balance of Payments of Japan

	2020	2021	2022	2023	2024
	(in billions of yen)
Current Account	¥15,992	¥21,467	¥11,443	¥22,278	¥28,687
Balance on Goods and Services	(877)	(2,483)	(21,067)	(9,952)	(6,437)
Trade Balance	2,778	1,762	(15,511)	(6,612)	(3,660)
Exports (f.o.b.)	67,263	82,353	98,858	100,491	105,097
Imports (f.o.b.)	64,485	80,590	114,369	107,103	108,758
Services	(3,655)	(4,246)	(5,556)	(3,341)	(2,777)
Primary Income(a)	19,439	26,309	35,042	36,369	39,720
Secondary Income(b)	(2,570)	(2,359)	(2,533)	(4,139)	(4,597)
Capital Account	(207)	(423)	(114)	(391)	(221)
Financial Account(c)	14,125	16,768	6,419	24,335	25,021
Assets	(15,143)	(13,295)	(43,996)	(48,161)	(87,539)
Liabilities	(29,268)	(30,063)	(50,415)	(72,495)	(112,561)
Net Errors and Omissions	(1,659)	(4,276)	(4,909)	2,447	(3,445)

(a)

Primary Income mainly shows balance of payments of interests and dividends from external financial credits and debts and includes such items as receipt and payment of dividends and interests between parent companies and their subsidiaries, receipt and payment of stock dividends and bond interests, and receipt and payment of interests related to loans, borrowings, and deposits.

(b)

Secondary Income shows balance of payments of provision of assets unaccompanied by consideration between residents and non-residents and includes such items as receipt and payment of financial support, donations, and gifts by the government or by the people.

(c)	Positive figures (+) show increases in net assets, negative figures (-) show decreases in net assets in “Financial Account”.

Source: Balance of Payments, Ministry of Finance.

Official Reserves Assets

As of December 31,	Gold(a)	Foreign Currency Reserves	IMF Reserve Position	SDRs (Special Drawing Rights)	Other Reserve Assets	Total
	(in millions of dollars)
2021	$49,505	$1,278,925	$10,643	$62,330	$4,347	$1,405,750
2022	49,295	1,103,907	10,817	59,275	4,282	1,227,576
2023	56,095	1,159,849	10,597	57,508	10,588	1,294,637
2024	71,013	1,077,137	10,199	57,197	15,169	1,230,715
2025	117,172	1,164,196	11,262	60,840	16,305	1,369,775

(a)	The valuation of gold reflects marked-to-market values.

Source: International Reserves/Foreign Currency Liquidity, Ministry of Finance.

Foreign Exchange Rates

The following table sets forth the high, low and average daily interbank rate for the U.S. dollar against the yen in the Tokyo foreign exchange market for the years indicated.

	2021	2022	2023	2024	2025
Average (Central Rate)	¥109.89	¥131.57	¥140.59	¥151.59	¥149.56
High	115.45	150.48	151.80	161.94	158.45
Low	102.60	113.63	127.22	140.34	139.89

Source: Status of Transactions on Tokyo Foreign Exchange Market, Bank of Japan.

In recent months, the exchange rate for the U.S. dollar against the yen has sharply increased. As of January 13, 2026, the spot buying rate quoted on the Tokyo foreign exchange market as reported by the BOJ at 5:00 p.m., Tokyo time, was ¥158.93 = $1.00, and the noon buying rate on January 9, 2026 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥158.07 = $1.00.

FINANCIAL SYSTEM

The BOJ and Monetary Policy

The BOJ, with 55% of its capital owned by the government, is the central bank and sole issuing bank, as well as the depository and fiscal agent for the government. As of the end of September 2025, the BOJ had total assets of ¥695,782 billion.

In a statement released on July 31, 2025, the BOJ announced that it would continue to conduct market operations to encourage the uncollateralized overnight call rate to remain at around 0.5% for the interim period until the next Monetary Policy Meeting of the BOJ and that it would sell exchange-traded funds (ETFs) and Japan real estate investment trusts (J-REITs) held by it in the market in accordance with certain fundamental principles, including the principle of avoiding inducing destabilizing effects on the financial markets. In a statement released on December 19, 2025, the BOJ announced that it would conduct market operations to encourage the uncollateralized overnight call rate to remain at around 0.75%.

Private Financial Institutions

According to the Financial Services Agency, as of May 27, 2025, the private banking system included four city banks, 13 trust banks, and 18 other banks, as well as 61 1st local banks as of January 1, 2026, 35 2nd local banks as of January 1, 2026 and the Saitama Resona Bank, which is categorized as neither a 1st nor 2nd local bank. In addition, 56 foreign banks had branches in Japan as of November 6, 2025.

There are also credit associations, credit cooperative associations, labor credit associations and the national federations of each of such associations, which are engaged mainly in making small business loans. Agricultural cooperatives, prefectural credit federations of such cooperatives and The Norinchukin Bank operate in the field of agricultural credit.

GOVERNMENT FINANCE

Revenues, Expenditures and Budgets

The fiscal and financial operations of the government and its agencies are budgeted and recorded in the following three sets of accounts:

•	General Account. The general account is used primarily to record operations in basic areas of governmental activity.

•

Special Accounts. The accounts of the central government consist of the general account and special accounts. Special accounts can be set up to carry out specific projects, to manage specific funds, and for other purposes. Special accounts can be set up when the government (i) implements a specific program such as insurance and public works, (ii) possesses and manages special funds such as Fiscal Loan Program Funds and Foreign Exchange Funds, and (iii) uses a certain revenue to secure a special expenditure and thus needs to deal with such revenue and expenditure on a separate basis from the general revenue and expenditure such as Local Allocation and Local Transfer Tax and Government Bonds Consolidation Funds. As of September 2025, the government had 14 special accounts for JFY 2026.

•	Government-Affiliated Agencies. The government-affiliated agencies are fully-government-funded corporations established by the law which budget would be discussed in the Diet.

On December 26, 2025, the Japanese government proposed a budget for the JFY 2026 that included a total of ¥122.3 trillion in budgeted expenditures. The budget for JFY 2026 is currently under deliberation in the Japanese Diet.

The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 2019 through JFY 2024, and the initial budget for JFY 2025.

Summary of Consolidated General and Special Accounts(a)

	JFY 2019	JFY 2020	JFY 2021	JFY 2022	JFY 2023	JFY 2024 (Provisional results as of December 31, 2024)	JFY 2025 Initial Budget(c)
	(in billions of yen)
REVENUES
Total Revenues, General Account	¥109,162	¥184,579	¥169,403	¥153,729	¥140,202	¥137,585	¥115,198
Total Revenues, Special Accounts	386,552	417,561	455,554	447,892	428,265	441,844	434,374
Less: Inter-Account Transactions(b)	244,423	248,863	302,306	296,356	294,130	288,664	292,958

Total Consolidated Revenues	¥251,292	¥353,277	¥322,651	¥305,266	¥274,337	¥290,765	¥256,614

EXPENDITURES
Total Expenditures, General Account	¥101,366	¥147,597	¥144,650	¥132,386	¥127,579	¥136,914	¥115,198
Total Expenditures, Special Accounts	374,170	404,519	441,081	432,354	412,534	431,532	429,481
Less: Inter-Account Transactions(b)	242,631	246,270	300,383	294,929	291,293	286,648	289,755

Total Consolidated Expenditures	¥232,905	¥305,846	¥285,348	¥269,810	¥248,820	¥281,797	¥254,924

Surplus of Consolidated Revenues over Consolidated Expenditures	¥18,387	¥47,431	¥37,303	¥35,456	¥25,517	¥8,968	¥1,690

(a)	Because of the manner in which the government accounts are kept, it is not practicable to show a consolidation of the Government Affiliated Agencies with the General and Special Accounts.
(b)	Inter-Account Transactions include transfers between the General Account and the Special Accounts, transfers between the Special Accounts, and transfers between sub- accounts of the Special Accounts.
(c)

As of the date of this Supplement, details for the revised budget for JFY 2025 are not available. For information in respect of the General Account and Special Accounts for the revised budget for JFY 2025, refer to the tables on pages S-31 and S-32.

Source: Budget, Ministry of Finance.

General Account

	JFY 2019	JFY 2020	JFY 2021	JFY 2022	JFY 2023	JFY 2024	JFY 2025 Revised Budget
	(in billions of yen)
REVENUES
Tax and Stamp Revenues	¥58,442	¥60,822	¥67,038	¥71,137	¥72,076	¥75,232	¥80,698
Carried-over Surplus	6,723	7,796	36,981	24,754	21,344	12,623	2,713
Government Bond Issues	36,582	108,554	57,655	50,479	34,998	37,139	40,343
Income from Operations	51	46	61	60	58	54	52
Gains from Deposition of Assets	226	293	319	369	764	310	294
Miscellaneous Receipts	7,139	7,068	7,349	6,930	10,962	10,623	9,402

Total Revenues	¥109,162	¥184,579	¥169,403	¥153,729	¥140,202	¥135,981	¥133,501

EXPENDITURES
Local Allocation Tax Grants, etc.	¥16,032	¥16,256	¥19,558	¥17,513	¥17,181	¥19,620	¥20,177
National Debt Service	22,286	22,326	24,589	23,870	25,501	25,689	28,190
Social Security	33,501	42,998	50,161	43,868	36,222	35,779	40,961
Public Works	7,610	8,413	8,600	8,126	8,204	8,387	8,626
Education and Science	5,911	9,194	7,956	8,669	8,160	6,868	7,822
National Defense	5,627	5,505	6,014	5,529	11,547	8,640	10,142
Former Military Personnel Pensions	202	169	140	113	89	71	63
Economic Assistance	653	763	669	900	768	765	683
Food Supply	1,121	1,498	1,772	1,947	1,726	1,627	1,771
Energy	1,049	1,027	1,267	2,001	1,190	2,403	1,091
Promotion of SMEs	779	16,257	9,944	3,396	471	787	1,054
Miscellaneous	6,596	23,190	13,980	16,453	16,520	12,387	11,474
Contingency funds for measures to address soaring crude oil and commodity prices and to set up environment for promoting wage increases	—	—	—	—	—	—	—
Contingencies	—	—	—	—	—	—	1,449

Total Expenditures	¥101,366	¥147,597	¥144,650	¥132,386	¥127,579	¥123,024	¥133,501

Surplus of Revenues over Expenditures	¥7,796	¥36,981	¥24,754	¥21,344	¥12,623	¥—	¥—

(a)	As revised to reflect the revised budget for JFY2025 approved by the Diet on December 16, 2025.

Source: Budget, Ministry of Finance.

Special Accounts

	JFY 2019		JFY 2020		JFY 2021		JFY 2022		JFY 2023		JFY 2024		JFY 2025 Revised Budget(a)
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(in billions of yen)
Fiscal Investment and Loan Program	¥28,484	¥27,873	¥52,366	¥51,967	¥35,860	¥35,346	¥34,069	¥33,378	¥14,419	¥14,023	¥23,889	¥23,432	¥24,459	¥24,423
Government Bonds Consolidation Fund	186,970	183,878	188,973	185,921	239,702	236,623	235,623	232,556	234,483	231,413	216,834	213,709	220,716	220,716
Foreign Exchange Fund	3,599	160	3,133	234	2,475	177	3,590	114	5,250	1,361	5,713	353	4,943	1,546
Local Allocation and Local Transfer Tax	51,985	51,488	51,978	50,829	55,326	53,632	53,624	51,778	52,895	51,662	54,434	53,221	53,113	52,206
Measure for Energy	10,887	10,377	11,155	10,618	11,649	10,914	11,893	11,021	13,537	12,223	13,663	12,320	17,065	17,065
Pensions	93,209	90,919	94,591	91,804	96,376	92,725	97,191	92,929	95,466	91,402	98,610	93,661	100,318	100,318
Child Welfare(b)	—	—	—	—	—	—	—	—	—	—	—	—	5,887	5,887
Stable Supply of Foodstuff	968	851	926	821	980	913	1,254	1,151	1,171	1,093	1,130	1,001	1,338	1,317
Debt Management of National Forest and Field Service	356	356	363	363	360	360	353	353	343	343	340	340	334	334
Automobile Safety	684	500	651	434	559	395	569	426	595	435	616	414	1,097	471
Labor Insurance	6,371	5,928	10,589	9,519	10,486	8,610	8,289	7,536	8,899	7,727	9,300	8,230	7,913	7,556
Reconstruction from the Great East Japan Earthquake	2,587	1,677	2,498	1,854	1,430	1,112	1,114	894	861	704	788	565	768	768
Others	452	164	338	153	353	273	323	217	346	148	380	149	380	272

Total Revenues and Expenditures(c)	¥386,552	¥374,170	¥417,561	¥404,519	¥455,554	¥441,081	¥447,892	¥432,354	¥428,265	¥412,534	¥425,699	¥407,395	¥438,330	¥432,879

(a)	As revised to reflect the revised budget for JFY2025 approved by the Diet on December 16, 2025.
(b)	Children and Childcare Support was included under Pensions until JFY 2024.
(c)	Without adjustment for inter-account transactions. Total Revenues and Expenditures may differ from the actual totals of the listed accounts due to rounding.

Source: Budget, Ministry of Finance.

Government Affiliated Agencies

	JFY 2019		JFY 2020		JFY 2021		JFY 2022		JFY 2023		JFY 2024		JFY 2025 Initial Budget(a)
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(in billions of yen)
Total	¥1,265	¥1,064	¥1,096	¥804	¥996	¥665	¥1,269	¥1,024	¥1,976	¥1,816	¥2,079	¥2,045	¥2,871	¥3,336

(a)	There were no revisions to the relevant information for Government Affiliated Agencies in the revised budget for JFY 2025 approved by the Diet on December 16, 2025.

Source: Budget, Ministry of Finance.

Tax Structure

The central government derives tax revenues (including stamp revenues) through taxes on income, consumption and property, etc. The taxes on income, consumption and property (including stamp revenues, etc.) account for 57.2%, 37.3% and 5.4%, respectively, of the total central government taxes and stamp revenues in the JFY 2025 revised national budget.

Comprehensive Reform of Social Security and Tax. Japan’s fiscal conditions face challenges, with its tax revenues covering about 60% of its revenues under the revised budget for JFY 2025, and with the ratio of long-term debt outstanding of central and local governments to gross domestic product having reached 212% at the end of JFY 2023. The ratio of long-term debt outstanding of central and local governments to gross domestic product is expected to decrease to 208% at the end of JFY 2024 and then increase to 209% at the end of JFY 2025. See also “Japan’s Public Debt” below. The Government of Japan seeks to tackle these fiscal challenges through the “comprehensive reform of social security and tax”, which was approved by the Diet in August 2012, and thereby maintain the market’s and the international community’s confidence in Japan and build the foundation for stable economic growth. In the reform, the government planned to set aside consumption tax revenues for social security payments, and, on the condition that the economic situation improves, gradually increase the consumption tax rate to 8% in April 2014 and to 10% in October 2015. In accordance with the plan, the consumption tax rate was increased to 8% in April 2014. Then, after several postponements, the consumption tax rate has been increased to 10% since October 1, 2019.

Fiscal Investment and Loan Program

The Fiscal Investment and Loan Program (the “FILP”) plan is formulated at the same pace as the General Account budget. The FILP plan details the allocation of public funds to various special accounts, government affiliated agencies, local governments, public corporations and other public institutions.

Under the FILP plan, funds are supplied to government-related entities such as public corporations, government-affiliated agencies, special accounts and local governments. The total amount of the initial plan for JFY 2025 is ¥12,182 billion. The sources of funds for the initial plan in JFY 2025 are Fiscal Loan (¥9,751 billion), Industrial Investment (¥480 billion), Government-Guaranteed domestic bonds (¥903 billion), Government-Guaranteed foreign bonds (¥1,008 billion) and Government-Guaranteed long-term borrowings in foreign currencies (¥40 billion). On November 28, 2025, the total amount of the FILP plan for JFY 2025 was revised to ¥16,659 billion. The sources of funds for the revised plan in JFY 2025 are Fiscal Loan (¥12,084 billion), Industrial Investment (¥750 billion) and Government-Guaranteed debt (¥3,826 billion), which consists of the Government-Guaranteed domestic bonds, Government-Guaranteed foreign bonds and Government-Guaranteed long-term borrowings in foreign currencies.

The Fiscal Loan utilizes the Fiscal Loan Fund consisting of funds procured through the issuance of FILP bonds and reserves or surplus funds deposited from government special accounts to provide long-term, fixed and low-interest loans to such entities as special government accounts, local governments, government-affiliated agencies and incorporated administrative agencies.

JAPAN’S PUBLIC DEBT

Outstanding General Bonds are expected to reach ¥1,129 trillion at the end of JFY 2025. The amount of public bonds issued by the Japanese government as a percentage of its general account total revenues was 27.3% of actual total revenues for JFY 2024 and 30.2% under the revised budget for JFY 2025 (reflecting the supplementary budget approved on December 16, 2025). The amount of the general bond issuances in the JFY 2025 revised budget (reflecting the supplementary budget approved on December 16, 2025) is ¥40,343 billion and is less than the JFY 2024 revised budget level of ¥42,139 billion.

SUMMARY FINANCIAL INFORMATION

JAPAN BANK FOR INTERNATIONAL COOPERATION

SUMMARY JAPANESE GAAP UNAUDITED FINANCIAL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2025

The tables below set forth the summary unaudited financial information of JBIC on a consolidated basis as of and for the six months ended September 30, 2025, prepared in accordance with Japanese GAAP.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

September 30, 2025
(In millions of yen)
Assets:
Cash and due from banks	¥1,895,814
Securities	328,043
Loans and bills discounted	14,898,937
Other assets	1,019,194
Derivative financial instruments	21,209
Cash collateral paid for financial instruments	819,870
Other	178,114
Property, plant and equipment	34,450
Buildings	7,832
Land	24,313
Construction in progress	269
Other	2,034
Intangible assets	7,877
Software	7,877
Net defined benefit asset	461
Customers’ liabilities for acceptances and guarantees	1,334,372
Allowance for loan losses	(477,701)

Total assets	¥19,041,449

Liabilities:
Borrowed money	¥8,185,575
Bonds payable	5,238,288
Other liabilities	987,520
Derivative financial instruments	795,694
Cash collateral received for financial instruments	20,460
Other	171,366
Provision for bonuses	685
Provision for directors’ bonuses	11
Net defined benefit liability	4,344
Provision for directors’ retirement benefits	58
Acceptances and guarantees	1,334,372

Total liabilities	¥15,750,858

Net Assets:
Capital stock	¥2,332,800
Retained earnings	1,164,248

Total shareholders’ equity	3,497,048

Valuation difference on available-for-sale securities	29,384
Deferred gains (losses) on hedges	(257,543)
Foreign currency translation adjustment	1,508

Total accumulated other comprehensive income (loss)	(226,650)

Non-controlling interests	20,192

Total net assets	3,290,591

Total liabilities and net assets	¥19,041,449

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

September 30, 2025
(In millions of yen)
Ordinary income	¥442,529
Interest income	403,097
Interest on loans and discounts	372,036
Interest and dividends on securities	6,193
Interest on deposits with banks	23,079
Other interest income	1,789
Fees and commissions	8,361
Other ordinary income	5,014
Gain on foreign exchange transactions	4,993
Other	20
Other income	26,056
Reversal of allowance for doubtful accounts	—
Recoveries of written-off claims	4,408
Other	21,648
Ordinary expenses	400,613
Interest expense	340,318
Interest on borrowed money and rediscounts	130,624
Interest on bonds	84,100
Interest on interest rate swaps	124,368
Other interest expense	1,224
Fees and commissions payments	2,066
Other ordinary expenses	641
Loss on foreign exchange transactions	—
Other	641
General and administrative expenses	14,345
Other expenses	43,241
Provision of allowance for loan losses	41,848
Other	1,393

Ordinary profit	41,916

Extraordinary income	0
Gain on disposal of noncurrent assets	0
Gain on step acquisitions	—
Gain on negative goodwill	—
Net income before income taxes	41,917

Income taxes-current	40

Total income taxes	40

Net income	¥41,876

Loss attributable to non-controlling interests	(968)

Net income attributable to owners of parent	¥42,844

Our ordinary income for the six months ended September 30, 2025 was ¥442,529 million. Interest income, which amounted to ¥403,097 million, accounted for most of this income.

Our ordinary expenses for the six months ended September 30, 2025 were ¥400,613 million. Interest expense, which amounted to ¥340,318 million, accounted for a significant majority of these expenses.

For the six months ended September 30, 2025, the JBIC Group recorded ordinary profit of ¥41,916 million and net income attributable to owners of parent of ¥42,844 million.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (UNAUDITED)

September 30, 2025
(In millions of yen)
Net income	¥41,876
Other comprehensive income (loss)	43,734
Valuation difference on available-for-sale securities	1,055
Deferred gains (loss) on hedges	41,036
Foreign currency translation adjustment	1,821
Share of other comprehensive income (loss) of equity method investments	(179)

Comprehensive income (loss)	¥85,610

(Comprehensive income (loss) attributable to)
Owner of parent	85,919
Non-controlling interests	(309)

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

September 30, 2025
(In millions of yen)
Cash flows from operating activities
Net income before income taxes	¥41,917
Depreciation and amortization	2,238
Gain on negative goodwill	—
Gain (loss) on step acquisitions	—
Losses (profits) of equity method investments	(6,035)
Increase (decrease) in allowance for loan losses	(24,047)
Increase (decrease) in provision for bonuses	36
Increase (decrease) in provision for directors’ bonuses	0
Increase (decrease) in net defined benefit asset	(43)
Increase (decrease) in net defined benefit liability	(131)
Increase (decrease) in provision for directors’ retirement benefits	7
Interest income	(403,097)
Interest expense	340,318
Losses (gains) related to securities	(14,258)
Foreign exchange losses (gains)	(790)
Losses (gains) on disposal of noncurrent assets	(0)
Net decrease (increase) in financial derivatives (assets)	6,107
Net increase (decrease) in financial derivatives (liabilities)	(40,885)
Net decrease (increase) in loans and bills discounted	515,549
Net increase (decrease) in borrowed money	(534,914)
Net decrease (increase) in deposit (excluding deposit paid to Bank of Japan)	879,109
Net decrease (increase) in cash collateral paid for financial instruments	76,350
Net increase (decrease) in cash collateral received for financial instruments	(6,200)
Increase (decrease) in straight bonds-issuance and redemption	(882,814)
Interest received	410,110
Interest paid	(348,257)
Other	28,965

Subtotal	39,232

Income taxes paid	(153)

Net cash provided by (used in) operating activities	39,078

Cash flows from investing activities
Purchase of securities	(7,375)
Proceeds from sales of securities	22,346
Purchase of property, plant and equipment	(256)
Proceeds from sales of property, plant and equipment	0
Purchase of intangible assets	(534)
Proceeds from purchase of shares of subsidiaries resulting in change in scope of consolidation	—

Net cash provided by (used in) investing activities	14,180

Cash flows from financing activities
Payment to National Treasury	(42,041)
Proceeds from share issuance to non-controlling shareholders	1,136
Other	(1)

Net cash provided by (used in) financing activities	(40,906)

Effect of exchange rate change on cash and cash equivalents	—

Net increase (decrease) in cash and cash equivalents	12,353

Cash and cash equivalents at beginning of period	923,500

Cash and cash equivalents at end of period	¥935,853

USE OF PROCEEDS

We will use the net proceeds of the issue of the ●-year bonds for existing or future Eligible Projects as defined under the Framework and ●-year bonds for our Ordinary Operations. We estimate the net proceeds to be approximately $● for the ●-year bonds and $● for the ●-year bonds, respectively.

●-Year Bonds

We have created the Framework based on the Green Bond Principles 2021 (the “GBP”), established by the International Capital Market Association. We intend to use the net proceeds from the issuance of the ●-year bonds which will be managed under the Account for Ordinary Operations for existing or future Eligible Projects (as defined below) in accordance with the Framework.

Eligible Projects

We intend to allocate the amount equivalent to the net proceeds of the ●-year bonds to finance eligible projects (“Eligible Projects”) that (i) have been financed by us within the 36 months prior to the date of the issuance of the bonds, or will be financed within 36 months on or after the date of the issuance of the bonds; and (ii) meet at least one of the following “Eligibility Criteria”:

•

Renewable Energy—Funds to finance or refinance development, construction, management, operation and/or maintenance of renewable energy projects (including production, power generation, transmission, and parts manufacturing) specified below (limited to projects with less than 100g-CO2 / kWh, and less than 15% usage of non-renewable energies as backup power):

•	Solar and Solar Thermal

•	Wind (offshore and onshore)

•	Geothermal

•	Hydro (power generation of 25 MW or less)

•	Biomass (waste-derived or wood/ wood pellet-derived products certified by the Forest Stewardship Council (FSC) or Programme for the Endorsement of Forest Certification (PEFC))

•

Hydrogen (Hydrogen production: limited to green hydrogen, which has zero CO2 emission during production and combustion. Hydrogen power generation: limited to power plants fueled by 100% green hydrogen)

•	Clean Transportation (Trains and Railways)—Funds to finance or refinance clean transportation projects (excluding freight vehicles for transporting fossil fuels) such as:

•	Manufacturing, operation and/or maintenance of electric trains and/or energy efficient trains (CO2 emissions of less than 50g-CO2 / p-km for passenger trains and 25g-CO2 / t-km for freight trains)

•	Construction, extension, upgrade, maintenance and/or operation of railways and/or railway systems

•

Clean Transportation (Zero-emission vehicles (“ZEV”))—Funds to finance or refinance clean transportation projects (Zero-emission vehicles: Battery electric vehicle (“BEV”), Fuel cell vehicle (“FCV”), etc.) such as:

•	Investment in property plant and equipment (PP&E) for manufacturing of BEV and components; development of charging infrastructure

•	Investment in property plant and equipment (PP&E) for manufacturing of FCV and components; development of charging hydrogen infrastructure

•	Green Buildings—Funds to finance or refinance real estate properties which have obtained or is expected to obtain one of the following:

•	Gold or Platinum rating under Leadership in Energy and Environmental Design (“LEED”)

•	Excellent or Outstanding rating under Building Research Establishment Environmental Assessment Method (“BREEAM”)

•	A or S rating under Comprehensive Assessment System for Built Environment Efficiency (“CASBEE”)

Exclusionary Criteria

We commit to not knowingly allocating the net proceeds of the bonds to finance the assets, projects and sectors included in the following exclusionary criteria:

•	Development, refining and transportation of fossil fuels (including coal, oil and gas)

•	Fossil fuel power generation

•	Nuclear power generation

•	Weapons and defense

•	Gambling/Casino

•	Tobacco

Project Evaluation and Selection Process

Application of Eligibility Criteria in project selection

In consultation with the Corporate Planning Department, our Treasury Department will select projects that meet the Eligibility Criteria and allocate the funds raised by the issuance of the bonds.

Monitoring of Selected Projects

All Eligible Projects shall be subject to periodic monitoring during the entire lifecycle of the financing until the financing is redeemed at maturity. Upon the unlikely event where projects are to be cancelled and prepaid, they will be immediately disqualified and deleted from the list of Eligible Projects.

Procedure for Confirmation of Environmental and Social Considerations

In conducting our operations, we will confirm whether the borrower has made appropriate consideration for local communities and the natural environment in all the projects financed by us based on the “Japan Bank for International Cooperation Guidelines for Confirmation of Environmental and Social Considerations” (“Environmental Guidelines”).

The Environmental Guidelines set out the procedures, criteria, and requirements that projects financed by us must meet in confirming environmental and social considerations. When we judge that the project proponents have not made appropriate environmental and social considerations, we will encourage them to take remedial measures. If appropriate environmental and social considerations have not been taken, we may decide not to extend funding.

Prospective projects are screened prior to funding and classified into categories according to the degree of potential environmental impact. An environmental review is then conducted to verify that the environmental and social impacts have been considered in a proper manner. After funding has been approved, projects are monitored to assess the actual impact.

Management of the Proceeds

The funds raised by us from the bonds will be allocated to Eligible Projects. Our Treasury Department will track and monitor the amount of the bonds issued under the Framework to be allocated to the Eligible Projects. In addition, until the full amount of the proceeds is allocated to Eligible Projects, we will manage the unallocated proceeds in cash or cash equivalents.

Reporting

We intend to report the allocation and impact of the bonds on an annual basis until the net proceeds are fully allocated to Eligible Projects.

Allocation Report

(i) The amount of net proceeds allocated / unallocated to Eligible Projects

(ii)The allocated amount for each Eligible Project

(iii)The ratio of new / refinanced projects.

Impact Report

We intend to publish impact reporting including the following indicators to the extent practically possible:

•	Renewable Energy—estimated power generation capacity (MW) and estimated reduction in CO2 emissions (CO2t)

•	Clean Transportation (Trains and Railways)—operating distance or volume of passengers transported (annual number of passengers transported operating distance)

•	Clean Transportation (Zero-emission vehicles (“ZEV”))—estimated production volume

•	Green Buildings—number of properties, total amount, breakdown for each external certification and positive environmental impact of major properties

Further Information

A second party opinion from Sustainalytics, an outside independent provider of ESG research and ratings, regarding the Framework has been made publicly available.

Neither the Framework, the second party opinion nor any report concerning the compliance review is incorporated by reference into this prospectus supplement, the accompanying prospectus or any other filing with the SEC.

The Framework may be updated from time to time, including in response to further advances and developments in the GBP or other applicable industry or government guidelines establishing best practices for the sustainability bond market.

DESCRIPTION OF THE BONDS AND GUARANTEE

The following terms of the bonds and the guarantee of Japan supplement the description of the general terms of our debt securities under “Description of the Debt Securities and Guarantee” in the SEC Base Prospectus. For more information, you should refer to the fiscal agency agreement relating to the bonds, a copy of the form of which is to be filed as an exhibit to an amendment to the JBIC 18-K 2025, on ●, 2026.

General

The bonds will be issued pursuant to a fiscal agency agreement, dated as of ●, 2026 (New York City time)/ ●, 2026 (Tokyo time), among us, Japan, MUFG Bank, Ltd., London Branch, as fiscal agent, registrar, principal paying agent and transfer agent and U.S. Bank Trust Company, National Association, as U.S. representative of the fiscal agent, registrar, principal paying agent and transfer agent. The aggregate principal amount of the ●-year bonds and the ●-year bonds will be $● and $●, respectively. The ●-year bonds will mature at par on ● and the ●-year bonds will mature at par on ●.

The ●-year bonds will bear interest at ●% per annum and the ●-year bonds will bear interest at ●% per annum, payable in equal semi-annual installments, accruing from ●, 2026. The interest payment dates are ● and ●, commencing ●, 2026.

Interest will be payable to the person in whose name the bond is registered at 6:00 p.m., New York City time on the fifteenth day before the interest payment occurs. Whenever it is necessary to compute any amount of interest in respect of the bonds, that interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If a date for payment of principal or interest on the bonds falls on a day that is not a business day, the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay.

For purposes of the bonds, “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.

Other than as described below under “—Redemption”, we may not redeem the bonds prior to maturity. The bonds will not be subject to a sinking fund.

Japan unconditionally and irrevocably guarantees the payment of principal of, interest on, and any additional amounts of, the bonds.

The bonds will be our direct, unsecured debt securities obligations and rank pari passu and be payable without any preference among themselves and at least equally with all of our other unsecured debt securities obligations from time to time outstanding, which rank senior to our unsecured general obligations not represented by debt securities, provided, however, that certain obligations in respect of national and local taxes and certain preferential rights granted by, among others, the Japanese Civil Code to certain specified types of creditors, such as preferential rights of employees to wages, will have preference.

Additional terms of the bonds and the guarantee of Japan are described in the SEC Base Prospectus under “Description of the Debt Securities and Guarantee”.

MUFG Bank, Ltd., London Branch has its principal corporate office at Ropemaker Place, 25 Ropemaker Street, London EC2Y 9AN, United Kingdom. Under the fiscal agency agreement, the fiscal agent will act in part through its U.S. representative, U.S. Bank Trust Company, National Association, which has an office at 60

Livingston Ave, Saint Paul, MN 55107, United States of America. In acting as the fiscal agent for the bonds, MUFG Bank, Ltd., London Branch (or its U.S. representative, as applicable), is the agent of JBIC and Japan, is not a trustee or agent for the holders of the bonds and does not have the same responsibilities or duties to act for such holders as would a trustee or agent. We may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

Acceleration of Maturity

This section supersedes the description in the SEC Base Prospectus under the heading “Description of the Debt Securities and Guarantee—Acceleration of Maturity”.

In case of the following types of default, the principal amount of a bond will become due and payable at the option of the registered holder of such bond upon the registered holder’s written notice to the fiscal agent, unless all defaults shall have been cured prior to the receipt of such notice by the fiscal agent:

•	default in any payment, when due, of principal or interest on any of the bonds, and continuance of such default for a period of 30 days; or

•

default in the performance by us of any other covenant contained in the bonds, and the continuance of such default for a period of 90 days after written notice thereof to us from the registered holder of the bond is received by the fiscal agent.

The fiscal agency agreement does not require us to furnish to the fiscal agent periodic evidence as to the absence of default.

Additional Amounts

We will pay all amounts that we are required to pay on the bonds without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority therein or thereof having power to tax (“Taxes”), unless such withholding or deduction is required by law. In that event, we will pay to a holder of such bonds such additional amounts (all such amounts being referred to herein as “additional amounts”) as may be necessary so that the net amounts received by it after such withholding or deduction will equal the respective amounts that would have been receivable in respect of such bonds in the absence of such withholding or deduction.

We will not, however, be obligated to pay any additional amounts:

•

to, or to a third party on behalf of, any holder or beneficial owner of a bond that is an individual non-resident of Japan or a non-Japanese corporation and is liable for such Taxes in respect of this bond by reason of its (a) having some connection with Japan other than the mere holding of, receipt of interest on, or the enforcement of its rights under, this bond or (b) being a Specially-Related Party of JBIC; or

•

to, or to a third party on behalf of, any holder or beneficial owner of a bond that would otherwise be exempt from any such withholding or deduction but that fails to comply with any applicable requirement to provide interest recipient information (as defined below) or to submit a claim for exemption (as defined below) to the relevant fiscal agent, or interest recipient information pertaining to the holder or beneficial owner is not duly communicated through the Participant (as defined below) and the relevant clearing organization to such fiscal agent; or

•	to, or to a third party on behalf of, any holder or beneficial owner of a bond that is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation, except for

•	a designated financial institution (as defined below) that complies with the requirement to provide interest recipient information or to submit a claim for exemption for tax exemption and,

•

an individual resident of Japan or a Japanese corporation that duly notifies the fiscal agent of its status as not being subject to Taxes to be withheld or deducted by reason of such individual resident of Japan or Japanese corporation receiving interest on the bond through a payment handling agent in Japan appointed by it; or

•

where the bonds are presented for payment (where such presentation is required) more than 30 days after the Relevant Date, except to the extent that any holder of a bond would have been entitled to additional amounts on presenting the same for payment on any date during such 30-day period; or

•

to a holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be treated as income, for Japanese tax purposes, of a beneficiary or settlor with respect to such fiduciary or a partner of such partnership or other beneficial owner, in each case, who would not have been entitled to such additional amounts had that beneficiary, settlor, partner or other beneficial owner been the holder of such bond; or

•	in any case that is a combination of any of the above.

By “Relevant Date” we mean the date on which such payment first becomes due, except that, if the amount of the moneys payable has not been received by the fiscal agent on or prior to that due date, “Relevant Date” means the date, after the full amount of such moneys are received, on which notice is duly published as described below under “—Redemption”.

Where a bond is held through a participant of an international clearing organization or a financial intermediary, each of which we refer to as a “Participant”, in order to receive payments free of withholding or deduction for, or on account of, any Taxes, if the relevant beneficial owner of the bond is

•	an individual non-resident of Japan or a non-Japanese corporation (other than a Specially-Related Party of JBIC); or

•

a Japanese financial institution falling under certain categories prescribed by the Act on Special Measures Concerning Taxation of Japan, and the cabinet order (Cabinet Order No. 43 of 31st March, 1957, as amended) (“Cabinet Order”) (collectively the “Act”), which we refer to as a “designated financial institution”, that beneficial owner must, at the time it entrusts a Participant with the custody of the bond, provide certain information prescribed by the Act to enable the Participant to establish that the beneficial owner is exempted from the requirement for Taxes to be withheld or deducted (the “interest recipient information”), and advise the Participant if that beneficial owner ceases to be so exempted (including the case where the beneficial owner who is an individual non-resident of Japan or a non-Japanese corporation became a Specially-Related Party of JBIC).

Where a bond is not held by a Participant, in order to receive payments free of withholding or deduction for, or on account of, any Taxes, if the beneficial owner is

•	an individual non-resident of Japan or a non-Japanese corporation (other than a Specially-Related Party of JBIC); or

•	a designated financial institution,

that beneficial owner must, prior to each time it receives interest, submit to the fiscal agent a claim for exemption (Hikazei Tekiyo Shinkokusho) (a “claim for exemption”) in the form obtainable from the fiscal agent. The claim for exemption must state, among other things,

•	the name and address (and, if applicable, the Japanese individual or corporation ID number) of the beneficial owner,

•	the title of the bond,

•	the relevant interest payment date,

•	the amount of interest payable, and

•	the fact that the beneficial owner is qualified to submit the claim for exemption, together with the documentary evidence regarding its identity and residence.

If the beneficial owner provides certain information required to be stated in a Claim for Exemption in an electronic form prescribed by the relevant ministerial ordinance, with the fiscal agent, such beneficial owner will be deemed to submit the Claim for Exemption to such fiscal agent.

Redemption

We may redeem all, but not less than all, of the bonds if (i):

•

there is any change in or amendment to the laws or treaties, or any regulations or rulings promulgated under the laws or treaties, of Japan or any political subdivision or taxing authority of Japan; or

•

there is any change in official position regarding the application or interpretation of these laws, treaties, regulations or rulings, including a holding, judgment or order by a court of competent jurisdiction, which change, amendment, application or interpretation becomes effective on or after the date we issued the bonds and causes us to pay any additional amounts, as described above under “—Additional Amounts”, and (ii) we cannot avoid the obligation to make such payments by taking reasonable measures available to us.

Before we can redeem the bonds, we must:

•	give the holders of the bonds at least thirty (30) days’ notice and not more than sixty (60) days’ notice in the manner described in “—Notices” below and,

•	deliver to the fiscal agent a legal opinion of our counsel or an opinion of a tax consultant confirming that the conditions that must be satisfied for redemption have occurred.

The redemption price for each bond will be equal to 100% of the principal amount of the bond plus accrued interest to the date of redemption and any additional amounts we are required to pay, as described above under “—Additional Amounts”, and will be payable to the person in whose name the bond is registered at 6:00 p.m., New York City time on the fifteenth day before the redemption occurs.

Form, Denominations and Registration

All bonds will be in registered form, without interest coupons attached. Bonds held outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, in fully registered permanent global form without interest coupons attached, which will be registered in the name of the nominee of the common depositary for, and in respect of interests held through, Euroclear and Clearstream. A beneficial interest in the international global bond may at all times be held only through Euroclear and Clearstream.

Bonds held within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC global bonds, in fully registered permanent global form without interest coupons attached, which will be registered in the name of Cede & Co., as nominee for DTC, and which will be deposited on ●, 2026 with U.S. Bank Trust Company, National Association, as custodian for DTC. In the event there is more than one DTC global bond, they shall collectively be referred to as the DTC global bond.

The ●-year international global bond has been assigned a Common Code number of ● and an ISIN number of ●. The ●-year international global bond has been assigned a Common Code number of ● and an ISIN number of ●. The ●-year DTC global bond has been assigned a Common Code number of ●, an ISIN number of ● and a CUSIP number of ●. The ●-year DTC global bond has been assigned a Common Code number of ●, an ISIN number of ● and a CUSIP number of ●.

Beneficial interests in the global bonds will be represented, and transfers will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear or Clearstream. Such beneficial interests will be in denominations of $200,000 and integral multiples of $2,000 in excess thereof. You may hold bonds directly through DTC, Euroclear or Clearstream, if you are a participant in these systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books at their respective depositaries, which in turn can hold such securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

Persons who are not DTC, Euroclear, or Clearstream participants may beneficially own bonds held by DTC and the nominee of the common depositary for Euroclear and Clearstream only through direct or indirect participants in DTC, Euroclear, or Clearstream. So long as Cede & Co., as the nominee of DTC, and the nominee of the common depositary for Euroclear and Clearstream are the registered owners of the global bonds, Cede & Co. and the nominee of the common depositary for Euroclear and Clearstream for all purposes will be considered the sole holders of the bonds under the fiscal agency agreement and the bonds. Except as provided below, owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bonds in definitive form and will not be considered the holders thereof under the fiscal agency agreement or the bonds. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the bonds for the amount so paid. Accordingly, any person owning a beneficial interest in the global bonds must rely on the procedures of DTC, Euroclear or Clearstream, and, if such person is not a participant in DTC, Euroclear, or Clearstream, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of bonds. We understand that, under existing industry practice, in the event that any owner of a beneficial interest in the DTC global bonds desires to take any action that Cede & Co., as the holder of the global bonds, is entitled to take, Cede & Co. would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC may grant proxies or authorize its DTC participants, or persons holding beneficial interests in the bonds through such DTC participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the U.S. dollar-denominated bonds.

The fiscal agent will not charge you any fees for the bonds, other than reasonable fees and indemnity satisfactory to the fiscal agent for the replacement of lost, stolen, mutilated or destroyed bonds. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Payment

Owners of beneficial interests in the global bonds will receive all payment in U.S. dollars.

Payment of principal and interest on the global bonds will be made to DTC and the common depositary for Euroclear and Clearstream, or the nominee thereof, as the case may be, as the registered owner of the global bonds.

Upon receipt of any payment of principal of or interest on the global bonds, DTC will credit its participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global bonds as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the global bonds held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name”.

Distributions with respect to bonds held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. None of us, the fiscal agent or the registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If a date for payment of principal or interest on the bonds falls on a day that is not a business day, then the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay. For purposes of this paragraph, “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.

The record date for purposes of payments of principal and interest will be, in respect of each such payment, the 15th calendar day prior to the relevant payment date.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking pari passu with the bonds in all respects, or in all respects except for

•	the payment of interest accruing prior to the issue date of any further bonds; or

•	the first payment of interest following the issue date of any further bonds,

so that those further bonds would be consolidated and form a single series with the bonds and would have the same terms as to status, redemption or otherwise as the bonds. Any further bonds will be issued subject to a supplement to the fiscal agency agreement.

Prescription

Bonds will become void unless surrendered for payment within a period of ten years from the date on which the payment in respect thereof first becomes due or, if the full amount of the money has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received, notice to that effect shall have been given to the holders.

Meeting of Bondholders

The fiscal agency agreement does not contain provisions for convening meetings of holders of the bonds.

Exchange of Interests in Global Bonds for Bond Certificates

Except in the limited circumstances described below, owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bond certificates in definitive registered form and will not be considered owners or holders thereof under the fiscal agency agreement.

Registration of title to DTC bonds initially represented by the DTC global bond in a name other than DTC or successor depositary or one of their respective nominees will not be permitted unless such depositary notifies us that it is no longer willing or able to discharge properly its responsibilities as depositary with respect to the DTC global bond or ceases to be a “clearing agency” registered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or is at any time no longer eligible to act as such, and we are unable to locate a qualified successor within 90 days of receiving notice of such ineligibility on the part of such depositary, in which case notice will be given as described below in “—Notices”.

Registration of title to international bonds initially represented by the international global bond in a name other than the common depositary for Euroclear and Clearstream will not be accepted unless Euroclear or Clearstream is closed for business for a continuous period of fourteen (14) days (other than by reason of legal holidays) or announces an intention permanently to cease business, in which case notice will be given as described below in “—Notices”.

We may also at any time and in our sole discretion determine not to have any of the bonds represented by the global bonds. In such event, we will issue or cause to be issued bonds in definitive registered form in exchange for the bonds represented by the global bonds. Such bonds issued in definitive registered form will be issued only in fully registered form, without coupons, in denominations of $200,000 and integral multiples of $2,000 in excess thereof. Any bonds so issued will be registered in such names, and in such denominations, as DTC, Euroclear or Clearstream, as the case may be, shall request. Such bonds may be presented for registration of transfer or exchange at the office of the fiscal agent or one of its agents in The City of New York or London, and principal thereof and interest thereon will be payable at such office of the fiscal agent, provided that interest thereon may be paid to the registered holders of the definitive registered bonds as described below. Exchange of the global bonds for definitive registered bonds will be made free of charge for the bondholders.

Distribution of principal of and interest on any definitive registered bonds will be made by the fiscal agent directly to registered holders of the definitive registered bonds in accordance with the procedures described in this Supplement and in the fiscal agency agreement. Interest payments and any principal payments on each payment date will be made to holders of the definitive registered bonds in whose names the definitive registered bonds were registered at the close of business on the related record date. Distributions will be made by wire transfer or by check mailed to the addresses of such holders as they appear on the register maintained by the registrar. The final payment on any definitive registered bond, however, will be made only upon presentation and surrender of such definitive registered bond at the office of the fiscal agent on a payment date that is a business day in the place of presentation. The fiscal agent will provide notice to registered holders mailed not later than fifteen (15) days before such final distribution.

Definitive registered bonds will be transferable and exchangeable at the offices of the fiscal agent or at the offices of our other agents in the City of New York or London. No service charge will be imposed for any registration of transfer or exchange, but the fiscal agent may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange. None of the fiscal agent, the registrar or any transfer agent will be required to (a) exchange or register the transfer of any definitive registered bonds selected for redemption, or (b) exchange or register the transfer of definitive registered bonds for the period from the record date preceding the due date for any payment to the payment date with respect to such definitive registered bonds.

Notices

All notices will be published in a daily newspaper in English of general circulation in London (expected to be the Financial Times) and in New York City (expected to be The Wall Street Journal), provided that for so long as any bonds are represented by the global bond, notices may be given by delivery of the relevant notice to DTC, Euroclear and Clearstream, for communication by them to their respective participants in substitution for publication in any such newspaper. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper selected by us with general circulation in the respective market regions. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

In addition, so long as the bonds are listed on the official list of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market and it is required by the rules of such exchange, all notices to holders of bonds will be published in English:

(1)	in a leading newspaper having a general circulation in Luxembourg (which currently is expected to be Luxemburger Wort); or

(2)	on the website of the Luxembourg Stock Exchange at www.luxse.com.

Governing Law

Bonds shall be governed by, and interpreted in accordance with, the laws of the State of New York except with respect to its authorization and execution by us and any other matters required to be governed by the laws of Japan.

GLOBAL CLEARANCE AND SETTLEMENT

Although DTC, Euroclear and Clearstream have agreed to the procedures provided below in order to facilitate transfers of bonds among their participants, they are under no obligation to perform these procedures and they may modify or discontinue these procedures at any time. None of JBIC, Japan, the fiscal agent, the registrar, any paying agent, any underwriter or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the United States Securities Act of 1933, as amended (the “Securities Act”), will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the agreements described below.

DTC, Euroclear and Clearstream have advised as follows:

The Clearing Systems

DTC

DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include:

•	Euroclear and Clearstream;

•	securities brokers and dealers;

•	banks;

•	trust companies; and

•	clearing corporations.

DTC participants also may include certain other organizations such as the underwriters. Indirect access to the DTC system also is available to indirect DTC participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Because DTC can act only on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of an owner of a beneficial interest in the global bonds to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global bonds to such persons may be limited. In addition, beneficial owners of bonds through the DTC system will receive distributions of principal and interest on the bonds only through DTC participants.

Euroclear and Clearstream

Euroclear and Clearstream hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations and include certain of the underwriters. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

Initial Settlement

Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their bonds through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream holders against payment in same-day funds on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any bonds where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC participants

Secondary market sales of book-entry interests in the DTC bonds between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in U.S. dollars, or free of payment if payment is not effected in U.S. dollars. Where payment is not effected in U.S. dollars, separate payment arrangements outside DTC are required to be made between the DTC participants.

Trading between Euroclear and/or Clearstream participants

Secondary market sales of book-entry interests in the bonds held through Euroclear or Clearstream to purchasers of book-entry interests in the international bonds through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in registered form.

Trading between DTC seller and Euroclear or Clearstream purchaser

When book-entry interests in bonds are to be transferred from the account of a DTC participant holding a beneficial interest in a DTC global bond to the account of a Euroclear or Clearstream accountholder wishing to purchase a beneficial interest in an international global bond, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream accountholder to DTC by 12:00 noon, New York City time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream accountholder. On the settlement date, the custodian, U.S. Bank Trust Company, National Association, will instruct the fiscal agent and the registrar to:

•	decrease the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bonds; and

•

increase the amount of bonds registered in the name of the nominee of the common depositary for Euroclear and Clearstream, and evidenced by the international global bond. Book-entry interests will be delivered free of payment to Euroclear or Clearstream as the case may be, for credit to the relevant accountholder on the first business day following the settlement date.

Trading between Euroclear or Clearstream seller and DTC purchaser

When book-entry interests in the bonds are to be transferred from the account of a Euroclear or Clearstream accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC global bond, the Euroclear or Clearstream participant must send to Euroclear or Clearstream delivery free of payment instructions by 7:45 p.m., Luxembourg time, one business day prior to the settlement date. Euroclear or Clearstream, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream and the fiscal agent to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Clearstream will:

•

transmit appropriate instructions to the custodian, U.S. Bank Trust Company, National Association, who will in turn deliver such book-entry interests in the bonds free of payment to the relevant account of the DTC participants; and

•	instruct the fiscal agent and the registrar to:

•	decrease the amount of bonds registered in the name of the nominee of the common depositary for Euroclear and Clearstream, and evidenced by the international global bond; and

•	increase the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bond.

So long as the international global bond is held on behalf of Euroclear and Clearstream or on behalf of any other clearing system, referred to as an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the international global bond may be given by delivery of the relevant notice to Euroclear, Clearstream or the alternative clearing system, as the case may be, and so long as the DTC global bond is held on behalf of DTC, or an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the DTC global bond may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.

TAXATION

Additional Japanese Taxation Considerations

Please consult your own tax advisor concerning the consequences of owning these bonds in your particular circumstances under the tax laws and regulations in Japan.

The statements below are based on current tax laws and regulations in Japan and current income tax treaties executed by Japan all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). Neither such statements nor any other statements in this document are to be regarded as advice on the tax position of any holder of the Debt Securities or any person purchasing, selling or otherwise dealing in the Debt Securities or any tax implication arising from the purchase, sale or other dealings in respect of the Debt Securities.

Debt Securities. This section applies only to Debt Securities other than those falling under (i) so-called “discounted bonds” as defined in Article 41-12-2, Paragraph (6) of the Act on Special Measures Concerning Taxation of Japan or (ii) so-called “taxable linked bonds” as defined in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan, i.e., bonds of which the amount of interest is to be calculated by reference to certain indexes (as prescribed by the Cabinet Order under Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan) relating to JBIC or a Specially-Related Party of JBIC (as defined below).

Representation by Investors upon Initial Distribution. By subscribing for the Debt Securities, an investor will be deemed to have represented that it is a beneficial owner that is, (i) for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a Specially-Related Party of JBIC, or (ii) a Designated Financial Institution (as defined below). Among other restrictions, the Debt Securities are not, as part of the distribution at any time, to be directly or indirectly offered or sold to, or for the benefit of, any person other than a beneficial owner that is described in (i) or (ii) above.

Interest Payments on Debt Securities and Redemption Gain

The following description of Japanese taxation (limited to national taxes) (subject to the relevant tax treaty between Japan and the relevant country) applies exclusively to (i) interest on the Debt Securities and (ii) the redemption gain (meaning any positive difference between the acquisition price of the interest-bearing Debt Securities of the holder and the issue price of such interest-bearing Debt Securities (the “Redemption Gain”)) and the issue differential (meaning any positive difference between the issue price of the interest-bearing Debt Securities and the amount which the holder receives upon redemption of such interest-bearing Debt Securities (the “Issue Differential”)), where such Debt Securities are issued outside Japan and payable outside Japan. In addition, the following description assumes that the Debt Securities will only be evidenced by Global Certificates, and no Debt Securities evidenced by Definitive Certificates that are independently traded are issued, in which case different tax consequences may apply. It is not intended to be exhaustive and prospective purchasers are recommended to consult their tax advisers as to their exact tax position.

Tax Withholding Rules for Non-resident Investors.

1.	Interest

If the recipient of interest on the Debt Securities or of the Redemption Gain is an individual non-resident of Japan or a non-Japanese corporation for Japanese tax purposes, as described below, the Japanese tax consequences on such individual non-resident of Japan or non-Japanese corporation are significantly different depending upon whether such individual non-resident of Japan or non-Japanese corporation is a Specially-Related Party of JBIC. Most importantly, if such individual non-resident of Japan or non-Japanese corporation is a Specially-Related Party of JBIC, income tax at the rate of 15.315% of the amount of such interest will be withheld by JBIC under Japanese tax law:

•	If the recipient of interest on any Debt Securities is:

•	an individual non-resident of Japan having no permanent establishment within Japan;

•	a non-Japanese corporation having no permanent establishment within Japan; or

•

an individual non-resident of Japan or non-Japanese corporation having a permanent establishment within Japan, but where the receipt of interest on the relevant Debt Securities is not attributable to such permanent establishment of such individual non-resident of Japan or non-Japanese corporation, then, no Japanese income tax or corporate tax is payable with respect to such interest whether by way of withholding or otherwise, if certain requirements are complied with. Such requirements include:

•

if the relevant Debt Securities are held through certain participants in an international clearing organization such as Euroclear Bank SA/NV, Clearstream Banking S.A. and The Depository Trust Company, or a certain financial intermediary prescribed by the Act on Special Measures Concerning Taxation of Japan and the relevant cabinet order thereunder (the Act on Special Measures Concerning Taxation of Japan, cabinet order thereunder and the related ministerial regulation are called the “Act”) (each, a “Participant”), the requirement that such recipient provide, at the time of entrusting a Participant with the custody of the relevant Debt Securities, certain information prescribed by the Act to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted (the “Interest Recipient Information”), and advise the Participant if such individual non-resident of Japan or non-Japanese corporation ceases to be so exempted (including the case where it becomes a Specially-Related Party of JBIC), and that JBIC prepare and file a certain confirmation prescribed by the Act (the “Interest Recipient Confirmation”) with the competent local tax office in a timely manner based upon the Interest Recipient Information communicated through the Participant and the relevant international clearing organization; and

•

if the relevant Debt Securities are not held by a Participant, the requirement that such recipient submit to the fiscal agent (or a separate paying agent, if one is appointed) a claim for exemption (hikazei tekiyo shinkokusho) (the “Claim for Exemption”) or certain information to be stated in such a Claim for Exemption in an electronic form, together with certain documentary evidence, and that JBIC file the Claim for Exemption so received with the competent local tax office in a timely manner.

Failure to comply with the requirements described above (including the case where the Interest Recipient Information is not duly communicated as required under the Act) will result in the withholding by JBIC of income tax at the rate of 15.315% of the amount of such interest.

•	If the recipient of interest on any Debt Securities is:

•	an individual non-resident of Japan having a permanent establishment within Japan; or

•	a non-Japanese corporation having a permanent establishment within Japan,

and the receipt of interest is attributable to such permanent establishment of such individual non-resident of Japan or non-Japanese corporation, then such interest will not be subject to the withholding by JBIC of income tax at the rate of 15.315% if the requirements concerning the Interest Recipient Information and the Interest Recipient Confirmation or the Claim for Exemption as set out above are complied with. Failure to do so will result in the withholding by JBIC of income tax at the rate of 15.315% of the amount of such interest. The amount of such interest will, however, be subject to regular income tax or corporate tax, as appropriate.

•	Notwithstanding the foregoing, if an individual non-resident of Japan or a non-Japanese corporation mentioned above is a person who has a special relationship with JBIC (that is, in general terms, a person who directly or indirectly controls or is directly or indirectly controlled by, or is under direct or indirect common control with, JBIC) within the meaning prescribed by the Cabinet Order under Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan (such person is referred to in this section as a “Specially-Related Party of JBIC”) as of the beginning of the fiscal year of JBIC in which the relevant Interest Payment Date falls, the exemption from Japanese withholding tax on interest mentioned above will not apply, and income tax at the rate of 15.315% of the amount of such interest will be withheld by JBIC. If such individual non-resident of Japan or a non-Japanese corporation has a permanent establishment within Japan, regular income tax or corporate tax, as appropriate, collected otherwise than by way of withholding, could apply to such interest under Japanese tax law.

If an individual non-resident of Japan or a non-Japanese corporation (regardless of whether it is a Specially-Related Party of JBIC) is subject to Japanese withholding tax with respect to interest on the Debt Securities under Japanese tax law, a reduced rate of withholding tax or exemption from such withholding tax may be available under the relevant income tax treaty between Japan and the country of tax residence of such individual non-resident of Japan or non-Japanese corporation. As of the date of this Supplement, Japan has income tax treaties, conventions or agreements whereby the above-mentioned withholding tax rate is reduced, generally to 10% with, inter alia, Australia, Canada, Finland, France, Hong Kong, Ireland, Italy, Luxembourg, the Netherlands, New Zealand, Norway, Portugal and Singapore. Under the tax treaties between Japan and the United States, the United Kingdom, Denmark, Germany, Austria, Belgium, Spain, Switzerland or Sweden, interest paid to qualified United States, United Kingdom, Danish, German, Austrian, Belgian, Spanish, Swiss or Swedish residents is generally exempt from Japanese withholding tax (for Belgium, only for a Belgian enterprise). Under the current income tax treaties between Japan and France, Australia, the Netherlands or New Zealand, certain limited categories of qualified French, Australian, Dutch or New Zealand residents receiving interest on the bonds may, subject to compliance with certain procedural requirements under Japanese law, be fully exempt from Japanese withholding tax on payments of interest on the bonds (provided that no exemption will apply to pension funds in the case of Australia and New Zealand). In order to enjoy such reduced rate of, or exemption from, Japanese withholding tax under any applicable income tax treaty, individual non-residents of Japan or non-Japanese corporations that are entitled under any applicable income tax treaty to a reduced rate of Japanese withholding tax or exemption from Japanese withholding tax on payment of interest by JBIC are required to submit an “Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Interest” and any other required forms and documents in advance through JBIC to the relevant tax authority before payment of interest.

Under the Act, (a) if an individual non-resident of Japan or a non-Japanese corporation that is a beneficial owner of the Debt Securities becomes a Specially-Related Party of JBIC, or an individual non-resident of Japan or a non-Japanese corporation that is a Specially-Related Party of JBIC becomes a beneficial owner of the Debt Securities, and (b) if such Debt Securities are held through a Participant, then such individual non-resident of Japan or non-Japanese corporation would be obligated to notify the Participant of such change in status by the immediately following Interest Payment Date of the Debt Securities. As described above, as the status of such individual non-resident of Japan or non-Japanese corporation as a Specially-Related Party of JBIC for Japanese withholding tax purposes is determined based on the status as of the beginning of the fiscal year of JBIC in which the relevant Interest Payment Date falls, such individual non-resident of Japan or non-Japanese corporation should, by such notification, identify and advise the Participant of the specific Interest Payment Date on which Japanese withholding tax starts to apply with respect to such individual non-resident of Japan or non-Japanese corporation as being a Specially-Related Party of JBIC.

2.	Redemption Gain and Issue Differential

•	If the recipient of the Redemption Gain and the Issue Differential is an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment within Japan or having a permanent establishment within Japan but where the receipt of such Redemption Gain and Issue Differential is not attributable to such permanent establishment of such individual non-resident of Japan or non-Japanese corporation, no income tax or corporate tax is payable by way of withholding or otherwise with respect to such Redemption Gain and Issue Differential.

•

If the recipient of the Redemption Gain and the Issue Differential with respect to the Debt Securities is an individual non-resident of Japan or a non-Japanese corporation having a permanent establishment within Japan and the receipt of such Redemption Gain and Issue Differential is attributable to such permanent establishment of such individual non-resident of Japan or non-Japanese corporation, such Redemption Gain and Issue Differential will not be subject to any withholding tax but will be subject to regular income tax or corporate tax, as appropriate.

•

Notwithstanding paragraphs above, if an individual non-resident of Japan or a non-Japanese corporation mentioned above is a Specially-Related Party of JBIC as of the beginning of the fiscal year of JBIC in which such individual non-resident of Japan or non-Japanese corporation acquired such Debt Securities, the Redemption Gain and the Issue Differential will not be subject to withholding tax but the Redemption Gain will be subject to regular income tax or corporate tax, as appropriate, under Japanese tax law, regardless of whether such individual non-resident of Japan or non-Japanese corporation has a permanent establishment within Japan; provided that an exemption may be available under the relevant income tax treaty.

Tax Withholding Rules for Resident Investors.

1.	Interest

If the recipient of interest on the Debt Securities is an individual resident of Japan or a Japanese corporation for Japanese tax purposes, as described below, regardless of whether such recipient is a Specially-Related Party of JBIC, in addition to any applicable local tax, income tax will be withheld at the rate of 15.315% of the amount of such interest, if such interest is paid to an individual resident of Japan or a Japanese corporation (except for (i) a Designated Financial Institution (as defined below) which complies with the requirement for tax exemption under Article 6, Paragraph (11) of the Act on Special Measures Concerning Taxation of Japan, or (ii) a Public Corporation, etc. (as defined below) or a Specified Financial Institution (as defined below) to which such interest is paid through the Japanese Custodian (as defined below) in compliance with the requirement for tax exemption under Article 3-3, Paragraph (6) of the Act on Special Measures Concerning Taxation of Japan, as amended.):

In addition to the withholding tax consequences upon resident investors as explained in this section, resident investors should consult their own tax advisors regarding income tax or corporate tax consequences otherwise than by way of withholding, bearing in mind, especially for individual residents of Japan, the change to the taxation regime of bonds which took effect on January 1, 2016.

•

If the recipient of interest on any Debt Securities is an individual resident of Japan or a Japanese corporation other than any of the following institutions that complies with the requirement described below:

•	Japanese banks;

•	Japanese insurance companies;

•	Japanese “financial instruments business operators” (as such term is defined by the Financial Instruments and Exchange Act of Japan);

•

other Japanese financial institutions that fall under certain categories prescribed by the relevant cabinet order under Article 3-3, Paragraph (6) of the Act on Special Measures Concerning Taxation of Japan (such institutions, together with Japanese banks, insurance companies and financial instruments business operators, are called “Specified Financial Institutions”); or

•	Japanese public corporations or Japanese public-interest corporations designated by the relevant law (Koukyo hojin tou) (“Public Corporations, etc.”),

and such recipient receives payment of interest through certain payment handling agents in Japan (“Japanese Payment Handling Agents”), such agents will withhold income tax at the rate of 15.315% of the amount of such interest. As JBIC is not in a position to know in advance the recipient’s status, the recipient of interest falling under this category should inform JBIC through the paying agent of its status in a timely manner. Failure to do so may result in double withholding.

•	If the recipient of interest on any Debt Securities is:

•

a Public Corporation, etc. that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, a Japanese Payment Handling Agent with custody of the Debt Securities (the “Japanese Custodian”); or

•	a Specified Financial Institution that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, the Japanese Custodian,

and such recipient submits through such Japanese Custodian, to the competent tax authority, the report prescribed by the Act, no withholding tax is levied on such interest. However, since JBIC is not in a position to know in advance the recipient’s tax exemption status, the recipient of interest falling under this category should inform JBIC through the paying agent of its status in a timely manner. Failure to so notify JBIC may result in the withholding by JBIC of a 15.315% income tax.

•

If the recipient of interest on any Debt Securities is an individual resident of Japan or a Japanese corporation (except for a Designated Financial Institution which complies with the requirements described below), and receives interest not through a Japanese Payment Handling Agent, income tax at the rate of 15.315% of the amount of such interest will be withheld by JBIC.

•	If the recipient of interest on any Debt Securities is:

•	a Japanese bank;

•	a Japanese insurance company;

•	a Japanese financial instruments business operator; or

•

other Japanese financial institution falling under certain categories prescribed by the relevant cabinet order under Article 6, Paragraph (11) of the Act on Special Measures Concerning Taxation of Japan (each, a “Designated Financial Institution”), and such recipient receives interest on the bonds not through a Japanese Payment Handling Agent and the requirements concerning the Interest Recipient Information and the Interest Recipient Confirmation or the Claim for Exemption as referred to above are complied with, no withholding tax will be imposed.

2.	Redemption Gain and Issue Differential

•

If the recipient of the Redemption Gain and the Issue Differential is an individual resident of Japan or a Japanese corporation, such Redemption Gain and Issue Differential will not be subject to any withholding tax.

Special Additional Tax for Reconstruction from the Great East Japan Earthquake. Due to the imposition of a special additional withholding tax of 0.315% (or 2.1% of 15%) to secure funds for reconstruction from the Great East Japan Earthquake, the withholding tax rate has been effectively increased from 15% to 15.315%

during the period beginning on January 1, 2013 and ending on December 31, 2037. On or after January 1, 2038, all references to the tax rate of 15.315% in the foregoing descriptions will read 15%. There is also certain special additional tax imposed upon regular income tax for a certain period.

Capital Gains, Inheritance Tax and Gift Tax. Gains derived from the sale outside Japan of Debt Securities by an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment in Japan are generally not subject to Japanese income or corporate tax. An individual, regardless of his or her residency, who has acquired Debt Securities as legatee, heir or donee from another individual may be required to pay Japanese inheritance tax or gift tax at progressive rates.

Additional United States Taxation Considerations

This section supersedes the description in the SEC Base Prospectus under “Description of the Debt Securities and Guarantee—United States Taxation” of the United States federal income tax consequences of owning the bonds we are offering.

The following is a general discussion of U.S. federal income tax considerations of the ownership and disposition of the Debt Securities by an initial U.S. holder (as defined below) of the Debt Securities that acquires the Debt Securities pursuant to this offering at the initial sale price and holds the Debt Securities as capital assets (generally, property held for investment) for U.S. federal income tax purposes. This discussion is based upon the Code, the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and current administrative rulings and practice, all as in effect and available at the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to particular investors in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as broker-dealers, banks or other financial institutions, insurance companies, regulated investment companies, real estate investment trusts, pension plans, cooperatives, traders in securities or currencies who elect to apply a mark-to-market method of accounting, persons subject to any minimum tax, tax-exempt entities or qualified retirement plans, persons who are not U.S. holders, persons that are (or hold their Debt Securities through) partnerships or other entities or arrangements treated as partnerships, persons subject to special tax accounting rules, certain U.S. expatriates, persons who acquire the Debt Securities in connection with employment or other performance of services, persons deemed to sell the Debt Securities under the constructive sale provisions of the Code and persons that hold the Debt Securities as part of a straddle, hedge, conversion transaction or other integrated transaction, all of whom may be subject to tax rules that differ significantly from those summarized below. Furthermore, this discussion does not address the consequences of any minimum tax, of the Medicare tax on net investment income, or of any state, local, foreign, or non-income tax (such as the U.S. federal gift or estate tax). This discussion also does not address tax considerations for U.S. holders whose “functional currency” is not the U.S. dollar. This discussion is not intended to constitute a complete analysis of all tax considerations of the ownership and disposition of the Debt Securities. No assurance can be given that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a position contrary to any of those set forth below. U.S. holders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax considerations to them in their particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Debt Security that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary control over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust; or (B) the trust has made a valid election under the applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns the Debt Securities, the U.S. federal income tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns the Debt Securities should consult their tax advisors as to the particular U.S. federal income tax considerations applicable to them.

We expect, and this summary assumes, that the Debt Securities will be issued with less than de minimis original issue discount.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSIDERATIONS TO IT OF THE OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

Payments of Interest

Interest on the Debt Securities (and any additional amounts) will generally be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrued in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Disposition of the Debt Securities

Upon the sale, exchange, retirement at maturity, redemption or other taxable disposition of a Debt Security (collectively, a “Disposition”), a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized upon a Disposition by such U.S. holder (except to the extent such amount is attributable to accrued but unpaid interest, which will be treated as ordinary interest income if such interest has not been previously included in income) and such U.S. holder’s adjusted tax basis in the Debt Securities. The adjusted tax basis of a Debt Security to a U.S. holder will generally be the cost of such Debt Security (decreased by any payments other than stated interest received on the Debt Security).

Any capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Debt Securities exceeds one year on the date of Disposition. Long-term capital gains recognized by individuals and certain other non-corporate U.S. holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement which we entered into on ●, 2026 (New York City time)/ ●, 2026 (Tokyo time), we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Barclays Bank PLC, BofA Securities, Inc., Daiwa Capital Markets Europe Limited and Goldman Sachs International are acting as representatives, has severally agreed to purchase, the principal amount of bonds set forth opposite its name below:

Underwriter	Principal Amount of ●-year bonds	Principal Amount of ●-year bonds
Barclays Bank PLC	$ ●	$ ●
BofA Securities, Inc.	●	●
Daiwa Capital Markets Europe Limited	●	●
Goldman Sachs International	●	●

Total	$ ●	$ ●

The underwriters are obligated to purchase all of the bonds if they purchase any of the bonds.

The underwriters are offering the bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the bonds, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the bonds directly to the public at the price set forth on the cover page of this Supplement. After the bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

We are offering the bonds for sale only in those jurisdictions in the United States, Europe and Asia other than Japan (subject to certain exceptions) where it is legal to make such offers.

Certain of the underwriters have agreed to act through their respective U.S. affiliate or other U.S. broker-dealer when offering the bonds for sale in the United States.

The bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan and are subject to the Act on Special Measures Concerning Taxation of Japan. Each underwriter has represented and agreed that, (I) it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any bonds in Japan, or to any person resident in Japan for Japanese securities law purposes (including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any person resident in Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act of Japan and any other applicable laws, regulations and ministerial guidelines of Japan; and, (II) it has not, directly or indirectly, offered or sold, and will not, as part of its distribution under the underwriting agreement at any time, offer or sell any of the bonds to, or for the benefit of, any person other than a beneficial owner that is, (i) for Japanese tax purposes, neither (a) an individual resident of Japan or a Japanese corporation, nor (b) an individual non-resident of Japan or a non-Japanese corporation that in either case is a Specially-Related Party of JBIC as described in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan or (ii) a Japanese financial institution, designated in Article 6, Paragraph (11) of the Act on Special Measures Concerning Taxation of Japan.

Each of the underwriters has represented and agreed that the bonds subscribed by it will be subscribed by it as principal.

Each of the underwriters has agreed that it will not offer, sell or deliver any of the bonds, directly or indirectly, or distribute this Supplement or the SEC Base Prospectus or any other offering material relating to the bonds, in or from any jurisdiction outside the United States except under the circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on JBIC or Japan except as set forth in the underwriting agreement.

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any bonds in circumstances in which section 21(1) of the FSMA does not apply to JBIC and Japan; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

The bonds may not be offered, sold or otherwise made available to and, will not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of the IDD, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by the PRIIPs Regulation for offering or selling the bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The bonds may not be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the IDD, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by the UK PRIIPs Regulation for offering or selling the bonds or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The offering of the bonds has not been registered by, nor submitted for clearance to the Commissione Nazionale per le Società e la Borsa (“CONSOB”) (the Italian securities exchange commission), pursuant to Italian securities legislation and will not be subject to review or clearance by CONSOB. Accordingly, no bonds may be offered, sold or delivered, directly or indirectly, in the Republic of Italy nor may copies of this prospectus supplement, of any final terms or of any other document or offering material relating to the bonds be issued, distributed or published in the Republic of Italy, either on the primary or on the secondary market, except:

(i)

to qualified investors (investitori qualificati), as defined under Article 2, paragraph 1, letter e), of Regulation (EU) No. 1129 of 14 June 2017 (the “Prospectus Regulation”) and any applicable provision of Legislative Decree No. 58 of 24 February 1998, as amended from time to time (the “Italian Financial Services Act”) and/or Italian CONSOB regulations; or

(ii)

in other circumstances which are exempted from the rules on public offerings pursuant to Article 1 of the Prospectus Regulation, Article 34-ter of CONSOB regulation No. 11971 of 14 May 1999, as amended from time to time (the “CONSOB Regulation No. 11971”), and in accordance with any other applicable Italian laws and regulations.

Any offer, sale or delivery of the bonds or distribution of copies of this Prospectus Supplement, any final terms or any other document or offering material relating to the bonds in the Republic of Italy must be made in compliance with the selling restrictions under points (i) or (ii) above and must be made:

(a)

by soggetti abilitati (including investment firms, banks or financial intermediaries), as defined by Article 1, first paragraph, letter r), of the Italian Financial Services Act, permitted to conduct such activities in the Republic of Italy in accordance with the relevant provisions of the Italian Financial Services Act, CONSOB regulation No. 20307 of 15 February 2018, as amended from time to time, Legislative Decree No. 385 of 1 September 1993, as amended from time to time (the “Italian Banking Act”) and any other applicable laws and regulations;

(b)

in compliance with Article 129 of the Italian Banking Act and the implementing guidelines of the Bank of Italy issued on 25 August 2015 and amended on 10 August 2016 and on 2 November 2020, as further amended from time to time, pursuant to which the Bank of Italy may request periodic reporting, data and information on the issue or the offer of securities in the Republic of Italy; and

(c)

in compliance with all relevant Italian securities, tax and exchange control and any other applicable laws and regulations or requirement imposed by CONSOB, the Bank of Italy and/or any other relevant Italian competent authority.

Please note that in accordance with Article 100-bis of the Italian Financial Services Act, where no exemption from the rules on public offerings applies under (i) and (ii) above, the subsequent resale of the bonds on the secondary market in the Republic of Italy must be made in compliance with the public offer and the prospectus requirement rules provided under the Prospectus Regulation, as implemented by the Italian Financial Services Act and CONSOB Regulation No. 11971. For these purposes, a public offer occurs also where the bonds which are initially offered and placed in the Republic of Italy or abroad to qualified investors only but, at any time in the 12 months following such placing, are regularly (“sistematicamente”) resold on the secondary market in the Republic of Italy to non-qualified investors. Where no exemption from the rules on public offerings applies, failure to comply with the prospectus requirement rules provided under the Prospectus Regulation, as implemented by Italian Financial Services Act and CONSOB Regulation No. 11971 may result in the purchasers of the bonds who are acting outside of the course of their business or profession being entitled to declare such purchase void and to claim damages from any authorized intermediary from which the bonds were purchased.”

The bonds are a new issue of securities with no established trading market. We have been advised by the representatives of the underwriters that the representatives intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds. If an active public trading market for the bonds does not develop, the market price and liquidity of the bonds may be adversely affected.

In connection with the offering, the Stabilizing Manager may purchase the bonds in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the Stabilizing Manager of a greater principal amount of bonds than it is required to purchase in the offering. The Stabilizing Manager may close out any short position by purchasing bonds in the open market. A short position is more likely to be created if the Stabilizing Manager is concerned that there may be downward pressure on the price of the bonds in the open market prior to the completion of the offering. The Stabilizing Manager may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Stabilizing Manager has repurchased bonds sold by or for the account of such underwriter in stabilizing or short covering transactions. Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the bonds. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

Our expenses, other than underwriting discounts and commissions, in connection with this offering are estimated to be approximately $●, which include our reimbursement of certain of the underwriters’ expenses in connection with this offering, which are estimated to be approximately $●.

We and Japan have agreed severally to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of certain liabilities.

Certain of the underwriters from time to time have performed various investment and commercial banking services for us in the ordinary course of their business. We may engage in a hedging transaction directly or indirectly with one or more of the representatives in connection with the bonds offered hereby.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the bonds offered hereby. Any such short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Delivery of the bonds will be made on ●, 2026, which is the ● business day following the date of this Supplement (this settlement cycle being referred to as (“T+●”)). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in one (1) business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wished to trade bonds prior to the settlement date may be required, by virtue of the fact that the bonds initially will settle in T+●, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

VALIDITY OF SECURITIES

The validity of the bonds and of the guarantee is being passed upon on behalf of us and Japan by Mori Hamada & Matsumoto as to Japanese law. The validity of the bonds and of the guarantee is being passed upon on behalf of the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP as to New York law.

AUTHORIZED AGENTS IN THE UNITED STATES

As of the date of this Supplement, our authorized agent in the United States, for the purpose of the Securities Act, is HIDAKA Yoshitaka whose address is: Representative Office in New York (Regional Headquarters for the Americas), Japan Bank for International Cooperation, 712 Fifth Avenue, 26th Floor, New York, N.Y. 10019. The authorized agents for Japan are AZUMI Hisashi located at: Ministry of Finance, Consulate General of Japan in New York, 299 Park Avenue, 18th Floor, New York, N.Y. 10171 and SHIMOTAKAHARA Toru located at: Embassy of Japan, 2520 Massachusetts Avenue, N.W., Washington D.C. 20008.

GENERAL INFORMATION

Application has been made for the bonds to be listed on the official list of the Luxembourg Stock Exchange and to be traded on the Euro MTF Market.

We expect, but are not obligated to holders of the bonds, to maintain listing of the bonds on the official list of the Luxembourg Stock Exchange and admission of the bonds to trading on the Euro MTF Market. Changed circumstances, including changes in listing requirements, could result in suspension or removal of the listing of the bonds on the Euro MTF Market, or cause us to conclude that continued listing of the bonds on the Euro MTF Market is impossible, impracticable or unduly burdensome, in which case, we may take steps to procure the delisting of the bonds from the official list of the Luxembourg Stock Exchange and withdrawal of admission to the Euro MTF Market. In such event, we may, but are not required to, seek an alternative admission to listing, trading and/or quotation for the bonds by another listing authority, exchange and/or system within or outside the European Union, as we may decide. An alternative admission may not be available to us or may, in our opinion, be unduly burdensome.

Notice of any delisting and/or alternative listing will be given as described in “Description of the Bonds and Guarantee—Notices”, and a copy of the notice will be provided to the Luxembourg Stock Exchange. Although there is no assurance as to the liquidity of the bonds on the Luxembourg Stock Exchange, delisting of the bonds may have a material effect on the ability of a bondholder to continue to hold the bonds and/or to resell the bonds held by it in the secondary market.

Except as disclosed in “Summary Financial Information” on pages S-34 to S-37 of this Supplement, there has been no significant change in our financial position since March 31, 2025, the date of the most recent published English language financial statements of Japan Bank for International Cooperation.

Except as disclosed in “Recent Developments” on pages S-17 to S-33 of this Supplement, there has been no significant change in Japan’s public finance and trade data since March 31, 2025.

On ●, 2026 (Tokyo time), the Minister of Finance or the Minister of Finance ad interim of Japan is expected to provided consent to give Japan’s guarantee with respect to the bonds, upon our application dated ●, 2026. The bonds are issued pursuant to a decision of the Board of Directors of JBIC on November 25, 2025.

The bonds have been accepted for clearance through DTC, Euroclear and Clearstream ((i) for the ●-year bonds, Common Code for international global bond: ●; Common Code for DTC global bond: ●; CUSIP: ●; ISIN for international global bond: ●; ISIN for DTC global bond: ●, and (ii) for the ●-year bonds, Common Code for international global bond: ●; Common Code for DTC global bond: ●; CUSIP: ●; ISIN for international global bond: ●; ISIN for DTC global bond: ●). The address of DTC is 140 58th Street, Brooklyn, NY 11220. The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg.

We are not and have not been involved in any governmental, legal, or arbitration proceedings (including any such proceedings which are pending or threatened, of which we are aware) during the 12 months preceding the date of this Supplement which may have, or have had in the recent past, significant effects on JBIC’s financial position.

Japan is not and has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Japan is aware) during the 12 months preceding the date of this Supplement which may have, or have had in the recent past, significant effects on Japan’s financial position.

The contact address and telephone number for JBIC for the purposes of this Supplement is Capital Markets and Funding Division, Treasury Department, Treasury and Systems Group, JBIC, 4-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-8144, Japan, telephone: 81-3-5218-3304.

The contact address and telephone number for Japan for the purposes of this Supplement is Market Finance Division, Financial Bureau, Ministry of Finance, 3-1-1 Kasumigaseki, Chiyoda-ku, Tokyo 100-8940, Japan, telephone: 81-3-3581-4111.

The Commission maintains an Internet site (https://www.sec.gov) that contains reports and other information regarding issuers that file electronically with the Commission. Our Internet site is https://www.jbic.go.jp. The information on the website is not incorporated by reference into this Supplement or the SEC Base Prospectus.

The names of JBIC’s directors and Audit and Supervisory Board Members are as follows:

Governor
HAYASHI Nobumitsu

Deputy Governor
AMAKAWA Kazuhiko

Executive Managing Director
HASHIYAMA Shigeto

Senior Managing Directors
KIKUCHI Yo
OGAWA Kazunori
UCHIDA Makoto

Managing Director, Chairman of the Board of Directors
MAEDA Tadashi

Managing Directors
SASAKI Mami
KAWAMURA Yoshinori

Audit and Supervisory Board Members
NASU Noriko
TSUCHIYA Mitsuaki
MOTOMURA Aya

All of the officers are engaged by JBIC on a full-time basis except SASAKI Mami, KAWAMURA Yoshinori, TSUCHIYA Mitsuaki and MOTOMURA Aya.

Where information in this Supplement has been sourced from third parties, this information has been accurately reproduced and as far as we are aware and able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading. The source of third party information is identified where used. We take responsibility for the correct reproduction and extraction of such third party information.

So long as the bonds are listed on the official list of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market and the rules of the Luxembourg Stock Exchange shall so require, copies of the following documents will be available in hard copy form on any weekday, Saturdays, Sundays and public holidays excepted, during normal business hours, and you may obtain copies of the annual reports and audited financial statements referred to in (ii) and (v) below, at the office of the paying agent in London:

(i)	a direct and accurate English translation of the JBIC Act (in case of inaccuracies the Japanese language version prevails);

(ii)

a copy of this Supplement and the SEC Base Prospectus (and all documents incorporated herein by reference, including the JBIC 18-K 2025 containing, as exhibits, the audited financial statements of JBIC for the fiscal years ended March 31, 2024 and 2025);

(iii)	the fiscal agency agreement;
(iv)	the executed guarantee; and

(v)	the Japan 18-K 2025 containing Japan’s financial information for the fiscal years ended March 31, 2024 and 2025 and Japan’s Budget for the fiscal year ending March 31, 2026.

In addition, the LuxSE Approved Prospectus is also available free of charge for viewing at the website of the Luxembourg Stock Exchange (www.luxse.com).

Copies of the final form of the fiscal agency agreement and the guarantee will be available, so long as any bonds are outstanding, for inspection at the specified offices of the fiscal agent in London.

The bonds will bear the following legends:

Interest payments on this security will generally be subject to Japanese withholding tax unless it is established that the security is held by or for the account of a beneficial owner that is (i) for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a person having a special relationship with JBIC as described in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan (a “Specially-Related Party of JBIC”), (ii) a designated Japanese financial institution described in Article 6, Paragraph (11) of the Act on Special Measures Concerning Taxation of Japan which complies with the requirement for tax exemption under that paragraph, or (iii) a Japanese public corporation, a Japanese financial institution or a Japanese financial instruments business operator, etc. described in Article 3-3, Paragraph (6) of the Act on Special Measures Concerning Taxation of Japan which complies with the requirement for tax exemption under that paragraph.

Interest payments on this security to an individual resident of Japan, to a Japanese corporation (except as described in the preceding paragraph), or to an individual non-resident of Japan or a non-Japanese corporation that in either case is a Specially-Related Party of JBIC will be subject to deduction in respect of Japanese income tax at a rate of currently 15.315 per centum (15 per centum on or after January 1, 2038) of the amount of such interest.

P R O S P E C T U S

Japan Bank for International Cooperation

(Issuer)

Japan

(Guarantor)

$16,000,000,000

Debt Securities

Japan Bank for International Cooperation (“JBIC”) may offer any combination of debt securities from time to time in one or more offerings. JBIC will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 5, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that JBIC and Japan filed with the Securities and Exchange Commission (the “Commission”) under a “shelf” registration process. Under this shelf process, JBIC may, from time to time, sell debt securities (“Debt Securities”) described in this prospectus in one or more offerings up to a total dollar amount of $16,000,000,000. This prospectus provides you with a general description of the Debt Securities JBIC may offer. Each time JBIC sells securities under this shelf process, JBIC will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and the relevant prospectus supplement together with additional information under the heading “Where You Can Find More Information”.

Issuance of any guarantee by Japan of any Debt Securities will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will require authorization by Japan of any guarantee of such Debt Securities on a case-by-case basis.

None of JBIC, Japan or the underwriters of the Debt Securities to which any particular prospectus supplement relates has authorized any dealer, salesman or other person to give any information or to make any representation not contained in this prospectus or such a prospectus supplement. If any such dealer, salesman or other person has given or made such information or representation, you must not rely upon such information or representation as having been authorized by JBIC, Japan or such underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

ii

WHERE YOU CAN FIND MORE INFORMATION

JBIC and Japan file and have filed annual reports, amendments to annual reports and other information with the Commission. These reports and amendments include certain financial, statistical and other information about JBIC and Japan, and may be accompanied by exhibits. The Commission maintains an Internet site (www.sec.gov) that contains reports and other information regarding issuers that file electronically with the Commission.

The Commission allows JBIC and Japan to “incorporate by reference” the information JBIC and Japan file and have filed with the Commission, which means that JBIC and Japan can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. JBIC and Japan incorporate by reference the documents listed below and any future filings made with the Commission to the extent such filings indicate that they are intended to be incorporated by reference:

•	JBIC’s Annual Report on Form 18-K (File No. 333-182490) for the year ended March 31, 2020, filed on September 8, 2020, and the amendment thereto filed on September 11, 2020; and

•	Japan’s Annual Report on Form 18-K (File No. 033-23423-01) for the year ended March 31, 2020, filed on August 6, 2020.

Each time JBIC or Japan files a document with the Commission that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. JBIC and Japan have not authorized anyone else to provide you with different or additional information. JBIC and Japan are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the dates set forth on the respective cover pages of these documents.

You may request a copy of the annual reports, amendments to annual reports and other information mentioned above by writing or calling JBIC. Written requests for such documents should be directed to Capital Markets and Funding Division, Treasury Department, Treasury and Systems Group, JBIC, 4-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-8144, Japan. JBIC’s telephone number is 81-3-5218-3304. The Internet site of JBIC is http://www.jbic.go.jp/en. The information on the website is not incorporated by reference into this prospectus.

In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on December 23, 2020 as reported by the Bank of Japan at 5:00 p.m., Tokyo time, was ¥103.36 = $1.00, and the noon buying rate on December 18, 2020 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥103.35 = $1.00.

References herein to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year.

References herein to the “JBIC Group” are to JBIC and its subsidiaries. As of March 31, 2020, JBIC had two subsidiaries, JBIC IG Partners and Russia-Japan Investment Fund, L.P.

JAPAN BANK FOR INTERNATIONAL COOPERATION

The following information updates information in JBIC’s annual report on Form 18-K. The following section has been updated to reflect current information and has not been revised in its entirety. In the following section, information pertaining to previous years is provided solely for your convenience.

JBIC is a joint stock corporation organized under the laws of Japan and established on April 1, 2012. The Japan Bank for International Cooperation Act (the “JBIC Act”) was passed into law on April 28, 2011 to spin off the Japan Bank for International Cooperation Operations (“JBIC Operations”), together with the Financial Operations for Facilitating Realignment of United States Forces in Japan, from the domestic financial operations of JBIC’s predecessor, Japan Finance Corporation (the “Predecessor”). Pursuant to the JBIC Act, on April 1, 2012, all of the assets and liabilities relating to the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were assumed by JBIC. The Financial Operations for Facilitating Realignment of United States Forces in Japan were discontinued at the end of September 2012.

As part of the Japanese government’s “Partnership for Quality Infrastructure” initiative in May 2015, the Act for Partial Amendment of the Japan Bank for International Cooperation Act (the “Act for Partial Amendment of the JBIC Act”) was enacted on May 11, 2016 to further support the overseas business expansion of Japanese companies by strengthening JBIC’s functions. Consequently, in October 2016, a new account for financing overseas infrastructure projects (“Special Operations”) was established separately from the account for JBIC’s existing operations (“Ordinary Operations”).

Purpose and Authority

Under the JBIC Act, the purposes and operations of JBIC remain substantially unchanged from the former purposes and operations of JBIC Operations, but includes the Special Operation newly added in accordance with the Act for Partial Amendment of the JBIC Act which was approved and enacted in May 2016 and certain new guarantee and securitization operations that are extensions of the JBIC Operations, as described below under the caption “Operations”.

Government Control and Supervision

Under the JBIC Act, JBIC’s shares are wholly owned by the Japanese government, and JBIC is under the Japanese government’s control. JBIC’s operations, including appointment of directors, business plans and issuance of new debt securities, are supervised by the Minister of Finance. JBIC’s budgets are subject to approval of the Japanese Diet, and the annual financial statements of JBIC are required to be submitted to the Diet.

Operations

Ordinary Operations

Pursuant to the JBIC Act, JBIC conducts the JBIC Operations to fulfill the following four missions in order to contribute to the sound development of Japan and the international economy and society: (a) promoting the overseas development and securement of resources which are important for Japan, (b) maintaining and improving the international competitiveness of Japanese industries, (c) promoting the overseas businesses having the purpose of preserving the global environment, such as preventing global warming, and (d) preventing disruptions to international financial order or taking appropriate measures with respect to damages caused by such disruption.

In order to execute the above missions, JBIC conducts the following seven principal operations by way of financing instruments such as loans, guarantees, acquisition and securitization of public/corporate bonds, assignment and securitization of loan assets and equity participations.

•	Export Loans. For the purpose of promoting exports of Japanese plants and for the purpose of securing equally competitive conditions in terms of financing when Japanese exporters compete with other developed countries, export finance provides loans and guarantees of funds to importers and financial institutions to support exports of plants and technologies by Japanese companies mostly to developing countries. In particular, products such as power generation facilities, communication equipment, and marine vessels.

•

Import Loans. For the purpose of securing a stable supply of resources for Japan, import finance provides loans and guarantees of funds to support imports of oil, LNG, iron ore, other rare minerals and other strategically important materials to Japan. Apart from natural resources, the guarantee facility supports imports of goods and services for which there are crucial domestic needs for the sound development of the Japanese economy, such as aircrafts.

•

Overseas Investment Loans. For the purpose of promoting Japan’s overseas business activities, overseas investment finance provides loans and guarantees of long-term business funds to support foreign direct investments undertaken by Japanese companies, overseas Japanese affiliates and foreign governments or financial institutions that have equity participations in or provide loans to such overseas affiliates. The eligible purposes include local manufacturing, resource development and other business ventures.

•

Untied Loans. Untied loans provide loans and guarantees of funds to support improvements in the overseas business environment or to stabilize their currencies to facilitate Japanese trade, investments and other overseas business activities by foreign governments and foreign government agencies. Untied loans also support projects that have a strong impact on preserving the environment.

•

Bridge Loans. Bridge loans provide short-term financing for developing country governments facing balance-of-payments difficulties or other emergencies until international agencies can provide economic support funds.

•

Equity Participations. Equity participations are equity investments in Japanese joint ventures conducting business overseas or overseas companies in which Japanese companies have invested for the purposes of a business tie-up, and equity investments in funds in which Japanese companies or international institutions participate.

•	Research and Studies. JBIC conducts research and studies to support its operations.

Special Operations

The JBIC Act (Act No. 39 of 2011), which regulates JBIC’s financial operations, was amended as of May 18, 2016 with the object, inter alia, of enhancing JBIC’s capacity to finance overseas infrastructure projects through the newly established “Special Operations.” The amendment came into force starting October 1, 2016, together with relevant implementing decrees. JBIC is thereafter required to maintain separate accounts for the Ordinary Operations and the Special Operations to ensure transparency of both operations. In line with the Japanese government’s initiative to promote development of quality infrastructure, the JBIC Group intends to leverage every tool at its disposal, including the Special Operations, to further mobilize the requisite funds to support private sector investment in infrastructure projects worldwide.

The Special Operations enable JBIC to finance overseas infrastructure projects with risks that JBIC is unable to assume under the Ordinary Operations. Under the Special Operations, JBIC considers projects that involve risks new to JBIC, to the extent that JBIC is in a good position to control or mitigate such risk throughout the tenor of the financing by way of close dialogue with the host-country government. As part of the due diligence for providing financing under the Special Operations, JBIC takes into account the credit policy of other financial institutions for comparable cases. JBIC also requires appropriate risk sharing among the parties involved and endeavors to mobilize adequate private funding to the relevant project.

Examples of projects under the Special Operations include finance for governments, government agencies or local governments with a risk profile that does not fall into the scope of the Ordinary Operations and finance for public-private partnerships with the principal cash-flow entailing the risk of fluctuations in demand.

Both the account for Ordinary Operations and the account for Special Operations are required to conduct sound and efficient operations based on the principle that expenditures should not exceed revenues (“sufficient revenues to cover expenditures”) according to the JBIC Act. The account for Ordinary Operations is additionally subject to the principle that repayment from the loans and the performance of the obligations under the guarantees should be ascertained (“certainty of repayment”).

Average Yield in the JBIC Operations

With respect to the account for Ordinary Operations, the average yield of loans made by JBIC was 3.04% as of March 31, 2020 and 1.96% as of September 30, 2020. With respect to the account for Special Operations, the average yield of loans made by JBIC was 5.03% as of March 31, 2020 and 5.14% as of September 30, 2020. The spread of each loan made by JBIC depends on the purpose of the loan, maturity date and the borrower.

As a general matter, JBIC currently makes loans at fixed or floating interest rates, based on the request of the borrower, regardless of the term of the loan.

Allowance for Loan Losses of the JBIC Operations

The JBIC Group provides an allowance for possible loan losses, pursuant to the relevant cabinet order and related regulations.

Allowance for loan losses is recognized in accordance with internally established standards.

The allowance for claims on debtors who are legally bankrupt (“bankrupt borrowers”) or substantially bankrupt (“substantially bankrupt borrowers”) is provided based on the outstanding balance after the write-offs described as below and the deductions of the amount expected to be collected through the disposal of collateral and the execution of guarantees. The allowance for claims on debtors who are not legally bankrupt but are likely to become bankrupt (“potentially bankrupt borrowers”) is provided based on an assessment of the overall solvency of the debtors after deducting the amount expected to be collected through the disposal of collateral and the execution of guarantees.

Of potentially bankrupt borrowers with restructured loans and others, (excluding foreign governments and other governmental entities) whose loan exceeds a threshold amount, if it is possible to reasonably estimate cash flows from the collection of principal and the receipt of interest, the allowance for claims on such debtors is provided based on an approach whereby the difference between the amount of cash flows discounted by the original contractual interest rates and the carrying amount of the claims is determined to be the allowance for loan losses (the “cash flow estimation approach”).

The allowance for claims on debtors other than bankrupt borrowers, substantially bankrupt borrowers and potentially bankrupt borrowers is provided primarily in consideration of the expected loss amount over the average remaining periods of loans, and the expected loss amount is calculated primarily based on the probability of default which is based on the actual bankruptcies during a certain period in the past. The allowance for possible losses on specific overseas loans is provided based on the expected loss amount taking into consideration the political and economic situations of these countries.

All claims are assessed initially by the operational departments and subsequently by risk evaluation departments based on internal rules for self-assessment of asset quality. The risk evaluation departments, which are independent from the operational departments, review these self-assessments, and the allowance is provided based on the results of the assessments.

With respect to claims with collateral or guarantees on debtors who are legally or substantially bankrupt, the residual book value of the claims, after deducting of the amount which is deemed collectible through the disposal of collateral or the execution of guarantees is written off. There were no accumulated write-offs as of September 30, 2020. (The accumulated write-offs as of March 31, 2020 amounted to ¥2,897 million ($27 million).)

The spread of COVID-19 has had an adverse effect on the governments and economies of the countries and regions in which JBIC has made loans, as well as individual borrowers thereof. Whether a borrower is categorized as substantially or potentially bankrupt is determined in consideration of the information currently available to JBIC.

According to world economic outlooks issued by certain international organizations, the spread of COVID-19 will continue to have an impact approximately over one year. Currently, however, the allowance for loan losses is provided based on the assumption that the level of the credit risk of outstanding loans and other investments will be the same as the historical level for the near future, and is calculated based on the items including the probability of default that is based on the actual number of bankruptcies during a certain period in the past.

As the future outlook is uncertain, the situation of COVID-19 or its economic impacts may differ significantly from the assumption above. In such a case, the allowance for loan losses may change going forward.

Recent Developments

Response to COVID-19 and Establishment of Growth Investment Facility

•

Appropriate monitoring of existing projects and debtors. The increasing spread of respiratory disease, referred to as COVID-19, caused by a new strain of coronavirus (SARS-CoV-2), in the fourth quarter of the fiscal year ended March 31, 2020 caused changes in the economic environment and increased uncertainty, which in turn negatively affected debtors by worsening their economic situations, caused delays in projects and had other effects on JBIC’s operations. Taking into account the characteristics of JBIC’s loan portfolio, JBIC will appropriately monitor the business situation and its forecast of its ability to collect on its loans, including by using its credit concentration management and predictive management frameworks.

•

Supporting overseas activities of Japanese companies based on Japanese government economic policy. On January 30, 2020, JBIC established its Growth Investment Facility, which was announced as part of the “Comprehensive Economic Measures to Create a Future with Security and Growth” approved by the cabinet on December 5, 2019. The Growth Investment Facility comprises two windows: (1) the Facility Window for the Development of Quality Infrastructure for Environmental Preservation and Sustainable Growth (“QI-ESG Window”) and (2) the Facility Window for Supporting Japanese Companies’ Overseas Business Expansion (“Overseas Business Expansion Window”). The Growth Investment Facility expands JBIC’s Global Facility to Promote Quality Infrastructure Investment for Environmental Preservation and Sustainable Growth (“QI-ESG”), which was launched in July 2018, to provide Japanese companies with support relating to overseas mergers and acquisitions as well as support for overseas expansion relating to restructuring of global value chains and the development of high-quality infrastructure. On April 30, 2020, as part of the emergency economic measures in response to the COVID-19 outbreak announced by the Prime Minister of Japan on April 20, 2020, JBIC expanded the operations of its Growth Investment Facility to permit financing to Japanese companies for eligible projects and investments in cases where the ability to obtain financing was affected by COVID-19 or where the project or investment is related to the prevention of COVID-19 or strengthening the response to infectious diseases in general including COVID-19. Eligible projects and investments under these newly expanded operations include overseas mergers and acquisitions, natural resources finance, restructuring of global value chains and projects and investments that contribute to the reduction of greenhouse gas emissions or protection of the environment.

On July 8, 2020, JBIC announced that, in accordance with the “Cabinet Order for Partial Revision to the Enforcement Order of the Japan Bank for International Cooperation Act” approved by the Cabinet Office on July 3, 2020, and public notices issued by the Ministry of Finance on July 8, 2020, JBIC will provide the financial support to the overseas business of Japanese companies affected by the COVID-19 pandemic under its Overseas Investment Loan framework, in the form of (1) loans and guarantees for business that Japanese companies, including mid-tier enterprises and small and medium-sized enterprises, are conducting in developed countries and (2) loans to domestic Japanese companies for their overseas business. This financing facility will be available provisionally until June 30, 2021.

•

Effect of COVID-19 on JBIC’s operations. With respect to the effect of the COVID-19 pandemic on JBIC’s results of operations, including its ability to collect on its loans, the spread of COVID-19 has had an adverse effect on the governments and economies of the countries and regions in which JBIC has made loans, as well as individual borrowers thereof. Whether a borrower is categorized as substantially or potentially bankrupt is determined in consideration of the information currently available to JBIC. JBIC has, including in connection with the six months ended September 30, 2020, recorded what it believes is an appropriate amount as an allowance for loan losses.

Organizational Structure

Management

JBIC’s board of directors has the ultimate responsibility for the administration of its affairs. JBIC’s articles of incorporation provide for a board of directors of not more than eight directors and three corporate auditors. All directors and corporate auditors are elected by the Japanese government as JBIC’s sole shareholder at the shareholder’s general meetings, but the election of each director and corporate auditor is subject to approval of the Minister of Finance in accordance with the JBIC Act. The normal term of office for directors is two years, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors may elect from among its members a Governor, Deputy Governor, an Executive Managing Director, several Senior Managing Directors and several Managing Directors. The Governor acts as the chairperson at the shareholder’s general meeting. The board of directors may also elect one or more representative directors from among its members, but such election is subject to the approval of the Minister of Finance. Each of the Governor, Deputy Governor, Executive Managing Director and Senior Managing Directors shall represent JBIC in the conduct of its affairs, and in addition, several directors may be appointed to have the authority to represent JBIC in the conduct of its affairs.

The corporate auditors form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors in that year. A corporate auditor may note his or her opinion in the audit report issued by the board of corporate auditors if his or her opinion expressed in the individual audit report is different from the opinion expressed in the audit report issued by the board of corporate auditors. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of JBIC’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties.

JBIC is required to appoint, and has appointed, independent auditors, who have the statutory duties of examining the financial statements, prepared in accordance with Japanese GAAP, to be submitted to the shareholders by a representative director, and preparing their audit report thereon. JBIC has selected its independent auditors to audit the financial statements for the fiscal years ended March 31, 2019 and 2020.

JBIC’s current directors and corporate auditors as of June 22, 2020, are as follows:

Name	Title
MAEDA Tadashi	Governor

HAYASHI Nobumitsu	Deputy Governor

AMAKAWA Kazuhiko	Executive Managing Director

OYA Toshio	Senior Managing Director

TANAKA Kazuhiko	Senior Managing Director

KUROISHI Kuninori	Senior Managing Director

KOIZUMI Shinichi	Managing Director (Outside Director)

KAWAMURA Yoshinori	Managing Director (Outside Director)

SUMIYA Koji	Corporate Auditor (Full-Time Corporate Auditor)

TSUCHIYA Mitsuaki	Corporate Auditor (Outside Corporate Auditor)

TAMAI Yuko	Corporate Auditor (Outside Corporate Auditor)

Summary Financial Information

The tables below set forth the summary financial information of the JBIC Group, as of and for the fiscal years ended March 31, 2019 and 2020, prepared in accordance with Japanese GAAP, derived from the audited consolidated financial statements of JBIC for the fiscal years ended March 31, 2019 and 2020.

CONSOLIDATED BALANCE SHEETS

	March 31, 2019	March 31, 2020	March 31, 2020
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Assets:
Cash and due from banks	¥1,191,463	¥1,544,838	$14,195
Securities	367,026	358,748	3,296
Loans and bills discounted	13,576,561	13,133,980	120,683
Other assets	280,568	434,040	3,989
Property, plant and equipment	27,979	28,146	259
Buildings	2,781	3,051	28
Land	24,311	24,311	223
Construction in progress	79	0	0
Other	807	782	8
Intangible assets	6,710	5,227	48
Software	6,710	5,227	48
Customers’ liabilities for acceptances and guarantees	2,491,767	2,118,383	19,465
Allowance for loan losses	(293,126)	(285,855)	(2,627)

Total assets	¥17,648,951	¥17,337,510	$159,308

	March 31, 2019	March 31, 2020	March 31, 2020
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Liabilities:
Borrowed money	¥7,574,713	¥6,786,499	$62,359
Bonds payable	4,583,492	4,886,646	44,902
Other liabilities	304,718	424,572	3,901
Provision for bonuses	566	586	5
Provision for directors’ bonuses	9	10	0
Net defined benefit liability	6,988	6,715	62
Provision for directors’ retirement benefits	31	44	0
Acceptances and guarantees	2,491,767	2,118,383	19,465

Total liabilities	¥14,962,287	¥14,223,458	$130,694

Net Assets:
Capital Stock	¥1,785,300	¥1,883,800	$17,310
Retained earnings	905,474	995,688	9,149

Total shareholders’ equity	2,690,774	2,879,488	26,459

Valuation difference on available-for-sale securities	(557)	(3,486)	(31)
Deferred gains or losses on hedges	(11,048)	231,303	2,125
Foreign currency translation adjustment	7,260	6,475	59

Total accumulated other comprehensive income (loss)	(4,345)	234,291	2,153

Non-controlling interests	235	271	2

Total net assets	¥2,686,664	¥3,114,051	$28,614

Total liabilities and net assets	¥17,648,951	¥17,337,510	$159,308

CONSOLIDATED STATEMENTS OF OPERATIONS

	March 31, 2019	March 31, 2020	March 31, 2020
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Ordinary income	¥479,113	¥485,856	$4,464
Interest income	450,798	417,832	3,839
Interest on loans and discounts	435,549	399,375	3,670
Interest and dividends on securities	1,676	1,536	14
Interest on deposits with banks	13,538	16,860	155
Other interest income	34	60	0
Fees and commissions	23,030	25,595	235
Other ordinary income	272	—	—
Other income	5,012	42,428	390
Reversal of allowance for doubtful receivables	—	7,215	66
Recoveries of written-off claims	3,208	29,308	269
Other	1,804	5,905	55
Ordinary expenses	426,085	369,071	3,391
Interest expense	365,878	329,800	3,030
Interest on borrowed money and rediscounts	156,898	126,812	1,165
Interest on bonds	113,064	118,280	1,087
Interest on interest swaps	95,797	84,686	778
Other interest expense	118	19	0
Fees and commissions payments	2,993	3,253	30
Other ordinary expenses	2,638	8,924	82
General and administrative expenses	21,200	21,365	196
Other expenses	33,375	5,728	53
Provision of allowance for loan losses	19,561	—	—
Other	13,814	5,728	53

Ordinary profit	53,028	116,784	1,073

Extraordinary income	6	16	0
Gain on disposal of noncurrent assets	6	16	0
Extraordinary loss	—	0	0
Loss on disposal of noncurrent assets	—	0	0

Net income before income taxes	53,034	116,801	1,073

Income taxes—current	4	25	0

Total income taxes	4	25	0

Net income	¥53,030	¥116,775	$1,073

Net income (loss) attributable to non-controlling interests	7	35	0

Net income attributable to owner of parent	¥53,022	¥116,740	$1,073

The ordinary income for the fiscal year ended March 31, 2020 totaled ¥485,856 million, of which interest income amounted to ¥417,832 million.

The ordinary expenses for the fiscal year ended March 31, 2020 totaled ¥369,071 million. Interest expense, which amounted to ¥329,800 million and reflected interest expense for its borrowings, outstanding debt securities and interest swaps, accounted for the majority of these expenses.

For the fiscal year ended March 31, 2020, the JBIC Group recorded ordinary profit of ¥116,784 million and net income attributable to owner of parent of ¥116,740 million, and JBIC’s commitments, including guarantee, were ¥1,679.

The ordinary income for the fiscal year ended March 31, 2019 totaled ¥479,113 million. Interest income, which amounted to ¥450,798 million.

The ordinary expenses for the fiscal year ended March 31, 2019 totaled ¥426,085 million. Interest expense, which amounted to ¥365,878 million and reflected interest expense for its borrowings and outstanding debt securities, accounted for the majority of these expenses.

For the fiscal year ended March 31, 2019, the JBIC Group recorded ordinary profit of ¥53,028 million and net income attributable to owner of parent of ¥53,022 million, and JBIC’s commitments, including guarantee, were ¥1,717 billion.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	March 31, 2019	March 31, 2020	March 31, 2020
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Cash flows from operating activities
Net income before income taxes	¥53,034	¥116,801	$1,073
Depreciation and amortization	1,944	2,740	25
Losses (profits) of equity method investments	2,026	2,828	26
Increase (decrease) in allowance for loan losses	19,561	(7,270)	(67)
Increase (decrease) in provision for bonuses	20	20	0
Increase (decrease) in provision for directors’ bonuses	0	0	0
Increase (decrease) in net defined benefit liability	202	(273)	(3)
Increase (decrease) in provision for directors’ retirement benefits	5	13	0
Interest income	(450,798)	(417,832)	(3,839)
Interest expense	365,878	329,800	3,030
Loss (gain) related to securities	10,075	(5,639)	(52)
Foreign exchange losses (gains)	(1,223)	(1,589)	(15)
Loss (gain) on disposal of noncurrent assets	(6)	(16)	(0)
Net decrease (increase) in loans and bills discounted	(62,880)	442,581	4,067
Net increase (decrease) in borrowed money	(796,045)	(788,214)	(7,243)
Net decrease (increase) in deposits (excluding deposits paid to Bank of Japan)	64,667	(48,062)	(442)
Increase (decrease) in straight bonds-issuance and redemption	188,604	300,887	2,765
Interest received	424,053	449,048	4,126
Interest paid	(349,679)	(338,465)	(3,110)
Other	82,357	188,455	1,734

Subtotal	(448,202)	225,814	2,075

Income taxes paid	(3)	(6)	(0)

Net cash provided by (used in) operating activities	(448,205)	225,807	2,075

Cash flows from investing activities
Purchase of securities	(69,622)	(32,310)	(297)
Proceeds from sales of securities	25,817	17,727	163
Proceeds from redemption of securities	12,500	23,500	216
Purchase of property, plant and equipment	(237)	(773)	(7)
Proceeds from sales of property, plant and equipment	9	22	0
Purchase of intangible assets	(4,529)	(653)	(6)

Net cash provided by (used in) investing activities	(36,062)	7,512	69

Cash flows from financing activities
Proceeds from issuance of new shares	20,100	98,500	905
Payment to national treasury	(31,150)	(26,525)	(244)

Net cash provided by (used in) financing activities	(11,050)	71,974	661

Effect of exchange rate change on cash and cash equivalents	—	—	—

Net increase (decrease) in cash and cash equivalents	(495,318)	305,294	2,805

Cash and cash equivalents at beginning of period	1,229,610	734,292	6,747

Cash and cash equivalents at end of period	¥734,292	¥1,039,586	$9,552

Outstanding Credit

The following table sets forth, as of the dates indicated, the total amount of credit outstanding provided by JBIC on a non-consolidated basis, by type and geographical distribution in accordance with JBIC’s system of classification:

Credit Outstanding by Type and Geographical Distribution of the JBIC Operations (Non-consolidated)

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2019		2020
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
EXPORT LOANS
Asia	¥506,783	3.6%	¥599,282	4.4%
The Pacific	1,250	0.0%	974	0.0%
Europe	185,135	1.3%	171,074	1.3%
The Middle East	199,174	1.4%	196,821	1.5%
Africa	165,145	1.2%	149,405	1.1%
North America	—	—	—	—
Latin America	73,705	0.5%	59,503	0.4%
International Organizations, etc.	2,404	0.0%	1,798	0.0%

Total	¥1,133,595	8.1%	¥1,178,857	8.7%

IMPORT LOANS
Asia	¥7,405	0.1%	¥6,348	0.0%
The Pacific	42,858	0.3%	33,364	0.2%
Europe	5,147	0.0%	1,075	0.0%
The Middle East	307,858	2.2%	212,590	1.6%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	13,897	0.1%	9,923	0.1%
International Organizations, etc.	83,663	0.6%	50,505	0.4%

Total	¥460,829	3.3%	¥313,805	2.3%

OVERSEAS INVESTMENT LOANS
Asia	¥1,514,592	10.8%	¥2,002,516	14.8%
The Pacific	1,683,572	12.0%	1,423,094	10.5%
Europe	2,162,799	15.4%	2,200,953	16.3%
The Middle East	1,362,834	9.7%	1,292,954	9.6%
Africa	363,634	2.6%	337,257	2.5%
North America	2,524,853	18.0%	2,439,606	18.0%
Latin America	1,950,521	13.9%	1,713,635	12.7%
International Organizations, etc.	6,551	0.0%	6,172	0.0%

Total	¥11,569,357	82.5%	¥11,416,188	84.3%

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2019		2020
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
UNTIED LOANS
Asia	¥154,843	1.1%	¥105,455	0.8%
The Pacific	—	—	—	—
Europe	718	0.0%	570	0.0%
The Middle East	64,543	0.5%	56,306	0.4%
Africa	9,121	0.1%	5,012	0.0%
North America	—	—	—	—
Latin America	216,229	1.5%	119,660	0.9%
International Organizations, etc.	88,890	0.6%	11,633	0.1%

Total	¥534,344	3.8%	¥298,637	2.2%

GOVERNMENTAL LOANS
Asia	¥14,485	0.1%	¥13,795	0.1%
The Pacific	—	—	—	—
Europe	1,950	0.0%	1,928	0.0%
The Middle East	10,051	0.1%	8,934	0.1%
Africa	—	—	—	—
North America	—	—	—	—
Latin America	65	0.0%	41	0.0%
International Organizations, etc.	—	—	—	—

Total	¥26,551	0.2%	¥24,697	0.2%

EQUITY INVESTMENTS
Asia	¥21,872	0.2%	¥24,773	0.2%
The Pacific	30,300	0.2%	29,711	0.2%
Europe	53,986	0.4%	54,176	0.4%
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	10,908	0.1%	26,872	0.2%
Latin America	2,192	0.0%	2,027	0.0%
International Organizations, etc.	173,417	1.2%	167,267	1.2%

Total	292,675	2.1%	304,824	2.3%

Total credit outstanding	¥14,017,351	100.0%	¥13,537,009	100.0%

Credit Commitments

The following table sets forth, for the periods indicated, the total credit commitments made by JBIC on a non-consolidated basis, by type and geographical distribution in accordance with JBIC’s system of classification.

Credit Commitments by Type and Geographical Distribution of the JBIC Operations (Non-consolidated)

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2019		2020
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
EXPORT LOANS
Asia	¥35,631	2.6%	¥184,399	11.5%
The Pacific	—	—	—	—
Europe	—	—	1,115	0.1%
The Middle East	31,915	2.3%	3,500	0.2%
Africa	34,323	2.5%	—	—
North America	—	—	—	—
Latin America	881	0.1%	—	—
International Organizations, etc.	—	—	—	—

Total	¥102,750	7.5%	¥189,014	11.8%

IMPORT LOANS
Asia	¥—	—	¥—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	¥—	—	¥—	—

OVERSEAS INVESTMENT LOANS
Asia	¥255,276	18.7%	¥581,453	36.3%
The Pacific	—	—	2,500	0.2%
Europe	581,674	42.6%	402,035	25.1%
The Middle East	119,507	8.7%	72,912	4.5%
Africa	—	—	5,310	0.3%
North America	665	0.0%	130,953	8.2%
Latin America	220,934	16.2%	187,022	11.7%
International Organizations, etc.	—	—	—	—

Total	¥1,178,056	86.2%	¥1,382,186	86.2%

	JBIC Operations		JBIC Operations
	As of March 31,		As of March 31,
	2019		2020
	(In millions of yen except for the percentage)		(In millions of yen except for the percentage)
UNTIED LOANS
Asia	¥30,600	2.2%	¥10,957	0.7%
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	5,562	0.4%	—	—
International Organizations, etc.	5,624	0.4%	11,091	0.7%

Total	¥41,785	3.1%	¥22,048	1.4%

GOVERNMENTAL LOANS
Asia	¥—	—	¥—	—
The Pacific	—	—	—	—
Europe	—	—	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	—	—	—	—
Latin America	—	—	—	—
International Organizations, etc.	—	—	—	—

Total	¥—	—	¥—	—

EQUITY INVESTMENTS
Asia	¥500	0.0%	¥4,296	0.3%
The Pacific	—	—	—	—
Europe	22,761	1.7%	—	—
The Middle East	—	—	—	—
Africa	—	—	—	—
North America	15,501	1.1%	—	—
Latin America	—	—	—	—
International Organizations, etc.	5,018	0.4%	5,356	0.3%

Total	43,779	3.2%	9,652	0.6%

Total credit commitments	¥1,366,371	100.0%	¥1,602,900	100.0%

Non-Performing Loans

JBIC assessed its loans and other credits in accordance with disclosure requirements that are based, in all material respects, on two sets of disclosure regulations that are followed by commercial financial institutions in Japan, although JBIC is not required to follow either set of regulations. The first set of disclosure regulations includes those set forth under the Banking Act of 1981, as amended (the “Banking Act”). The second set of disclosure regulations includes those set forth in the Act on Emergency Measures for the Revitalization of the Functions of the Financial System of 1998, as amended (the “Financial Revitalization Law”).

The table below sets forth the results of the JBIC Group’s assessment of the JBIC Group’s loans as of March 31, 2020, classified in all material respects according to the Banking Act(a):

As of March 31, 2020
(in millions of yen)
Bankrupt loans(b)	—
Non-accrual loans(c)	¥185,309
Loans with interest or principal repayments three months or more in arrears(d)	8,690
Restructured loans(e)	159,118

Total	¥353,118

(a)	All of the loans shown in the table relate to the Ordinary Operations. Special Operations did not have any applicable loans as of March 31, 2020.
(b)

“Bankrupt loans” are loans, defined in Article 96, Paragraph 1, Item (iii), a. through e. and Item (iv) of the corporate Tax Law Enforcement Ordinance (Government Ordinance No. 97, 1965), on which accrued interest income is not recognized as there is substantial uncertainty over the ultimate collectability of either principal or interest because they have been in arrears for a considerable period of time or for other reasons.

(c)

“Non-accrual loans” are loans on which accrued interest income is not recognized, although this excludes Bankrupt loans and the loans on which interest payments are deferred in order to support the borrowers’ recovery from financial difficulties.

(d)

“Loans with interest or principal repayments three months or more in arrears” are loans whose principal or interest payment is three months or more in arrears, and which do not fall under the category of “Bankrupt loans” and “Non-accrual loans.”

(e)

“Restructured loans” are loans whose repayment terms and conditions have been amended in favor of the borrowers (e.g. reduction of or exemption from the stated interest rate, the deferral of interest payments, the extension of principal repayments or renunciation of claims) in order to support the borrowers’ recovery from financial difficulties, and which do not fall under the category of “Bankrupt loans,” “Non-accrual loans,” or “Loans with interest or principal repayments three months or more in arrears.”

The table below sets forth the results of JBIC’s assessment of JBIC’s loan portfolio as of March 31, 2020, classified in all material respects according to the standards under the Financial Revitalization Law(a):

As of March 31, 2020
(in millions of yen)
Bankrupt and quasi-bankrupt assets(b)	—
Doubtful assets(c)	¥185,309
Substandard loans(d)	167,808

Total	¥353,118

(a)	All of the loans shown in the table relate to the Ordinary Operations. Special Operations did not have any applicable loans as of March 31, 2020.
(b)

“Bankrupt and quasi-bankrupt assets” are loans to and other credits to debtors which have begun proceedings under the Bankruptcy Law, the Corporate Reorganization Law, the Financial Revitalization Law or other similar laws of Japan and have financially failed, as well as similar loans as so designated.

(c)

“Doubtful assets” are loans to and other credits to debtors whose financial and operational conditions have been deteriorated and which are unlikely to make payment of principal and/or interest on a contractual basis.

(d)

“Substandard loans” are (1) “Loans with interest or principal repayments three months or more in arrears” for which principal and/or interest is past due three months or more from their date scheduled payment dates excluding “Bankrupt and quasi-bankrupt assets” and “Doubtful assets”, and (2) restructured loans on which we granted concessions to borrowers in financial difficulty to assist them in their financial recovery and enable them to eventually pay their creditors, but exclude “Bankrupt and quasi-bankrupt assets,” “Doubtful assets” and “Loans with interest or principal repayments three months or more in arrears.”

JAPAN

The following information updates information in Japan’s annual report on Form 18-K for the year ended March 31, 2020 and should be read in conjunction with any future periodic reports and amendments filed by Japan with the Commission. The following section has been updated to reflect current information and has not been revised in its entirety. In the following section, information pertaining to previous years is provided solely for your convenience.

General

Japan is a mountainous island country in the western Pacific, with a population of approximately 126 million. Japan has a parliamentary form of government.

Recent Public Health Developments

In December 2019, the emergence of COVID-19 was reported in Wuhan, Hubei Province, China and COVID-19 has subsequently spread throughout the world, including in Japan. On January 30, 2020, the World Health Organization declared COVID-19 a public health emergency of international concern and, on March 11, 2020, the World Health Organization declared COVID-19 a global pandemic. The COVID-19 outbreak is currently having an adverse impact on the global economy, the severity and duration of which is difficult to predict. In Japan, although the state of emergency declared in April 2020 was lifted in May 2020, the central and local governments continue to impose a number of measures aimed at controlling the spread of COVID-19, including travel restrictions, health and safety guidelines for businesses deemed particularly susceptible to infections and social distancing measures. The significant disruption in economic activity as a result of the COVID-19 outbreak and the measures taken in response to the outbreak have had a significant negative impact on overall economic conditions in Japan. According to the Monthly Economic Report published by the Cabinet Office of Japan for October 2020 published on October 23, 2020, although there are signs that the declining trend in economic conditions in Japan is starting to ease (such as an increase in private consumption and signs of improving exports and industrial production), economic conditions in Japan continue to be weak as a result of the COVID-19 outbreak, including weak corporate profits and negative business investment and employment conditions. The duration and extent of the economic impact of COVID-19 remain highly uncertain.

Area and Population

Japan, an archipelago in the western Pacific, consists of four main islands (Hokkaido, Honshu, Kyushu and Shikoku) which are mostly mountainous located in the same approximate range of latitude as the east coast of the United States north of Florida. The total area of Japan is approximately 146,000 square miles, which is slightly less than that of California and about 4% of the United States. It is bordered by the Sea of Japan to the west and north, and by the Pacific Ocean to the east and south.

Japan has a total population of approximately 126 million (estimated as of October 1, 2020). It has one of the highest population densities in the world and approximately 24.0% of its people (estimated as of October 1, 2019) are concentrated in three metropolitan areas (Tokyo, Osaka and Nagoya). Japan’s rate of population decrease during the years 2015-2019 was 0.7%. Japan’s population decreased 0.22% during the 12 months ended October 1, 2019 (estimated as of October 1, 2019).

Government

The legislative power in Japan is vested in the Diet, which currently consists of a House of Representatives having 465 members and a House of Councillors having 245 members. Members of both houses are elected by direct universal suffrage, except that some members of each house are elected by proportional representation. The power of the House of Representatives is superior to that of the House of Councillors in respect of approving certain matters including the national budget and electing the Prime Minister.

The executive power is vested in the Cabinet consisting of a Prime Minister, elected by the Diet from among its members, and other Ministers appointed by the Prime Minister, a majority of whom must be members of the Diet. The judicial power is vested in the Supreme Court and such lower courts as are established by law.

Japan’s 47 prefectures, and its cities, towns and villages, have a certain degree of local autonomy through popularly elected legislative bodies and chief executives. The central government exercises its influence on local governments indirectly through financial aid and prescribing standards of local administration.

Political Parties

Members of the House of Representatives are elected for four-year terms unless the House of Representatives is dissolved prior to expiration of their terms. The House of Representatives was dissolved on September 28, 2017 and an election was held on October 22, 2017. 289 members were elected from single-member districts and 176 members were elected through a proportional representation process from 11 regional districts. Pursuant to a revision of the Public Offices Election Act in July 2018, the number of seats in the House of Councillors was increased to 248 from 242. The members are elected for six-year terms with one-half of the membership being elected every three years. In an election in July 2019, 124 members were elected, of which 50 members were elected through a proportional representation system and 74 members were elected from 45 districts that correspond to the 47 prefectures of Japan. Currently, the House of Councillors consists of 121 members whose term expires in July 2022 and 124 members whose term expires in July 2025.

The following tables set forth the membership by political party of the House of Representatives as of November 5, 2020 and the House of Councillors as of November 8, 2020.

House of Representatives
Liberal Democratic Party	283
The Constitutional Democratic Party of Japan, Social Democratic Party, and the Independent	113
Komeito	29
Japanese Communist Party	12
Nippon Ishin (Japan Innovation Party)	11
Democratic Party For the People	10
Independents	7
Vacancies	0

Total	465

Source: House of Representatives.

House of Councillors
Liberal Democratic Party and Voice of The People	114
The Constitutional Democratic Party of Japan and Social Democratic Party	44
Komeito	28
Nippon Ishin (Japan Innovation Party)	16
Democratic Party For the People and The Shin-Ryokufukai	15
Japanese Communist Party	13
Okinawa Whirlwind	2
REIWA SHINSENGUMI	2
Hekisuikai	2
Your Party	2
Independents	7
Vacancies	0

Total	245

Source: House of Councillors.

Leadership

Japan’s current Prime Minister is SUGA Yoshihide, a member of the Liberal Democratic Party of Japan and member of the House of Representatives in the Diet. SUGA Yoshihide was elected as Japan’s 99th Prime Minister on September 14, 2020, succeeding the former Prime Minister ABE Shinzo.

International Organizations

Japan is a member of the United Nations and other international organizations, including the International Monetary Fund, International Bank for Reconstruction and Development, International Development Association, International Finance Corporation, International Fund for Agricultural Development, Multilateral Investment Fund, Multilateral Investment Guarantee Agency, Asian Development Bank, African Development Bank, African Development Fund, European Bank for Reconstruction and Development, Inter-American Development Bank and Inter-American Investment Corporation. See “Subscriptions to International Financial Organizations”.

International Trade Agreements

Japan announced its intent to join the Trans-Pacific Partnership, or TPP, in March 2013, and following negotiations with 11 other countries, signed the TPP Agreement on February 4, 2016. Upon the ratification of the TPP, Japan and the other participating countries planned to aim to not only eliminate tariffs on products but also liberalize services and investment, and establish rules in a wide range of fields, including intellectual property, e-commerce and the environment. Although Japan ratified the TPP on January 20, 2017, the United States announced its formal withdrawal from the TPP on January 23, 2017. On March 8, 2018, Japan and ten other countries excluding the United States signed the Comprehensive and Progressive Agreement for Trans-Pacific Partnership, pursuant to which each signatory country agreed to start the necessary preparations for the implementation of the TPP. The Comprehensive and Progressive Agreement for Trans-Pacific Partnership entered into force for Japan, Mexico, Singapore, New Zealand, Canada, and Australia on December 30, 2018, and for Vietnam on January 14, 2019.

Japan has also entered into Economic Partnership Agreements, or EPAs, with various countries, including Singapore, Mexico, Malaysia, Chile and Thailand. As of December 2019, Japan had entered into a total of 18 EPAs (including the TPP) with 20 countries as well as the EU. Pursuant to the EPAs, Japan will collaborate comprehensively with the counterparties to, among other things, reduce or eliminate tariffs, grant most-favored-

nation status in the fields of investment, services and government procurement and expedite patent review and enhance patent protection in the field of intellectual property.

Japan is also a member of international organizations which are based on international trade treaties and other agreements which seek to promote free trade in the international market, including the following: the World Trade Organization, the Organization for Economic Co-operation and Development, the World Customs Organization and the International Trade Centre.

The following is a map of Japan, illustrating its location with respect to neighboring countries:

MAP OF JAPAN

Road
City
Distance from Tokyo
SEA OF OKHOTSK
SAKHALIN
KURILE ISLANDS
The most northern end of Japan
Sapporo
Asahikawa
Kushiro
Hakodate
Aomori
Akita
Morioka
Sendai
SEA OF JAPAN
Niigata
Nagano
Kanazawa
Utsunomiya
Tokyo
Matsue
Kyoto
Nagoya
Osaka
Hiroshima
Fukuoka
Matsuyama
Kagoshima
JAPAN
NORTH PACIFIC OCEAN
EAST CHINA SEA
NANSEI ISLANDS
SENKAKU ISLANDS
Naha
The most western end of Japan
The most eastern end of Japan
OGASAWARA ISLANDS
The most southern end of Japan
PHILIPPINE SEA

This map is compiled from 1:5,000,000 Japan and Its Surroundings (2015 Revised).
"Sea of Japan" is referred to as "Japan Sea" in the "Limits of Oceans and Seas" (S-23), published by the International Hydrographic Organization.

Geospatial Information Authority of Japan
Ministry of Land, Infrastructure, Transport and Tourism
Government of Japan

THE ECONOMY

General

Japan has a highly advanced and diversified economy, which has developed in response to changing conditions in Japan and the world. During the era of high economic growth in the 1960s and the early 1970s, the expansion was based on the development of heavy industries consuming large quantities of resources. During the 1980s, there was rapid growth in high value-added industries, such as electronics and precision instruments, which employ high level technology and consume relatively low quantities of resources. The service sector of the economy grew significantly during the 1980s and 1990s.

While the Japanese economy expanded during the period from 2002 to 2007, amidst that expansion, and prior to the global economic crisis of 2008, Japan continued to face several domestic economic difficulties. Among other things, domestic consumption contributed to the economic recovery to a lesser degree than was the case in prior economic growth periods. Also, despite the improving employment environment at the time, the average wage failed to grow appreciably. While those Japanese manufacturing companies with a global competitive edge achieved growth on the back of the favorable world economy, small-to-medium enterprises and non-manufacturing sectors realized only limited productivity growth and profitability. This in turn caused imbalance in the level of economic recovery among the different regions in Japan. In the longer term, Japan faced a declining population, mass retirement of the baby boomer generation, environmental/energy conservation agenda, and fiscal deficit problem. Against this backdrop, the subprime loan crisis in the United States and increases in the prices of energy and raw materials precipitated weakness in the global economy, caused the Japanese economy to deteriorate. Throughout JFY 2008, the global economy continued to worsen, as the collapse of several major financial institutions in the United States and other factors contributed to a credit tightening, volatility in stock, currency and other markets, loss of consumer confidence and decrease in business and industrial activities on a global basis. The Japanese economy was also adversely affected by these factors, especially as Japan’s export sector was hit by the decline in global demand and appreciation of the yen against other major currencies. After February 2008, Japan had entered a recession. The Japanese economy in JFY 2010 picked up, despite a difficult situation where the unemployment rate remained at a high level.

On March 11, 2011, just as the Japanese economy was in a transition from the state of stagnation to recovery, the Great East Japan Earthquake (“Earthquake”) struck Japan. As a result, the Japanese economy posted negative growth for the first and second quarter in 2011. Unlike the cases of the Great Hanshin-Awaji Earthquake in 1995 or Hurricane Katrina in 2005, personal consumption declined on a nationwide basis, with consumer sentiment deteriorating sharply after the Earthquake. The Earthquake had a severe impact on production in Japan through the shutdown of damaged factories, disruptions of the supply chains and power supply constraints. In particular, the Earthquake affected Japan’s auto industry which depends on the Tohoku region for the supply of key parts including semiconductors and other electronic components. The supply constraints and the slower growth in corporate earnings in the aftermath of the Earthquake also put downward pressure on capital investment activities. The Earthquake was accompanied by a nuclear power plant accident, which not only caused power supply constraints but also had a chilling effect on certain business activities, such as in the tourism and leisure sectors. Following the Earthquake, the number of visitors to Japan from foreign countries dropped by approximately half from the monthly averages in the prior year. The Earthquake and its aftermath prompted the Government of Japan to compile a series of supplementary budgets to support reconstruction efforts. On May 2, 2011, a first supplementary budget of approximately ¥4 trillion was approved by the Diet to finance reconstruction relating to damages from the Earthquake and tsunami. The budget was aimed at disaster relief, including providing temporary housing, rebuilding of facilities and disaster assistance loans. On July 25, 2011, the Japanese government approved a second supplementary budget of approximately ¥2 trillion aimed at further disaster relief, including increasing the Contingency Reserve for Recovery from the Great East Japan Earthquake. On November 21, 2011, the Japanese government approved the third supplementary budget of approximately ¥12 trillion aimed at disaster relief, including provision of emergency support to people affected by the disaster and reconstruction of public utilities and facilities. On February 8,

2012, the Japanese government approved the fourth supplementary budget including the establishment of a government guaranteed ¥500 billion credit facility in response to the so-called “Overlapping Debt Problem”, whereby the burden of existing debt makes it difficult to raise funds for victims of the Earthquake. Thereafter, the Japanese government approved budgets of approximately ¥4 trillion for JFY 2012, ¥5 trillion for JFY 2013 and ¥4 trillion for JFY 2014 to finance reconstruction efforts.

The Earthquake and the nuclear disaster in Fukushima were followed by severe flooding that occurred at the end of July 2012 in Thailand, one of Japan’s largest trading partners for both exports and imports. The suspended operations of the local factories in Thailand suppressed Japan’s Thailand bound exports of goods including intermediary materials for cars and electronics and thereby adversely affected the Japanese economy.

Thus, JFY 2011 started in a very challenging environment, with the Earthquake seriously crippling the economy, which posted negative growth for the first quarter. Over time, the government and the people joined forces in an all-out effort to rebuild the social and economic infrastructure, facilitating a rapid recovery of the supply chains and helping the economy on a track to a gradual recovery. Since the summer of 2011, however, the rapid appreciation of the yen, the reduced external demand due to the Thai flooding (as described above) and deceleration in the world economy stemming from the European sovereign debt crisis kept such recovery to a modest level.

In December 2012, the Cabinet Office of the Government of Japan announced “Abenomics” (named after the former Prime Minister ABE Shinzo), an economic strategy of pursuing an expansionary monetary policy, a flexible fiscal policy and an economic growth agenda that promotes private investment, with the goal of achieving GDP growth and job creation. Pursuant to this strategy, specific measures to be implemented include accelerating reconstruction efforts in areas damaged by the Great East Japan Earthquake, increasing stimulus spending and subsidies aimed at strategically important sectors and utilizing a more flexible approach to economic and fiscal management. Other more recent Abenomics measures include the liberalization of electricity retail sales in April 2016 and the liberalization of gas retail sales in April 2017.

Additionally, in January 2013, the Government of Japan and the Bank of Japan issued a joint statement announcing measures to overcome deflation and achieve sustainable economic growth with price stability in order to establish a sustainable fiscal structure and sound fiscal management. In March 2013, KURODA Haruhiko, former President of the Asian Development Bank, was appointed as governor of the Bank of Japan. In April 2013, the Bank of Japan announced its new quantitative and qualitative monetary easing policy, under which the Bank of Japan is aiming to achieve a price stability target of 2% in terms of the year-on-year rate of change in the consumer price index at the earliest possible time, with a time horizon of about two years. Although nominal GDP increased by 0.8% during JFY 2019, the annual growth rate of real GDP was 0.0% and did not show any improvement during the same period. The Japanese Diet has passed comprehensive social security and tax reform, including an increase in the consumption tax rate from 5% to 8% in 2014, and from 8% to 10% in 2015. Accordingly, the consumption tax rate was increased to 8% in April 2014. The increase in the consumption tax rate from 8% to 10% was postponed but introduced in October 2019. Due in part to this increase in the consumption tax, real GDP decreased during the fourth quarter of 2019 by 1.8% compared to the prior quarter. In addition to the increase in the consumption tax rate, as part of the tax reform, the statutory corporate income tax rate was reduced from 34.62% to 32.11% for JFY 2015 and it was further reduced to 29.97% for JFY 2016 and to 29.74% for JFY 2018.

The Japanese economy faces certain challenges. Challenges for the Japanese economy include, as further described herein, an increased dependence on LNG and other energy imports as a result of the nuclear accident at the Fukushima Daiichi Nuclear Plant and suspension of operations at other nuclear power plants and, over the long term, demographic challenges, such as an aging workforce and population decrease, and the high levels of public debt and associated debt servicing payments.

In addition, in December 2019, the emergence of COVID-19 was reported in Wuhan, Hubei Province, China and COVID-19 has subsequently spread throughout the world, including in Japan. On January 30, 2020,

the World Health Organization declared COVID-19 a public health emergency of international concern and, on March 11, 2020, the World Health Organization declared COVID-19 a global pandemic. The COVID-19 outbreak is currently having an adverse impact on the global economy, the severity and duration of which is difficult to predict.

In order to slow the spread of COVID-19, the Japanese central and local governments have implemented a number of measures, including the state of emergency covering all prefectures in Japan announced on April 16, 2020, which was lifted partially on May 14, 2020 and in full on May 31, 2020. During the state of emergency, individuals were strongly advised to refrain from leaving their homes for non-essential activities and certain businesses were advised to close or restrict their operations. Although the state of emergency was scaled down starting on May 14, 2020 and was lifted for all prefectures on May 25, 2020, the central government has adopted a framework to reopen the economy slowly over a transition period running from May 25, 2020 through July 31, 2020. During the transition period, which may be further extended, as necessary, the central government will actively monitor the situation and reevaluate what restrictions it deems necessary on a regular basis. Economic activities will continue to be subject to different degrees of restrictions based on their COVID-19 risk profile and citizens are being encouraged to change their activities, by adhering to social distancing guidelines and otherwise, in ways that could discourage normal economic activity. In addition, the central and local governments are prepared to impose new restrictions on economic activities, and a new state of declaration of emergency may be issued, if there is a new outbreak of COVID-19. Furthermore, international travel restrictions previously instituted by the Japanese government remain in place despite the state of emergency being lifted. Taking effect from March 27, 2020, shortly after the state of emergency was lifted, the Japanese government added 11 countries to the list of countries and regions subject to travel restrictions, bringing the total to 111 countries/regions as of that date. Citizens of such countries and regions generally remain prohibited from entering Japan under the current travel restrictions, which has had a severe impact on both business travel and inbound international tourism, an important and formerly growing sector of the Japanese economy. Though the Japanese government and the Bank of Japan have also announced and implemented a number of fiscal, monetary and economic measures aimed at mitigating the resulting economic impact, the significant disruption in economic activity as a result of the COVID-19 outbreak and the measures taken in response to the outbreak are expected to have a significant negative impact on overall economic conditions in Japan. According to the Monthly Economic Report published by the Cabinet Office of Japan for October 2020 published on October 23, 2020, although there are signs that the declining trend in economic conditions in Japan is starting to ease (such as an increase in private consumption and signs of improving exports and industrial production), economic conditions in Japan continue to be weak as a result of the COVID-19 outbreak, including weak corporate profits and negative business investment and employment conditions. As a result of gradual resumption of socio-economic activities and implementation of various COVID-19 related measures, the economy is expected to move toward improvement. However, the duration and extent of the economic impact of COVID-19 still remain highly uncertain.

Moreover, Japan’s economy continues to face challenges due to the impact of trade disputes on the global economy and uncertainties surrounding overseas economies, as well as the effects of fluctuations in financial and capital markets. The Japanese economy is also exposed to uncertainty in geopolitical conditions, including concerns over North Korea’s nuclear weapons program and continued instability in the Middle East.

Summary of Key Economic Indicators

The following tables set forth information regarding certain of Japan’s key economic indicators for the periods indicated:

	JFY 2014	JFY 2015	JFY 2016	JFY 2017	JFY 2018	JFY 2019
	(yen amounts in billions, except percentages and index)
Percentage Changes of GDP from Previous Year
At Nominal Prices	2.2%	2.8%	0.8%	2.0%	0.1%	0.8%
At Real Prices(a)	-0.4	1.3	0.9	1.9	0.3	0.0
Total Revenues of Consolidated General and Special Accounts(b)	¥247,464	¥247,917	¥259,413	¥244,729	¥243,868	¥257,240
Total Expenditures of Consolidated General and Special Accounts(b)	226,756	228,749	241,061	229,389	226,661	249,442
Surplus of Consolidated Revenues over Consolidated Expenditures(b)	20,708	19,167	18,353	15,340	17,206	7,798
Public Debt	851,097	880,335	908,093	934,321	954,863	965,926

(a)	Real prices are based on calendar year 2011.
(b)	The data for JFY 2019 is the provisional results as of December 31, 2019.

Source: Economic and Social Research Institute; Cabinet Office; and Ministry of Finance.

	2015	2016	2017	2018	2019
	(yen or dollar amounts in billions, except percentages and index)
Unemployment Rate	3.4%	3.1%	2.8%	2.4%	2.4%
Consumer Price Index(a)	100.0	99.9	100.4	101.3	101.8
Annual Change	0.8%	-0.1%	0.5%	1.0%	0.5%
Corporate Goods Price Index(b)	100.0	96.5	98.7	101.3	101.5
Annual Change	-2.3%	-3.5%	2.3%	2.6%	0.2%
Current Account regarding Balance of Payments	¥16,519	¥21,391	¥22,778	¥19,374	¥20,115
Official Foreign Exchange Reserves	$1,233	$1,217	$1,264	$1,271	$1,324

(a)	Calendar year 2015=100.
(b)	Calendar year 2015=100. Indices are calculated using the monthly averages.

Source: Ministry of Internal Affairs and Communications “Labor Force Survey”; Consumer Price Index, Statistics Bureau, Ministry of Internal Affairs and Communications; Domestic Corporate Goods Price Index, Bank of Japan; and Ministry of Finance.

Gross Domestic Product and National Income

In December 2016, the methodology of calculating Japan’s GDP was revised to implement the System of National Accounts 2008 (2008 SNA), the latest version of the international statistics standard for the national accounts adopted by the United Nations Statistical Commission, as well as other changes including revising the benchmark year for real prices from 2005 to 2011. Revised GDP figures based on this methodology were published for prior years starting from JFY 1994. The GDP figures set forth in the tables below reflect this revised methodology.

The following table sets forth information pertaining to Japan’s gross domestic product for JFY 2015 through JFY 2019. As a general matter, with respect to the private sector, companies were shipping their existing inventories pursuant to conservative production plans until the beginning of calendar year 2014. However, after the increase in the consumption tax rate in April 2014, recovery in demand has been delayed, causing increases in inventory and inhibiting production. As a result, there were fluctuations in “Additions to Business Inventories—Private Sectors” during the relevant period. Although nominal GDP increased by 0.8% during JFY

2019, the annual growth rate of real GDP was 0.0% and did not show any improvement during the same period. While the duration and extent of the economic impact of COVID-19 remain highly uncertain, it is likely that the continued spread of COVID-19 will have a significant negative impact on the Japanese economy, including with respect to nominal and real GDP.

Gross Domestic Product(a)

	JFY 2015	JFY 2016	JFY 2017	JFY 2018	JFY 2019	Percentage of JFY 2019 GDP
	(yen amounts in billions)
Total Consumption
Private sectors	¥300,285	¥298,888	¥303,260	¥304,785	¥304,532	55.1%
Public sectors	105,949	106,416	107,420	108,507	111,527	20.2

	406,233	405,305	410,680	413,292	416,059	75.3
Total Gross Capital Formation
Private sectors
Producers’ Durable Equipment	82,718	81,812	85,917	88,040	87,987	15.9
Residential Construction	16,066	17,037	17,091	16,514	16,856	3.1
Public sectors	26,848	26,954	27,566	28,222	29,608	5.4

	125,632	125,803	130,574	132,776	134,451	24.3
Additions to Business Inventories
Private sectors	1,282	440	1,323	1,434	978	0.2
Public sectors	31	(77)	73	46	16	0.0

	1,313	363	1,396	1,481	995	0.2
Net Exports of Goods and Services	(393)	5,380	4,898	574	996	0.2

Nominal Gross Domestic Expenditures	¥532,786	¥536,851	¥547,548	¥548,122	¥552,500	100.0%

Real Gross Domestic Expenditures(b)	¥517,223	¥521,963	¥532,034	¥533,408	¥533,542

Surplus of the Nation on Current Account
Exports of Goods and Services and Other Receipts from Abroad	30,471	29,504	31,767	34,394	34,580
Less: Imports of Goods and Services and Other Payments Abroad	10,035	11,300	12,301	13,844	14,645

	20,436	18,204	19,467	20,550	19,935

Gross National Income	¥553,222	¥555,055	¥567,015	¥568,672	¥572,434
Percentage Changes of GDP from Previous Year
At Nominal Prices	2.8%	0.8%	2.0%	0.1%	0.8
At Real Prices(b)	1.3	0.9	1.9	0.3	0.0
Deflator(c)	1.5	(0.2)	0.1	(0.2)	0.8

(a)	GDP financial data are subject to change.
(b)	Real prices are based on calendar year 2011.
(c)	Deflator is a price index used to convert nominal prices into real prices. Deflator is derived by dividing nominal GDP by real GDP.

Source: Economic and Social Research Institute, Cabinet Office.

The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for each of the eight quarters ended June 30, 2020.

	Quarterly Gross Domestic Product(a)
	2018		2019				2020
	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter
	(yen amounts in billions)
Nominal Gross Domestic Expenditures(b)	¥545,188	¥546,325	¥553,009	¥555,552	¥557,837	¥549,680	¥547,183	¥505,392

Real Gross Domestic Expenditures(b)(c)	¥530,086	¥533,133	¥536,886	¥539,086	¥539,309	¥529,619	¥526,537	¥484,838

Percentage Changes of GDP from the Previous Quarter At Nominal Prices(d)	(0.7)%	0.2%	1.2%	0.5%	0.4%	(1.5)%	(0.5)%	(7.6)%
At Real Prices(c)(d)	(0.8)	0.6	0.7	0.4	0.0	(1.8)	(0.6)	(7.9)
Deflator(e)	0.2	(0.4)	0.5	0.0	0.4	0.3	0.1	0.3

(a)	Quarterly GDP financial data are subject to change.
(b)	Numbers are based on seasonally-adjusted GDP figures.
(c)	Real prices are based on calendar year 2011.
(d)	Percentage changes are based on seasonally-adjusted GDP figures.
(e)	Deflator is a price index used to convert nominal prices into real prices. Deflator is derived by dividing nominal GDP by real GDP.

Source: Economic and Social Research Institute, Cabinet Office.

Per Capita Gross Domestic Product

The following table indicates per capita gross domestic product for the last five years.

	Per Capita GDP
JFY	Amount (in thousands of yen)	Year-on-year change (%)
2014	¥4,074	2.3
2015	4,193	2.9
2016	4,230	0.9
2017	4,322	2.2
2018	4,337	0.4

National Income

The following table sets forth national income for calendar year 2014 through calendar year 2018.

	National Income
	2014	2015	2016	2017	2018
	(yen amounts in billions)
Domestic Factor Income	¥357,468	¥369,686	¥373,706	¥381,153	¥381,515
Net Income from Abroad	18,494	20,410	18,021	19,459	19,950

National Income at Factor Cost	¥375,962	¥390,096	¥391,727	¥400,612	¥401,466

Percentage Changes of Income at Factor Cost from Previous Year	1.3%	3.8%	0.4%	2.3%	0.2%

Source: Economic and Social Research Institute, Cabinet Office.

Industry

The following table sets forth the proportion of gross domestic product contributed by major industrial sectors of the economy for calendar year 2014 through calendar year 2018.

GDP by Industrial Sectors (at nominal prices)

	2014	2015	2016	2017	2018
Industry
Agriculture, forestry and fishing	1.1%	1.1%	1.2%	1.2%	1.2%
Mining	0.1	0.1	0.1	0.1	0.1
Manufacturing	19.7	20.8	20.7	20.8	20.7
Electricity, gas and water supply and waste management service	2.4	2.6	2.6	2.6	2.6
Construction	5.5	5.5	5.6	5.7	5.7
Wholesale and retail trade	14.2	14.0	13.8	13.9	13.7
Transport and postal services	5.2	5.1	5.0	5.1	5.2
Accommodation and food service activities	2.5	2.3	2.6	2.6	2.5
Information and communications	5.1	5.0	5.0	4.9	4.9
Finance and insurance	4.4	4.4	4.2	4.1	4.2
Real estate	11.7	11.4	11.4	11.3	11.3
Professional, scientific and technical activities	7.2	7.2	7.4	7.4	7.5
Public administration	5.1	5.0	5.0	4.9	5.0
Education	3.7	3.6	3.6	3.6	3.6
Human health and social work activities	6.8	6.8	7.1	7.0	7.2
Other service activities	4.5	4.4	4.3	4.3	4.2

Total	99.2%	99.4%	99.6%	99.4%	99.6%

Source: Economic and Social Research Institute, Cabinet Office, Annual Report on National Accounts.

Energy

The following table sets forth the total amounts of primary energy supplied and the percentages supplied by different sources for JFY 2014 through JFY 2018.

	Sources of Primary Energy Supplied(a)
JFY	Total Primary Energy Supplied (peta-joules)	Oil	Coal	Nuclear	Natural Gas	Other
2014	20,266	41.2%	25.2%	0.0%	24.5%	9.2%
2015	20,019	40.6	25.7	0.4	23.3	9.9
2016	19,862	39.7	25.4	0.8	23.8	10.4
2017	20,099	39.0	25.1	1.4	23.4	11.1
2018(b)	19,728	37.6	25.1	2.8	22.9	11.7

(a)

Figures represent the proportion of each source as a share of the domestic primary energy supplied. Domestic primary energy supplied is total primary energy supplied less exports and inventory adjustments.

(b)

Standard heating value by energy source, which is used to create total primary energy supplied statistics, is revised every five years. Figures for 2018 represent the revised standard heating value by energy source.

Source: Agency for Natural Resources and Energy, Ministry of Economy, Trade and Industry, Report on Energy Supply and Demand.

The table below sets forth information regarding crude oil imports for JFY 2015 through JFY 2019.

	JFY 2015	JFY 2016	JFY 2017	JFY 2018	JFY 2019
Volume of imports (thousand kilo-liters per day)	545	521	501	475	471
Cost of imports (c.i.f. in billions of yen)	¥7,368	¥6,181	¥7,283	¥8,721	¥7,980
Average price (c.i.f. in yen kilo-liters)	¥37,026	¥32,523	¥39,828	¥50,274	¥46,389

Source: Customs and Tariff Bureau, Ministry of Finance.

Japan has historically depended on oil for most of its energy requirements and almost all its oil is imported, mostly from the Middle East. Oil price movements thus have a major impact on the domestic economy. Oil prices have fluctuated significantly in recent years.

Japan has worked to reduce its dependence on oil by encouraging energy conservation and the use of alternative fuels. In addition, a restructuring of industry, with emphasis shifting from primary industries to processing and assembly type industries and from manufacturing industry to service industry, has also contributed to the reduction of oil consumption.

The following table sets forth information relating to total electric power generating capacity and electric power generation for JFY 2014 through JFY 2018.

	JFY 2014		JFY 2015	JFY 2016	JFY 2017	JFY 2018
	(megawatts)
Electric power generating capacity(a):
Fossil Fuel	193,356		190,805	194,669	193,462	193,026
Hydro-electric	49,597		50,035	50,117	50,014	50,037
Nuclear	44,264		42,048	41,482	39,132	38,042
Other	7,343		8,949	13,092	16,600	18,988

Total	294,560		291,836	299,362	299,209	300,093

	(gigawatt-hours)
Electric power generation:
Fossil Fuel	955,352		908,779	877,016	861,435	823,589
Nuclear	—	(b)	9,437	17,300	31,278	62,109
Hydro-electric	86,942		91,383	84,570	90,128	87,398
Other	11,423		14,580	19,024	24,500	27,311

Total	1,053,717		1,024,179	997,911	1,007,341	1,000,409

(a)	At the end of fiscal year—March 31
(b)	No nuclear plants in Japan were in operation during JFY 2014, therefore the amount was zero.

Source: Handbook of Electric Power Industry, Agency for Natural Resources and Energy, Ministry of Economy, Trade and Industry.

Price Indices

The table below sets forth information concerning changes in Japan’s corporate goods and consumer price indices for the periods indicated.

	Corporate Goods Price Index(a)		Consumer Price Index(b)
	Index(c)	Annual % Change	Index	Annual % Change
2015	100.0	-2.3	100.0	0.8
2016	96.5	-3.5	99.9	-0.1
2017	98.7	2.3	100.4	0.5
2018	101.3	2.6	101.3	1.0
2019	101.5	0.2	101.8	0.5

(a)	All commodities. Calendar year 2015=100. Source: Domestic Corporate Goods Price Index, Bank of Japan.
(b)	General index. Calendar year 2015=100. Source: Consumer Price Index, Statistics Bureau, Ministry of Internal Affairs and Communications.
(c)	Indices are calculated using the monthly averages.

Labor

The number of employees was on an upward trend from 2004 to 2007, decreased from 2008 to 2012, recovered in 2013 and increased from 2014 to 2019. In 2018, the average employment was estimated at 66.6 million, of which 23.5% were employed in mining, manufacturing and construction, 3.4% were employed in agriculture, forestry and fisheries, and 73.1% in services and other sectors. In 2019, the average employment was estimated at 67.2 million, of which 23.3% were employed in mining, manufacturing and construction, 3.3% were employed in agriculture, forestry and fisheries, and 73.4% were employed in services and other sectors. The unemployment rate (seasonally adjusted) in Japan gradually increased from 2008 to the middle of 2009, but has gradually decreased since the end of 2009. It ranged between 2.3% and 2.5% during 2018 and between 2.2% and 2.5% during 2019. (Note: Due to the impact of the Great East Japan Earthquake, it has become difficult to conduct a labor search in the following prefectures: Iwate, Miyagi and Fukushima. For this reason, the nationwide unemployment rate for the period between March 2011 and August 2011 does not account for these three prefectures.) The seasonally adjusted unemployment rate was 2.9% for May, 2.8% for June, 2.9% for July, 3.0% for August and 3.0% for September in 2020, the most recent five months for which statistics are available. As a result of the COVID-19 outbreak and the resulting wide-scale disruption of business activities, employment conditions in Japan are expected to be negatively impacted. However, the duration and extent of the impact on employment in Japan remain highly uncertain.

The following table indicates unemployment statistics for Japan for each of the last five years:

Calendar Year	Unemployment Rate (%)
2015	3.4
2016	3.1
2017	2.8
2018	2.4
2019	2.4

Source: Ministry of Internal Affairs and Communications “Labor Force Survey”.

The table below sets forth information regarding wage index (total cash earnings (nominal)) and industrial production index (manufacturing and mining) for the periods indicated.

	Wage Index(a)		Industrial Production Index(b)
	Index(c)	Annual % Change	Index	Annual % Change
2015	100.0	0.1	100.0	-1.2
2016	100.7	0.6	100.0	0.0
2017	101.1	0.4	103.1	3.1
2018	102.5	1.4	104.2	1.1
2019	102.2	-0.3	101.1	-3.0

(a)	Calendar year 2015=100. Source: Monthly Labor Survey, Ministry of Health, Labor and Welfare.
(b)	Calendar year 2015=100. Source: Ministry of Economy, Trade and Industry.
(c)	Indices are calculated using the monthly averages.

The following table shows selected employment information by industry.

	2015	2016	2017	2018	2019
	(all figures in percentages, except as indicated)
Employed persons (in thousands of persons)	64,010	64,650	65,300	66,640	67,240
Employment by Industry:
Agriculture, forestry and fisheries	3.58%	3.45%	3.38%	3.42%	3.30%
Mining, manufacturing and construction	24.12	23.87	23.78	23.50	23.26
Services and other sectors	72.30	72.68	72.83	73.08	73.44

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Ministry of Internal Affairs and Communications “Labor Force Survey”.

The following table shows employment rate by age and gender.

	2015	2016	2017	2018	2019
	(all figures in percentages)
Total	57.6%	58.1%	58.8%	60.0%	60.6%
Employment rate by age:
15 – 64 years old	73.3	74.3	75.3	76.8	77.7
15 – 24 years old	40.7	42.4	42.5	45.9	47.5
25 – 34 years old	81.2	82.5	83.6	84.8	85.3
35 – 44 years old	82.4	82.7	83.6	85.0	85.6
45 – 54 years old	83.8	84.6	85.1	85.7	86.4
55 – 64 years old	70.0	71.4	73.4	75.2	76.3
55 – 59 years old	78.7	79.9	81.0	81.7	82.3
60 – 64 years old	62.2	63.6	66.2	68.8	70.3
65 and over	21.7	22.3	23.0	24.3	24.9
65 – 69 years old	41.5	42.8	44.3	46.6	48.4
70 – 74 years old	24.9	25.0	27.2	30.2	32.2
75 and over	8.3	8.7	9.0	9.8	10.3
25 – 44 years old	81.9	82.6	83.6	84.9	85.5
Employment rate by gender:
Male	67.8	68.1	68.4	69.3	69.7
Female	48.0	48.9	49.8	51.3	52.2

Source: Ministry of Internal Affairs and Communications “Labor Force Survey”.

The following table shows employment data by type of employment.

	2015	2016	2017	2018	2019
	(in thousands of persons)
Employee (except for executive of company or corporation)	53,140	54,000	54,690	56,050	56,690
Regular employee	33,270	33,760	34,320	34,850	35,030
Non-regular employee	19,870	20,230	20,360	21,200	21,650

Source: Ministry of Internal Affairs and Communications “Labor Force Survey”.

Aging Workforce and Population Decrease

One of the risks that the Japanese economy bears is the issue of the aging of the population accompanied with an overall population decrease. Aging and population decrease placed downward pressure on economic growth. The negative impact can be reduced by enhancing productivity and competitiveness through the further opening of the Japanese economy to the world. Aging and population decrease have an impact not only on the macro growth rate but also on spending patterns (such as the older generations spending more than younger generations on service consumption) and, consequently, the country’s economic structure.

The impact of the aging and shrinking population on Japan’s fiscal structure looms as a long-term risk. Social security benefit payments under the current system will increase. The ratio of pensions to national income are expected to remain at the same level, but that of welfare including medical benefits and nursing-care benefits is expected to increase. Aging and population decrease will thus modify the Japanese revenue structure. Furthermore, amid increasing capital mobility, it is imperative for Japan to foster an environment attractive to business enterprises. Under these circumstances, it has become more and more difficult to impose additional tax burdens on the income of individuals and corporations. The effects of the aging and shrinkage of the population would also be prominent in Japan’s regional economies.

The following table indicates the age distribution of Japan’s population:

Population and Percentage distribution by Age (5-Year Age Group)

	Both sex
Age groups	2005*	2015	2016	2017	2018	2019
	Population (in thousands of persons)
Total	127,768	127,095	126,933	126,706	126,443	126,167

0 – 4 years old	5,599	5,006	4,963	4,909	4,838	4,758
5 – 9	5,950	5,319	5,303	5,251	5,184	5,101
10 – 14	6,036	5,620	5,514	5,432	5,392	5,351
15 – 19	6,593	6,054	6,040	5,995	5,907	5,820
20 – 24	7,381	6,091	6,150	6,228	6,330	6,388

25 – 29	8,314	6,532	6,393	6,291	6,223	6,240
30 – 34	9,795	7,396	7,257	7,112	6,936	6,752
35 – 39	8,772	8,417	8,117	7,884	7,694	7,551
40 – 44	8,113	9,847	9,713	9,443	9,093	8,718
45 – 49	7,755	8,766	9,282	9,457	9,666	9,802

50 – 54	8,828	8,024	7,904	8,156	8,360	8,567
55 – 59	10,294	7,601	7,546	7,592	7,651	7,711
60 – 64	8,577	8,552	8,160	7,804	7,591	7,523
65 – 69	7,460	9,759	10,275	9,921	9,368	8,709
70 – 74	6,661	7,787	7,408	7,749	8,234	8,686

75 – 79	5,280	6,354	6,526	6,738	6,932	7,241
80 – 84	3,423	5,026	5,181	5,293	5,347	5,328
85 – 89	1,855	3,156	3,275	3,396	3,514	3,612
90 – 94	843	1,363	1,479	1,582	1,674	1,761
95 – 99	212	362	383	405	439	479

100 and over	25	62	66	67	69	69

Regrouped
0 – 14 years old	17,585	15,945	15,780	15,592	15,415	15,210
15 – 64	84,422	77,282	76,562	75,962	75,451	75,072
65 and over	25,761	33,868	34,591	35,152	35,578	35,885
65 – 74 years old	14,122	17,546	17,683	17,670	17,603	17,395
75 and over	11,639	16,322	16,908	17,482	17,975	18,490

	Both sex
Age groups	2005*	2015	2016	2017	2018	2019
	Percentage Distribution (%)

Total	100.00	100.00	100.00	100.00	100.00	100.00

0 – 4 years old	4.38	3.94	3.91	3.87	3.83	3.77
5 – 9	4.66	4.19	4.18	4.14	4.10	4.04
10 – 14	4.72	4.42	4.34	4.29	4.26	4.24
15 – 19	5.16	4.76	4.76	4.73	4.67	4.61
20 – 24	5.78	4.79	4.85	4.92	5.01	5.06

25 – 29	6.51	5.14	5.04	4.97	4.92	4.95
30 – 34	7.67	5.82	5.72	5.61	5.49	5.35
35 – 39	6.87	6.62	6.39	6.22	6.08	5.98
40 – 44	6.35	7.75	7.65	7.45	7.19	6.91
45 – 49	6.07	6.90	7.31	7.46	7.64	7.77

	Both sex
Age groups	2005*	2015	2016	2017	2018	2019
	Percentage Distribution (%)
50 – 54	6.91	6.31	6.23	6.44	6.61	6.79
55 – 59	8.06	5.98	5.94	5.99	6.05	6.11
60 – 64	6.71	6.73	6.43	6.16	6.00	5.96
65 – 69	5.84	7.68	8.09	7.83	7.41	6.90
70 – 74	5.21	6.13	5.84	6.12	6.51	6.88

75 – 79	4.13	5.00	5.14	5.32	5.48	5.74
80 – 84	2.68	3.95	4.08	4.18	4.23	4.22
85 – 89	1.45	2.48	2.58	2.68	2.78	2.86
90 – 94	0.66	1.07	1.17	1.25	1.32	1.40
95 – 99	0.17	0.28	0.30	0.32	0.35	0.38

100 and over	0.02	0.05	0.05	0.05	0.05	0.05

Regrouped
0 – 14 years old	13.76	12.55	12.43	12.31	12.19	12.29
15 – 64	66.07	60.81	60.32	59.95	59.67	59.50
65 and over	20.16	26.65	27.25	27.74	28.14	28.44
65 – 74 years old	11.05	13.81	13.93	13.95	13.92	13.79
75 and over	9.11	12.84	13.32	13.80	14.22	14.66

(Note) * Statistics Bureau, Ministry of Internal Affairs and Communications, “Population Census”. (Unknown age population is included after being prorated to each age population.)

If the population of Japan continues to decrease, it may have a material adverse impact on Japan’s overall socioeconomics in the future, including with respect to economic scale, standard of living and sustainability of the social security system.

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

Japan is one of the leading trading nations of the world, ranking fifth to China, the United States, Germany and the Netherlands in merchandise exports and ranking fourth to the United States, China and Germany in merchandise imports among the IMF member countries in 2019.

The trade deficit slightly increased from ¥2,565 billion in 2011 to ¥2,792 billion in 2015 despite an increase in exports for three consecutive years, meaning that Japan had a trade deficit for five consecutive years. The primary reasons for the trade deficit include increased imports of oil and natural gas as alternatives to nuclear energy. Imports of fossil fuels increased as the demand increased for power generation at thermal power stations after the nuclear accident at the Fukushima Daiichi Nuclear Plant caused suspension of operations at other nuclear plants, resulting in reduced energy supply. Due to increased imports of fossil fuels, Japan’s trade balance in 2011 turned to a deficit for the first time in 31 years. In 2012, the trade deficit expanded and it hit a record high in 2014. In 2015, it decreased substantially again and back to the level of 2011. In 2016, the drop in total amount of imports was larger than the drop in total amount of exports, and as a result, Japan had a trade surplus of ¥3,994 billion, reversing a trend of five consecutive years of trade deficits since 2011. In 2017, although the increase in total amount of imports was larger than the increase in total amount of exports, Japan still had a trade surplus of ¥2,907 billion as an overall result. In 2018, Japan had a trade deficit of ¥1,225 billion due to increased imports of oil and natural gas. In 2019, Japan had a trade deficit of ¥1,668 billion due to a decrease in exports including automobile parts and steel, which was partially offset by a decrease in imports including crude oil and petroleum products. As a result of the global COVID-19 outbreak and the resulting disruptions of economic activity, exports from Japan are expected to be negatively impacted. However, the impact of the global COVID-19 outbreak on exports, imports and the overall trade deficit is highly uncertain.

The following tables set forth information relating to foreign trade for the years indicated. In these tables exports are stated on an f.o.b. basis and imports on a c.i.f. basis. Monetary figures are based on actual movements of goods as calculated by the Ministry of Finance. (This method of computation differs from that used in calculating balance of payments, in which both exports and imports are stated on an f.o.b. basis.)

Foreign Trade of Japan

	Value Index(a)		Quantum Index(a)		Unit Value Index(a)		Terms of Trade(b)
	Exports	Imports	Exports	Imports	Exports	Imports	Index
2015	100.0	100.0	100.0	100.0	100.0	100.0	100.0
2016	92.6	84.2	100.5	98.8	92.2	85.3	108.1
2017	103.5	96.1	105.9	102.9	97.8	93.4	104.7
2018	107.8	105.5	107.7	105.8	100.1	99.7	100.4
2019	101.7	100.2	103.0	104.6	98.8	95.9	103.0

(a)	Calendar year 2015=100.
(b)	Unit value index of exports divided by unit value index of imports, multiplied by 100.

Source: Japan Tariff Association, Ministry of Finance.

Composition of Japan’s Exports and Imports

	2015		2016		2017		2018		2019
	(yen amounts in billions)
JAPAN’S EXPORTS
Textile Products	¥985	1.3%	¥863	1.2%	¥886	1.1%	¥901	1.1%	¥886	1.2%
Metals and Metal Products	6,315	8.4	5,219	7.5	5,907	7.5	6,257	7.7	5,659	7.4
Machinery and Equipment:
Ships	1,334	1.8	1,325	1.9	1,322	1.7	1,368	1.7	1,493	1.9
Motor Vehicles	12,046	15.9	11,333	16.2	11,825	15.1	12,307	15.1	11,971	15.6
TV and Radio Receivers	142	0.2	120	0.2	107	0.1	117	0.1	116	0.2
Motorcycles	294	0.4	261	0.4	320	0.4	337	0.4	267	0.3
Scientific and Optical Instruments	2,376	3.1	2,046	2.9	2,416	3.1	2,314	2.8	2,130	2.8
Other(a)	32,155	42.5	30,336	43.3	34,143	43.6	35,501	43.6	32,700	42.5

Total Machinery and Equipment	48,347	63.9	45,421	64.9	50,133	64.0	51,944	63.8	48,678	63.3
Chemicals	7,759	10.3	7,123	10.2	8,192	10.5	8,922	10.9	8,739	11.4
Foods and Beverages	599	0.8	607	0.9	645	0.8	741	0.9	754	1.0
Other Exports(b)	11,609	15.4	10,802	15.4	12,524	16.0	12,714	15.6	12,216	15.9

Grand Total	¥75,614	100.0%	¥70,036	100.0%	¥78,286	100.0%	¥81,479	100.0%	¥76,932	100.0%

JAPAN’S IMPORTS
Foods and Beverages	7,002	8.9%	6,363	9.6%	7,018	9.3%	7,247	8.8%	7,192	9.1%
Raw Materials	4,853	6.2	4,012	6.1	4,725	6.3	4,992	6.0	4,861	6.2
Chemicals	7,748	9.9	7,111	10.8	7,567	10.0	8,550	10.3	8,163	10.4
Mineral Fuels:
Petroleum	8,185	10.4	5,532	8.4	7,155	9.5	8,906	10.8	7,969	10.1
Coal	1,974	2.5	1,665	2.5	2,570	3.4	2,812	3.4	2,528	3.2
Other(c)	8,059	10.3	4,855	7.4	6,115	8.1	7,576	9.2	6,453	8.2

Total Mineral Fuel	18,218	23.2	12,052	18.2	15,840	21.0	19,294	23.3	16,951	21.6
Machinery and Equipment	24,274	31.0	22,131	33.5	24,490	32.5	25,952	31.4	25,319	32.2
Other Imports(d)	16,310	20.8	14,373	21.8	15,740	20.9	16,669	20.2	16,114	20.5

Grand Total	¥78,406	100.0%	¥66,042	100.0%	¥75,379	100.0%	¥82,703	100.0%	¥78,600	100.0%

(a)	This category includes general machinery, electronic components including semiconductors and electronic equipment including electronic circuit.
(b)	This category includes raw materials, mineral fuels and vehicle parts.
(c)	This category includes liquid natural gas and petroleum products.
(d)	This category includes clothing and accessories thereof, non-ferrous metal and scientific and optical instruments.

Source: The Summary Report on Trade of Japan, Japan Tariff Association, Ministry of Finance.

Geographic Distribution of Japan’s Exports and Imports

	2015		2016		2017		2018		2019
	(yen amounts in billions)
JAPAN’S EXPORTS
Asia	40,329	53.3%	37,107	53.0%	42,920	54.8%	44,736	54.9%	40,933	53.9%
China	13,223	17.5	12,361	17.7	14,890	19.0	15,898	19.5	14,502	19.1
(Asia NIES)	16,438	21.7	15,094	21.6	17,048	21.8	16,888	20.7	15,433	20.3
(ASEAN)	11,495	15.2	10,378	14.8	11,872	15.2	12,634	15.5	11,477	15.1
Oceania	2,099	2.8	2,010	2.9	2,301	2.9	2,402	2.9	2,034	2.7
Australia	1,555	2.1	1,532	2.2	1,796	2.3	1,886	2.3	1,561	2.1
North America	16,161	21.4	15,029	21.5	16,189	20.7	16,500	20.3	15,865	20.9
U.S.A.	15,225	20.1	14,143	20.2	15,113	19.3	15,470	19.0	14,900	19.6
Canada	936	1.2	886	1.3	1,076	1.4	1,029	1.3	965	1.3
Central and South America	3,375	4.5	3,002	4.3	3,154	4.0	3,399	4.2	3,098	4.1
Western Europe	8,102	10.7	8,179	11.7	9,053	11.6	9,389	11.5	8,866	11.7
EU(a)	7,985	10.6	7,982	11.4	8,657	11.1	9,209	11.3	8,523	11.2
Central and Eastern Europe, Russia etc.	1,346	1.8	1,286	1.8	1,475	1.9	1,719	2.1	1,710	2.3
Russia	618	0.8	555	0.8	674	0.9	805	1.0	751	1.0
Middle East	3,167	4.2	2,585	3.7	2,350	3.0	2,434	3.0	2,382	3.1
Africa	1,036	1.4	839	1.2	843	1.1	900	1.1	993	1.3

Total	¥75,614	100.0%	¥70,036	100.0%	¥78,286	100.0%	¥81,479	100.0%	¥75,880	100.0%

JAPAN’S IMPORTS
Asia	38,358	48.9%	33,199	50.3%	37,026	49.1%	39,218	47.4%	36,519	47.3%
China	19,429	24.8	17,019	25.8	18,459	24.5	19,194	23.2	17,684	22.9
(Asia NIES)	7,245	9.2	6,241	9.4	7,162	9.5	7,859	9.5	7,170	9.3
(ASEAN)	11,843	15.1	10,047	15.2	11,545	15.3	12,399	15.0	11,691	15.1
Oceania	4,887	6.2	3,843	5.8	4,969	6.6	5,659	6.8	5,337	6.9
Australia	4,210	5.4	3,321	5.0	4,365	5.8	5,053	6.1	4,734	6.1
North America	9,178	11.7	8,331	12.6	9,325	12.4	10,318	12.5	9,792	12.7
U.S.A.	8,060	10.3	7,322	11.1	8,090	10.7	9,015	10.9	8,513	11.0
Canada	1,109	1.4	1,003	1.5	1,226	1.6	1,295	1.6	1,269	1.6
Central and South America	3,075	3.9	2,726	4.1	3,156	4.2	3,226	3.9	3,222	4.2
Western Europe	9,347	11.9	8,777	13.3	9,421	12.5	10,370	12.5	10,201	13.2
EU(a)	8,625	11.0	8,152	12.3	8,757	11.6	9,718	11.8	9,435	12.2
Central and Eastern Europe, Russia etc.	2,593	3.3	1,868	2.8	2,308	3.1	2,546	3.1	2,326	3.0
Russia	1,905	2.4	1,227	1.9	1,551	2.1	1,723	2.1	1,538	2.0
Middle East	9,571	12.2	6,501	9.8	8,243	10.9	10,375	12.5	8,821	11.4
Africa	1,395	1.8	798	1.2	931	1.2	991	1.2	954	1.2

Grand Total	¥78,406	100.0%	¥66,042	100.0%	¥75,379	100.0%	¥82,703	100.0%	¥77,171	100.0%

(a)	Data for 2015 through 2019 include the United Kingdom, as the United Kingdom exited the European Union (EU) on January 31, 2020.

Source: Press Release dated March 13, 2020, Ministry of Finance.

Balance of Payments

In 2015, the trade deficit significantly improved, and Current Account surplus increased to ¥16,519 billion. In 2016, the trade deficit turned into trade surplus, and Current Account surplus increased to ¥21,391 billion. In 2017, Current Account surplus continued and increased to ¥22,778 billion with trade surplus. In 2018, Current Account surplus decreased to ¥19,374 billion. In 2019, Current Account surplus increased to ¥20,115 billion.

In October 2013, Ministry of Finance and the Bank of Japan announced that they will revise balance of payments statistics, to be based on IMF Balance of Payments Manual, 6th Edition, starting with transactions in January 2014. The information below reflects the updated statistics.

Balance of Payments of Japan

	2015	2016	2017	2018	2019
	(in billions)
Current Account	¥16,519	¥21,391	¥22,778	¥19,374	¥20,115
Balance on Goods and Services	-2,817	4,389	4,221	105	506
Trade Balance	-886	5,518	4,911	1,127	381
Exports (f.o.b.)	75,274	69,093	77,254	81,226	76,031
Imports (f.o.b.)	76,160	63,575	72,342	80,100	75,650
Services	-1,931	-1,129	-691	-1,021	125
Primary Income(a)	21,303	19,148	20,684	21,272	20,985
Secondary Income(b)	-1,967	-2,146	-2,127	-2,003	-1,376
Capital Account	-271	-743	-280	-211	-413
Financial Account(c)	21,876	28,606	18,811	20,006	24,306
Assets	33,669	11,142	-10,738	-3,488	-10,665
Liabilities	11,793	-17,464	-29,549	-23,493	-34,971
Net Errors and Omissions	5,628	7,958	-3,687	842	4,604

(a)

Primary Income mainly shows balance of payments of interests and dividends from external financial credits and debts and includes such items as receipt and payment of dividends and interests between parent companies and their subsidiaries, receipt and payment of stock dividends and bond interests, and receipt and payment of interests related to loans, borrowings, and deposits.

(b)

Secondary Income shows balance of payments of provision of assets unaccompanied by consideration between residents and non-residents and includes such items as receipt and payment of financial support, donations, and gifts by the government or by the people.

(c)	Positive figures (+) show increases in net assets, negative figures (-) show decreases in net assets in “Financial Account”.

Source: Balance of Payments, Ministry of Finance.

Official Reserves Assets

As of December 31,	Gold(a)	Foreign Currency Reserves	IMF Reserve Position	SDRs (Special Drawing Rights)	Other Reserve Assets	Total
	(in millions of dollars)
2015	$26,134	$1,179,004	$9,531	$18,048	$497	$1,233,214
2016	28,516	1,157,790	12,019	18,087	491	1,216,903
2017	31,897	1,202,071	10,582	19,195	538	1,264,283
2018	31,531	1,208,958	11,464	18,484	538	1,270,975
2019	37,469	1,255,322	11,202	19,176	581	1,323,750

(a)	The valuation of gold reflects marked-to-market values.

Source: International Reserves/Foreign Currency Liquidity, Ministry of Finance.

Foreign Exchange Rates

The following table sets forth the high, low and average daily interbank rate for the U.S. dollar against the yen in the Tokyo foreign exchange market for the years indicated.

	2015	2016	2017	2018	2019
Average (Central Rate)	¥121.09	¥108.77	¥112.13	¥110.40	¥108.99
High	125.66	121.49	118.18	114.55	112.24
Low	115.85	99.00	107.59	104.64	104.46

Source: Status of Transactions on Tokyo Foreign Exchange Market, Bank of Japan.

Foreign Direct Investment

The following table sets forth information regarding annual foreign direct investment in Japan and annual foreign direct investment abroad for the periods indicated.

Foreign direct investment in Japan (by industry)(a)

	2015	2016	2017	2018	2019
	(in billions of yen)
Manufacturing (total)(b)	¥303.1	¥1,366.0	¥1,016.6	¥1,187.4	¥1,015.7
Food	21.8	46.1	28.8	9.3	61.0
Textile	12.2	2.1	2.8	-3.6	3.3
Lumber and pulp	2.2	1.9	-0.1	0.1	1.7
Chemicals and pharmaceuticals	141.8	51.0	15.1	261.5	335.9
Petroleum	-0.5	-145.9	19.3	5.9	-87.7
Rubber and leather	0.0	0.0	0.1	-0.8	—
Glass and ceramics	18.3	-1.1	11.0	2.1	-9.4
Iron, non-ferrous, and metals	-8.7	-7.3	-1.1	7.2	10.9
General machinery	54.2	128.5	172.9	-0.7	-67.2
Electric machinery	32.4	812.5	419.5	548.0	387.7
Transportation equipment	-125.7	403.2	362.4	215.9	381.3
Precision machinery	-2.4	-11.4	-31.3	2.7	-12.4
Non-manufacturing (total)(c)	57.0	740.1	32.8	-165.3	570.7
Farming and forestry	0.9	-0.4	1.4	4.0	0.8
Fishery and marine products	0.4	—	—	1.7	0.9
Mining	1.8	1.7	18.5	3.3	4.2
Construction	7.6	10.8	3.4	-35.6	26.7
Transportation	71.0	161.1	86.1	12.3	17.0
Communications	122.9	112.8	-74.9	-369.9	-144.7
Wholesale and retail	-476.8	-262.7	-599.6	-583.3	-488.6
Finance and insurance	183.5	378.6	171.1	626.0	887.5
Real estate	-16.3	40.0	47.8	81.6	34.9
Services	32.9	165.9	270.7	3.3	128.9

Total	¥360.2	¥2,106.1	¥1,049.4	¥1,022.1	¥1,586.4

(a)

Starting with transactions recognized in January 2014, the Bank of Japan began using the Sixth Edition of “Balance of Payments and International Investment Position Manual” (BPM6) released by International Monetary Fund in 2008 to calculate the data provided in this table. With respect to transactions recognized before January 2014, the Bank of Japan used the Fifth Edition of “Balance of Payments Manual” (BPM5) released by International Monetary Fund in 1993 to calculate the data provided in this table.

(b)	The total amounts for Manufacturing include other types of manufacturing not separately listed in the table and therefore are different from the sum of listed subcategories of manufacturing.
(c)	The total amounts for Non-manufacturing include other industries not separately listed in the table and therefore are different from the sum of listed subcategories of Non-manufacturing industries.

Source: Outward / Inward Direct Investment, Ministry of Finance.

Foreign direct investment in Japan (by region)(a)

	2015	2016	2017	2018	2019
	(in billions of yen)
North America	¥380.9	¥487.0	¥436.9	¥588.0	¥1,085.4
Asia	531.0	774.8	341.4	-20.0	341.6
Europe	-638.6	692.1	-150.1	-150.3	-233.6
Other regions	86.8	152.2	421.2	604.3	392.9

Total	¥360.2	¥2,106.1	¥1,049.4	¥1,022.1	¥1,586.4

(a)

Starting with transactions recognized in January 2014, the Bank of Japan began using the Sixth Edition of “Balance of Payments and International Investment Position Manual” (BPM6) released by International Monetary Fund in 2008 to calculate the data provided in this table. With respect to transactions recognized before January 2014, the Bank of Japan used the Fifth Edition of “Balance of Payments Manual” (BPM5) released by International Monetary Fund in 1993 to calculate the data provided in this table.

Source: Outward / Inward Direct Investment, Ministry of Finance.

Foreign direct investment abroad (by industry)(a)

	2015	2016	2017	2018	2019
	(in billions of yen)
Manufacturing (total)(b)	¥6,175.8	¥5,925.5	¥6,209.9	¥6,236.3	¥11,658.8
Food	431.4	398.9	1,137.7	72.3	595.6
Textile	48.8	169.4	91.6	188.9	84.9
Lumber and pulp	122.8	126.9	44.8	164.9	156.9
Chemicals and pharmaceuticals	1,068.7	854.3	1,047.4	1,595.8	4,549.6
Petroleum	-11.9	6.6	21.1	65.9	42.6
Rubber and leather	238.3	395.5	105.9	176.4	318.8
Glass and ceramics	189.8	126.6	170.3	199.4	239.5
Iron, non-ferrous, and metals	300.6	432.7	415.8	421.0	535.0
General machinery	963.7	672.3	1,036.6	808.2	754.2
Electric machinery	1,028.3	1,089.8	684.7	995.8	1,552.9
Transportation equipment	1,560.6	1,379.2	947.0	1,208.7	2,279.5
Precision machinery	105.9	132.9	325.0	125.1	317.0
Non-manufacturing (total)(c)	10,316.3	11,039.3	12,251.3	9,564.6	13,048.1
Farming and forestry	23.1	-14.2	-12.8	6.8	6.4
Fishery and marine products	11.0	21.0	5.7	6.6	5.8
Mining	582.4	684.7	124.0	1,008.4	1,035.3
Construction	46.9	187.0	173.6	232.3	169.3
Transportation	980.1	233.3	133.3	248.3	267.2
Communications	1,428.9	1,926.7	2,636.5	4,315.6	400.5
Wholesale and retail	1,645.7	2,038.1	3,194.1	1,459.8	5,940.3
Finance and insurance	4,189.2	937.9	3,691.8	2,762.2	3,624.6
Real estate	449.7	563.8	725.1	461.6	1,188.9
Services	656.6	4,091.7	1,013.8	-1,506.9	-112.4

Total	¥16,492.1	¥16,964.8	¥18,461.2	¥15,800.9	¥24,706.8

(a)

Starting with transactions recognized in January 2014, the Bank of Japan began using the Sixth Edition of “Balance of Payments and International Investment Position Manual” (BPM6) released by International Monetary Fund in 2008 to calculate the data provided in this table. With respect to transactions recognized before January 2014, the Bank of Japan used the Fifth Edition of “Balance of Payments Manual” (BPM5) released by International Monetary Fund in 1993 to calculate the data provided in this table.

(b)	The total amounts for Manufacturing include other types of manufacturing not separately listed in the table and therefore are different from the sum of listed subcategories of manufacturing.
(c)	The total amounts for Non-manufacturing include other industries not separately listed in the table and therefore are different from the sum of listed subcategories of Non-manufacturing industries.

Source: Outward / Inward Direct Investment, Ministry of Finance.

Foreign direct investment abroad (by region)(a)

	2015	2016	2017	2018	2019
	(in billions of yen)
North America	¥6,076.6	¥5,680.1	¥5,244.5	¥2,147.3	¥5,147.1
Asia	4,098.0	1,507.7	4,480.9	5,591.8	5,982.1
Europe	4,021.2	6,002.4	6,275.8	5,016.0	11,075.5
Other regions	2,296.3	3,774.6	2,460.0	3,045.9	2,502.2

Total	¥16,492.1	¥16,964.8	¥18,461.2	¥15,800.9	¥24,706.8

(a)

Starting with transactions recognized in January 2014, the Bank of Japan began using the Sixth Edition of “Balance of Payments and International Investment Position Manual” (BPM6) released by International Monetary Fund in 2008 to calculate the data provided in this table. With respect to transactions recognized before January 2014, the Bank of Japan used the Fifth Edition of “Balance of Payments Manual” (BPM5) released by International Monetary Fund in 1993 to calculate the data provided in this table.

Source: Outward / Inward Direct Investment, Ministry of Finance.

FINANCIAL SYSTEM

The Bank of Japan and Monetary Policy

The Bank of Japan (“BOJ”), with 55% of its capital owned by the government, is the central bank and sole issuing bank, as well as the depository and fiscal agent for the government. As of the end of March, 2020, the BOJ had total assets of ¥604,485 billion.

One of the missions of the BOJ is to contribute to the sound development of the national economy, through the pursuit of price stability. In order to fulfill this mission, the BOJ controls the overall volume of money in the economy and through market operations, along with monetary policy decided at the BOJ Policy Board Meeting. From March 2001 to March 2006, in order to fight deflation and revive the Japanese economy, the BOJ implemented a quantitative easing policy by conducting money market operations to adjust the outstanding balance of the current accounts at the BOJ. And in March 2006, the BOJ announced an exit from the quantitative easing policy and a return to monetary policy that targeted policy interest rate (uncollateralized overnight call rate). At the same time, the BOJ decided to encourage the rate to remain at effectively zero percent. Then, the BOJ increased the policy interest rate to 0.25% in July 2006, and to 0.5% in February 2007. From the Fall of 2008, however, when the turmoil in global financial markets intensified, the BOJ implemented various monetary policy measures including reductions in the policy interest rate. It decreased the policy interest rate to 0.3% in October 2008, and further to 0.1% in December 2008. Furthermore, in October 2010, in order to further enhance monetary easing, the BOJ implemented a comprehensive monetary easing policy, which included the establishment of an Asset Purchase Program (APP) to purchase financial assets, including risk assets, as well as to provide loans. Since the APP’s introduction, the BOJ has repeatedly and significantly increased the maximum amount outstanding of the APP, from about 35 trillion yen to about 101 trillion yen at the end of 2013. Moreover, in February 2012, the BOJ decided to pursue powerful monetary easing by conducting its virtually zero interest rate policy and by implementing the APP, with the aim of achieving the goal of 1% in terms of the year-on-year rate of change in the consumer price index (CPI). In order to state clearly the shared understanding concerning the roles of the government and the BOJ, the BOJ decided to release “Measures Aimed at Overcoming Deflation” in October 2012. In January 2013, the BOJ introduced the “price stability target” of 2% in terms of the year-on-year rate of change in the CPI. The BOJ also introduced the “open-ended asset purchasing method”, aimed at achieving this target. It released a joint statement with the government to announce that in order to overcome deflation early and achieve sustainable economic growth with price stability, the government and the BOJ would strengthen their policy coordination and work together. Furthermore, in April 2013, the BOJ introduced a policy of “quantitative and qualitative monetary easing”, aimed at achieving this target at the earliest possible time. In order to do so, under this policy, the BOJ would enter a new phase of monetary easing both in terms of quantity and quality. The BOJ would double the monetary base in two years by conducting money market operations so that the monetary base would increase at an annual pace of about 60-70 trillion yen. The BOJ would also purchase Japanese government bonds (“JGBs”) so that their amount outstanding would increase at an annual pace of about 50 trillion yen, and the average remaining maturity of the BOJ’s JGB purchases would be extended from slightly less than three years at the time to about seven years, which was equivalent to the average maturity of the amount outstanding of JGBs issued. Additionally, the BOJ would purchase exchange-traded funds (“ETFs”) and Japan real estate investment trusts (“J-REITs”) so that their amounts outstanding would increase at an annual pace of about 1 trillion yen and about 30 billion yen, respectively. In October 2014, the BOJ expanded its quantitative and qualitative monetary easing measures to further increase its purchases of JGBs, ETFs and J-REITs to achieve an increase in its purchases of JGBs, ETFs and J-REITs at an annual pace of about 80 trillion yen, 3 trillion yen and 90 billion yen, respectively. In order to maintain momentum towards 2% “price stability target,” in January 2016, the BOJ adopted “quantitative and qualitative monetary easing with a negative interest rate,” under which (i) a negative interest rate of minus 0.1% is applied to a part of BOJ accounts held by financial institutions1 (if judged necessary by the BOJ, the rate will

[1]

More specifically, accounts held by financial institutions are divided into three levels referred to as “basic balance” (a positive interest rate of 0.1% is applied), “macro add-on balance” (a zero interest rate is applied), and “policy-rate balance” (a negative interest rate of minus 0.1% is applied). “Policy-rate balance” is the balance in excess of “basic balance” and “macro add-on balance.”

be lowered even further), (ii) the BOJ will conduct money market operations so that the monetary base will increase at an annual pace of about 80 trillion yen, and (iii) the BOJ will purchase assets as follows: (1) purchase JGBs so that their amount outstanding will increase at an annual pace of about 80 trillion yen, (2) purchase ETFs and J-REITs so that their amounts outstanding will increase at an annual pace of about 3 trillion yen (decided further expansion to about 3.3 trillion yen and to about 6 trillion yen in April 2016 and July 2016, respectively) and about 90 billion yen, respectively, and (3) maintain the amounts outstanding of commercial paper and corporate bonds at about 2.2 trillion yen and about 3.2 trillion yen, respectively. In September 2016, the BOJ announced a new framework for strengthening monetary easing by adopting a program of “quantitative and qualitative monetary easing with yield curve control”, or QQE with yield curve control, under which the BOJ (i) set guidelines for market operations that specify (1) a short-term policy interest rate (set at the minus 0.1% level adopted in January 2016) and (2) a target level of a long-term interest rate (target yield of the 10-year JGB set at around 0%, to be facilitated through continued BOJ purchases of JGBs) and (ii) introduced new tools of market operations so as to control the yield curve smoothly, consisting of (1) outright purchases of JGBs with yields designated by the BOJ and (2) fixed-rate funds-supplying operations for a period of up to ten years. With regard to asset purchase except for JGB purchases, the BOJ also set the following guidelines: (i) purchase ETFs and J-REITs so that their amounts outstanding will increase at an annual pace of about 6 trillion yen and about 90 billion yen, respectively, and (ii) maintain the amounts outstanding of commercial paper and corporate bonds at about 2.2 trillion yen and about 3.2 trillion yen, respectively. Finally, the BOJ announced its “inflation-overshooting commitment,” under which it will continue with QQE with yield curve control, aiming to achieve the price stability target of 2%, as long as it is necessary for maintaining the target in a stable manner, and will continue to expand the monetary base until the year-on-year rate of increase in the observed CPI (all items less fresh food) exceeds the price stability target of 2% and stays above the target in a stable manner. In July 2018, to maintain strong monetary easing, the BOJ decided to strengthen the framework for continuous strong monetary easing. The BOJ introduced forward guidance for policy rates and announced its intent to maintain the current extremely low levels of short- and long-term interest rates for an extended period of time, taking into account uncertainties regarding economic activity and prices including the effects of the consumption tax hike in October 2019. Also, it was announced that the yields may move upward and downward to some extent mainly depending on developments in economic activity and prices.2 In addition, with regard to ETFs and J-REIT unit purchases, the BOJ announced that it may increase or decrease the amount of purchases depending on market conditions. Further, in April 2019, to make its policy to persistently continue with strong monetary easing clearer, the BOJ clarified its forward guidance for policy rates: The BOJ intends to maintain the current extremely low levels of short- and long-term interest rates for an extended period of time, taking into account uncertainties regarding economic activity and prices including developments in overseas economies and the effects of the consumption tax hike.

Furthermore, on March 16, 2020, in response to the adverse impact of the global spread of COVID-19 on the Japanese economy, the BOJ announced its plan to further strengthen its monetary easing policy, including (1) ensuring ample supply of yen funding through active purchases of JGBs and the following measures as well as providing U.S. dollar liquidity, (2) the introduction of special operations to support companies under which the BOJ will extend zero-interest rate loans collateralized by corporate debt as well as increasing the upper limit for its purchases of commercial paper and corporate bonds by 2 trillion yen, resulting in an upper limit for its balance of outstanding commercial paper and corporate bonds of 3.2 trillion yen and 4.2 trillion yen, respectively and (3) an increase in the upper limit for its purchases of ETFs and J-REITs to 12 trillion yen and 180 billion yen, respectively. On April 27, 2020, given the increasingly severe situation due to impact of the spread of COVID-19, the BOJ decided to further enhance monetary easing through (i) an increase in purchases of commercial paper and corporate bonds, to be conducted through the end of September 2020, setting the maximum amounts of additional purchase to 7.5 trillion yen for each asset, (ii) strengthening the BOJ’s Special Funds-Supplying Operations to Facilitate Financing in Response to the Novel Coronavirus (COVID-19), which were introduced and became effective in March 2020, and (iii) further active purchases of JGBs and treasury discount bills. With respect to market operations as well as purchases of ETFs and J-REITs, the BOJ set the

[2]	In case of rapid increases in the yields, the BOJ will purchase JGBs promptly and appropriately.

following guidelines: (i) a negative interest rate of minus 0.1 percent will be applied to current BOJ accounts held by financial institutions (the short-term policy interest rate); (ii) the BOJ will purchase JGBs without setting an upper limit so that 10-year JGB yields will remain at around 0% (the long-term policy interest rate); and (iii) the BOJ will actively purchase ETFs and J-REITs so that their amounts outstanding will increase at annual rates of about 6 trillion yen and about 90 billion yen, respectively. On June 16, 2020, the BOJ decided to continue with its monetary easing measures, including the foregoing guidelines regarding market operations and purchases of ETFs and J-REITs announced on April 27, 2020, as well as to extend the period of additional purchase of commercial paper and corporate bonds until the end of March 2021. The BOJ also announced on the same day their measures in response to the impact of COVID-19, including (i) support for corporate financing with a total size of about 110 trillion yen, with additional support through special programs, (ii) unlimited purchases of JGBs and U.S. dollar operations to provide for yen and foreign currency funding to stabilize the financial market, and (iii) purchases of ETFs with an annual pace of about 12 trillion yen.

The following table sets forth the principal economic indicators relating to monetary policy from 2015 through 2019.

	Current Account Balances(a)	Monetary Base		Money Stock		Loans and Bills Discounts Domestically Licensed Banks
		Total(a)	Annual % Change	Total(a)	Annual % Change	Total(a)	Annual % Change
	(yen amounts in billions)
2015	217,631	313,121	34.0	906,406	3.6	448,354	3.4
2016	290,611	391,421	25.0	936,870	3.4	460,360	2.7
2017	352,883	458,104	17.0	973,993	4.0	475,148	3.2
2018	382,178	491,499	7.3	1,002,453	2.9	488,331	2.8
2019	396,404	509,008	3.6	1,026,992	2.4	500,504	2.5

(a)	Average amounts outstanding.

Source: Bank of Japan Statistics, Bank of Japan.

Government Financial Institutions

The activities of private institutions are supplemented by a number of financial institutions under government supervision, the appointment of whose senior officials is subject to approval by the government and whose funds are supplied principally or partially by the government. Among these are Japan Finance Corporation (“JFC”), the successor to National Life Finance Corporation (“NLFC”), Japan Finance Corporation for Small and Medium Enterprise (“JASME”), and Agriculture, Forestry and Fisheries Finance Corporation (“AFC”), whose main purposes are to contribute to the improvement of the quality of the national life. They also include Japan Bank for International Cooperation (“JBIC”) and The Okinawa Development Finance Corporation (“ODFC”), whose purposes are to supplement private financing in their respective fields of activity, and Development Bank of Japan Inc. (“DBJ”) and The Shoko Chukin Bank (“SCB”), which will be privatized.

The central government has been steadily promoting reform of governmental financial institutions. The “Outline of Administrative Reforms” decided by the Cabinet on December 1, 2000, requires that the businesses and organizational forms of all special public institutions, which include governmental financial institutions, undergo a thorough review. Pursuant to the Act on Promotion of Administrative Reform for Realization of Small and Efficient Government (the “Administrative Reform Promotion Act”), which was enacted on May 26, 2006, (1) the former Development Bank of Japan was succeeded to by DBJ as of October 1, 2008, which is currently wholly owned by the Japanese government and will be privatized, (2) the international financial operations of JBIC, together with the functions of NLFC, JASME, AFC were transferred to JFC as of October 1, 2008, and the overseas economic cooperation operations of JBIC were transferred to the Japan International Cooperation Agency, and (3) as of October 1, 2008, Japan Finance Corporation for Municipal Enterprises was succeeded by Japan Finance Organization for Municipalities, which is funded by local governments. Each of these measures was implemented through individual laws that were enacted in 2007, pursuant to which these successor institutions were formed on October 1, 2008.

With regard to (1) above, as originally enacted, the Development Bank of Japan Inc. Act (Act No. 85 of 2007), as amended (the “DBJ Act”), contemplated full privatization of DBJ over a period of five to seven years from its establishment on October 1, 2008. During that time period, the DBJ Act (as originally enacted) provided that the Japanese government would dispose of all of the common stock of DBJ that it currently owns (the “full privatization”), and that steps would be taken to abolish the DBJ Act promptly after the full privatization. On June 26, 2009, the Japanese Diet approved the Act for Partial Amendment of the Development Bank of Japan Inc. Act (Act No. 67 of 2009) (the “2009 Amendment Act”), which, as part of the Japanese government’s response to economic and financial crises, enables the Japanese government to strengthen DBJ’s financial base through capital injections up to the end of March 2012. In addition, under the Amendment Act, the targeted timing for the full privatization of DBJ has been extended to approximately five to seven years from April 1, 2012. Further, the Amendment Act provides that the Japanese government is to review the organization of DBJ, including the way of the Japanese government’s holding of the DBJ shares, by the end of fiscal year 2011, and until such time, the Japanese government shall not be disposing of the DBJ’s shares held by it. Additionally, on May 2, 2011, in order to address the Great East Japan Earthquake of March 11, 2011, the Japanese Diet approved the Act for Extraordinary Expenditure and Assistance to Cope with the Great East Earthquake (Act No. 40 of 2011) (the “Extraordinary Expenditure Act”). The Extraordinary Expenditure Act enables to the Japanese government to strengthen DBJ’s financial base through capital injection through March 2015 so that DBJ can smoothly implement its crisis response operations. In addition, under Extraordinary Expenditure Act, the targeted timing for the full privatization of DBJ has been extended to approximately five to seven years from April 1, 2015. Further, the Extraordinary Expenditure Act provides that the Japanese government is to review the organization of DBJ, including the way of the Japanese government’s holding of the DBJ’s shares by the end of fiscal year 2014, and until such time, the Japanese government shall not dispose of the DBJ’s shares held by it. Furthermore, on May 13, 2015, the Japanese Diet approved the Act for Partial Amendment of the Development Bank of Japan Inc. Act (Act No. 23 of 2015) (the “2015 Amendment Act”), under which, in conjunction with DBJ’s full privatization, and taking into consideration the current business environment in the private financial sector, DBJ, utilizing its investment and loan functions, is to take measures necessary for implementing the its crisis response operations and supply of growth capital—that is, DBJ is to take all possible measures to supply funds to deal with large-scale disasters, economic crises and so forth, and to promote the supply of growth capital to revitalize regional economies and to reinforce the competitiveness of enterprises. In order to assure the sufficient implementation of the necessary operations, under the 2015 Amendment Act, the Japanese government shall maintain its stake in excess of one-third for DBJ’s crisis response operations, and one half or more for DBJ’s special investment operations, for as long as the government shall take such measures.

With regard to (2) above, The Japan Bank for International Cooperation Act (the “JBIC Act”) was passed into law on April 28, 2011 to spin off the Japan Bank for International Cooperation Operations from the domestic financial operations of the Japan Finance Corporation. Pursuant to the JBIC Act, Japan Bank for International Cooperation was newly established on April 1, 2012.

Private Financial Institutions

According to the Financial Services Agency, as of September 1, 2020, the private banking system included four city banks, 13 trust banks, and 15 other banks, as well as 64 1st local banks as of April 1, 2019, 38 2nd local banks as of January 1, 2020 and the Saitama Resona Bank, which is categorized as neither a 1st nor 2nd local bank. In addition, 55 foreign banks had branches in Japan as of February 28, 2020.

There are also credit associations, credit cooperative associations, labor credit associations and the national federations of each of such associations, which are engaged mainly in making small business loans. Agricultural cooperatives, prefectural credit federations of such cooperatives and The Norinchukin Bank operate in the field of agricultural credit.

GOVERNMENT FINANCE

Revenues, Expenditures and Budgets

The responsibility for the preparation of the budget and the administration of government finances rests with the Ministry of Finance. The fiscal year commences on April 1, and the Cabinet usually submits the budget to the Diet for its decision in the preceding January. Supplementary budgets revising the original budget may be submitted to the Diet from time to time during the fiscal year.

For advancing fiscal consolidation, the Cabinet approved the “Basic Framework for Fiscal Consolidation: Medium-term Fiscal Plan” on August 8, 2013. This plan provided the following targets for achieving fiscal consolidation.

•	Halving the primary deficit of the national and local governments to GDP ratio by JFY 2015 from the ratio in JFY 2010 (This target is achieved.);

•	Achieving a primary surplus of the national and local governments to GDP ratio by JFY 2020; and

•	Steadily reducing the public debt to GDP ratio.

These targets were firmly maintained in the “Basic Policies for the Economic and Fiscal Management and Reform 2015” decided by the Cabinet on June 30, 2015, including “The Plan to Advance Economic and Fiscal Consolidation”, or the fiscal consolidation plan, which the government believes would be an effective and concrete plan for achieving the primary surplus target by JFY2020, covering a five-year period (JFY2016-JFY2020). Under the fiscal consolidation plan, the government was committed to assessing the progress of reforming expenditure and revenue measures by using several benchmarks. However, the actual improvement in the primary balance was slower than the estimate under the “Plan to Advance Economic and Fiscal Revitalization”, or the Revitalization Plan, owing to more moderate growth in tax revenue than the initial assumption due to a decline in economic growth, as well as the impact of the postponement of the consumption tax rate hike to 10% from 8%, and the addition of supplementary budgets. Furthermore, in the “New Economic Policy Package”, the government revised the purposes of use of the tax revenue generated from the consumption tax rate hike in October 2019 to ensure stable fiscal resources in preparation for the human resources development revolution. Due to these factors, it has become difficult to achieve the primary surplus target by JFY2020.

Given the changing population structure including as a result of the aging population and decreasing working population, it is necessary to strengthen the basis for the social security system by the time the baby-boomer generation starts reaching 75 years of age and to ensure establishment of a path for fiscal consolidation by the time every member of the baby-boomer generation reaches 75 years of age. From these viewpoints, the new fiscal consolidation targets were set in the “Basic Policy on Economic and Fiscal Management and Reform 2018” by the Cabinet on June 15, 2018, which aims for a primary surplus of the central and local governments by JFY2025 by steadily implementing economic revitalization and fiscal consolidation measures. At the same time, the government will firmly maintain its aim of steadily reducing the public debt to GDP ratio.

In order to achieve the primary surplus target, the government will implement steadily the expenditure reforms on all fronts in parallel with economic revitalization.

On April 7, 2020, the Prime Minister of Japan announced proposed emergency economic measures in response to the COVID-19 outbreak, which were further revised on April 20, 2020, including (i) measures to prevent the spread of infection and secure resources and infrastructure for medical treatment, (ii) measures to protect employment and support businesses including ensuring the availability of interest-free, unsecured loans, deferral of national taxes and social security premiums for affected businesses and cash payments to all residents in Japan and small and medium-sized businesses affected by COVID-19, (iii) demand stimulus measures to be implemented after the outbreak is contained targeting affected industries such as tourism, transportation, food services and entertainment as well as regional economic development, (iv) measures to develop a resilient economic structure including support for development of business supply chains, support for agricultural exports and domestic supply and promotion of digital technologies in education and business and (v) securing contingency funds to address COVID-19. In connection with these measures, the Japanese government approved a supplementary budget on April 30, 2020, which includes an additional ¥25.7 trillion in budgeted spending that is planned to be financed through the issuance of additional government bonds. On June 12, 2020, a second supplementary budget was approved to expand the budgeted spending by an additional ¥31.9 trillion.

The fiscal and financial operations of the government and its agencies are budgeted and recorded in the following three sets of accounts:

•	General Account. The general account is used primarily to record operations in basic areas of governmental activity.

•

Special Accounts. The accounts of the central government consist of the general account and special accounts. Special accounts can be set up to carry out specific projects, to manage specific funds, and for other purposes. Special accounts can be set up when the government (i) implements a specific program such as insurance and public works, (ii) possesses and manages special funds such as Fiscal Loan Program Funds and Foreign Exchange Funds, and (iii) uses a certain revenue to secure a special expenditure and thus needs to deal with such revenue and expenditure on a separate basis from the general revenue and expenditure such as Local Allocation and Local Transfer Tax and Government Bonds Consolidation Funds. As of October 9, 2019, the government had 13 special accounts.

•	Government-Affiliated Agencies. The government-affiliated agencies are government-owned corporations which consist of three financial corporations.

The settlement of accounts for revenues and expenditures is made by the Ministry of Finance, based on reports submitted by the respective Ministers. The settlement of accounts is required by law to be audited annually in detail by the Board of Audit, an organ independent of the Cabinet, and submitted by the Cabinet to the Diet in the following fiscal year.

The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 2014 through JFY 2019, and the budget for JFY 2020.

Summary of Consolidated General and Special Accounts(a)

	JFY 2014	JFY 2015	JFY 2016	JFY 2017	JFY 2018	JFY 2019 (Provisional results as of December 31, 2019)	JFY 2020 Initial Budget(c)
	(in billions of yen)
REVENUES
Total Revenues, General Account	¥104,679	¥102,175	¥102,774	¥103,644	¥105,697	¥110,257	¥102,658
Total Revenues, Special Accounts	406,736	402,884	410,161	386,487	381,177	396,327	394,459
Less: Inter-Account Transactions(b)	263,951	257,143	253,522	245,402	243,007	249,344	252,709

Total Consolidated Revenues	¥247,464	¥247,917	¥259,413	¥244,729	¥243,868	¥257,240	¥244,409

EXPENDITURES
Total Expenditures, General Account	¥98,813	¥98,230	¥97,541	¥98,116	¥98,975	¥109,044	¥102,658
Total Expenditures, Special Accounts	390,202	386,214	395,361	374,150	368,936	387,949	391,759
Less: Inter-Account Transactions(b)	262,259	255,695	251,842	242,877	241,249	247,552	250,116

Total Consolidated Expenditures	¥226,756	¥228,749	¥241,061	¥229,389	¥226,661	¥249,442	¥244,301

Surplus of Consolidated Revenues over Consolidated Expenditures	¥20,708	¥19,167	¥18,353	¥15,340	¥17,206	¥7,798	¥108

(a)	Because of the manner in which the government accounts are kept, it is not practicable to show a consolidation of the Government Affiliated Agencies with the General and Special Accounts.
(b)	Inter-Account Transactions include transfers between the General Account and the Special Accounts, transfers between the Special Accounts, and transfers between sub- accounts of the Special Accounts.
(c)

As of the date of this prospectus, details for the revised budget for JFY 2020 are not available. For information in respect of the General Account and Special Accounts for the revised budget for JFY 2020, refer to the tables on pages 47 and 48.

Source: Budget, Ministry of Finance.

General Account

	JFY 2014	JFY 2015	JFY 2016	JFY 2017	JFY 2018	JFY 2019 Revised Budget(a)	JFY 2020 Revised Budget(b)
	(in billions of yen)
REVENUES
Tax and Stamp Revenues	¥53,971	¥56,285	¥55,468	¥58,787	¥60,356	¥60,180	¥63,513
Carried-over Surplus	5,836	5,866	3,945	5,232	5,528	1,119	527
Government Bond Issues	38,493	34,918	38,035	33,555	34,395	37,082	90,159
Income from Operations	45	45	47	50	51	48	50
Gains from Deposition of Assets	1,479	349	384	278	268	188	235
Miscellaneous Receipts	4,856	4,712	4,895	5,741	5,098	6,035	5,776

Total Revenues	¥104,679	¥102,175	¥102,774	¥103,644	¥105,697	¥104,652	¥160,261

EXPENDITURES
Local Allocation Tax Grants, etc.	¥17,096	¥16,801	¥15,339	¥15,567	¥16,026	¥16,032	¥15,834
National Debt Service	22,186	22,464	22,086	22,521	22,529	22,506	24,017
Social Security	30,190	31,401	32,208	32,521	32,569	34,062	40,527
Public Works	7,321	6,378	6,710	6,912	6,913	8,475	6,857
Education and Science	5,846	5,571	5,598	5,703	5,748	6,318	6,000
National Defense	5,063	5,130	5,150	5,274	5,475	5,675	5,332
Former Military Personnel Pensions	444	387	335	286	241	209	175
Economic Assistance	655	661	743	651	642	630	649
Food Supply	1,074	1,276	1,140	1,181	1,122	1,202	1,285
Energy	1,303	968	973	969	973	1,050	958
Promotion of SMEs	417	340	430	319	525	621	22,397
Miscellaneous	7,218	6,854	6,830	6,211	6,212	7,371	24,230
Contingency funds for measures against the COVID-19							11,500
Contingencies	—	—	—	—	—	500	500
Carryback of settlement deficit compensation for JFY 2008	—	—	—	—	—	—	—

Total Expenditures	¥98,813	¥98,230	¥97,542	¥98,116	¥98,975	¥104,652	¥160,261

Surplus of Revenues over Expenditures	¥5,866	¥3,945	¥5,232	¥5,528	¥6,723	¥—	¥—

(a)	As of the date of this prospectus, details for the provisional results for JFY 2019 General Accounts are not available.
(b)	As revised to reflect the second revised budget for JFY 2020 approved by the Diet on June 12, 2020.

Source: Budget, Ministry of Finance.

Special Accounts

	JFY 2014		JFY 2015		JFY 2016		JFY 2017		JFY 2018		JFY 2019 Revised Budget(a)		JFY 2020 Revised Budget(b)
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(in billions of yen)
Fiscal Investment and Loan Program	¥36,114	¥35,052	¥33,360	¥32,503	¥42,124	¥41,166	¥28,207	¥27,409	¥26,070	¥25,175	¥28,120	¥28,043	¥67,691	¥67,578
Government Bonds Consolidation Fund	207,469	204,398	201,927	198,309	198,994	195,911	191,227	188,134	186,158	183,082	189,236	18,236	193,780	193,780
Foreign Exchange Fund	3,492	78	3,163	46	2,948	70	2,808	70	3,101	85	3,147	1,047	3,154	984
Local Allocation and Local Transfer Tax	55,959	53,903	55,638	53,398	53,577	52,590	52,517	51,780	52,483	51,596	51,948	51,320	51,807	51,612
Measure for Energy	8,542	7,650	8,993	8,363	9,608	9,082	10,191	9,742	10,613	10,158	14,654	14,654	14,346	14,346
Pensions	80,362	77,311	85,293	81,705	90,142	85,786	90,158	87,413	91,700	89,464	93,347	93,347	95,286	95,286
Stable Supply of Foodstuff	1,187	978	1,095	975	940	820	979	842	970	814	1,298	1,294	1,273	1,268
Debt Management of National Forest and Field Service	312	312	321	321	329	329	342	342	349	349	356	356	365	365
Trade Reinsurance(c)	81	3	59	21	37	12	—	—	—	—	—	—	—	—
Automobile Safety	544	394	567	403	606	426	625	431	672	451	561	485	799	718
Labor Insurance	6,863	6,209	6,880	6,330	6,296	5,941	6,040	5,656	6,073	5,735	6,536	6,419	9,253	9,116
Reconstruction from the Great East Japan Earthquake	5,357	3,792	5,134	3,710	4,105	2,961	2,924	2,188	2,532	1,868	2,158	2,158	2,074	2,074
Others	455	123	452	131	456	267	469	143	456	158	450	365	340	289

Total Revenues and Expenditures(d)	¥406,736	¥390,202	¥402,884	¥386,214	¥410,162	¥395,361	¥386,487	¥374,150	¥381,177	¥368,936	¥391,475	¥388,724	¥440,169	¥437,416

(a)	As of the date of this prospectus, details for the provisional results for JFY 2019 Special Accounts are not available.
(b)	As revised to reflect the second revised budget for JFY 2020 approved by the Diet on June 12, 2020.
(c)	The account was abolished effective JFY 2017.
(d)	Without adjustment for inter-account transactions. Total Revenues and Expenditures may differ from the actual totals of the listed accounts due to rounding.

Source: Budget, Ministry of Finance.

Government Affiliated Agencies

	JFY 2014		JFY 2015		JFY 2016		JFY 2017		JFY 2018		JFY 2019 Revised Budget(a)		JFY 2020 Revised Budget(b)
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(in billions of yen)
Fiscal Investment and Loan Program	¥1,129	¥1,000	¥1,092	¥920	¥1,065	¥906	¥1,130	¥962	¥1,231	¥1,064	¥1,757	¥1,817	¥2,432	¥2,537

(a)

There were no revisions to the relevant information for Government Affiliated Agencies in the supplementary budget for JFY 2019 approved by the Diet on January 30, 2020. As of the date of this prospectus, details for the provisional results for JFY 2019 Government Affiliated Agencies are not available.

(b)	As revised to reflect the second revised budget for JFY 2020 approved by the Diet on June 12, 2020.

Source: Budget, Ministry of Finance.

Tax Structure

The central government derives tax revenues (including stamp revenues) through taxes on income, consumption and property, etc. The taxes on income, consumption and property (including stamp revenues, etc.) account for 52.1%, 42.9% and 5.0%, respectively, of the total central government taxes and stamp revenues in the JFY 2020 initial national account budget.

The individual national income tax is progressive, with rates currently ranging from 5% to 45% of taxable income, and the local taxes are a 10% single rate. Interest income is generally taxed at the rate of 20.315%, including both national and local taxes, separately from other types of income, and subject to certain exemptions. The corporate tax rate was reduced from 23.4% in JFY 2016 to 23.2% in JFY 2018, except that, for small and medium corporations, the first ¥8 million of income is taxed at 15%. In addition, corporations are subject to local income taxation. The statutory corporate income tax rate (national and local) was reduced from 29.97% in JFY 2016 to 29.74% in JFY 2018.

Comprehensive Reform of Social Security and Tax. Japan’s fiscal conditions face challenges, with its tax revenues covering about 50% of its expenditures under the second revised budget, and with the ratio of long-term debt outstanding of central and local governments to gross domestic product expected to have reached 200% at the end of JFY 2019. The ratio of long-term debt outstanding of central and local governments to gross domestic product is expected to increase to 207% at the end of JFY 2020 and may further increase in subsequent fiscal years due to the negative impact of COVID-19 on gross domestic product and additional government debt issued in connection with stimulus measures implemented in response to COVID-19. See also “Japan’s Public Debt” below. The Government of Japan seeks to tackle these fiscal challenges through the “comprehensive reform of social security and tax”, which was approved by the Diet in August 2012, and thereby maintain the market’s and the international community’s confidence in Japan and build the foundation for stable economic growth. In the reform, the government planned to set aside consumption tax revenues for social security payments, and, on the condition that the economic situation improves, gradually increase the consumption tax rate to 8% in April 2014 and to 10% in October 2015. In accordance with the plan, consumption tax rate was increased to 8% in April 2014. However, the government decided to postpone the implementation date of further consumption tax hike to 10% from October 1, 2015 to April 1, 2017, as a result of taking comprehensive account of the economic condition and other factors, and on June 1, 2016, the former Prime Minister ABE Shinzo announced a plan to further postpone the consumption tax hike to 10% from April 1, 2017, to October 1, 2019. Consumption tax rate has been increased to 10% since October 1, 2019.

Fiscal Investment and Loan Program

The Fiscal Investment and Loan Program (the “FILP”) plan is formulated at the same pace as the General Account budget. The FILP plan details the allocation of public funds to various special accounts, government affiliated agencies, local governments, public corporations and other public institutions.

Under the FILP plan, funds are supplied to government-related entities such as public corporations, government affiliated agencies, special accounts and local governments. The total amount of the initial plan for JFY 2020 was ¥13,220 billion. The sources of funds for the initial plan in JFY 2020 were Fiscal Loan (¥11,186 billion), Industrial Investment (¥451 billion), Government-Guaranteed domestic bonds (¥413 billion) and Government-Guaranteed foreign bonds (¥1,109 billion) and Government-Guaranteed long-term borrowings in foreign currencies (¥60 billion). On April 7, 2020, the total amount of the FILP plan for JFY 2020 was revised to ¥23,407 billion. The sources of funds for the revised plan in JFY 2020 are Fiscal Loan (¥21,174 billion), Industrial Investment (¥551 billion) and Government-Guaranteed debt (¥1,682 billion), which consists of the Government-Guaranteed domestic bonds, Government-Guaranteed foreign bonds and Government-Guaranteed long-term borrowings in foreign currencies. On May 27, 2020, the total amount of the FILP plan for JFY 2020 was further revised to ¥62,833 billion. The sources of funds for the revised plan in JFY 2020 are Fiscal Loan (¥53,999 billion), Industrial Investment (¥651 billion) and Government-Guaranteed debt (¥8,182 billion). The

Fiscal Loan utilizes the Fiscal Loan Fund consisting of funds procured through the issuance of FILP bonds and reserves or surplus funds deposited from government special accounts to provide long-term, fixed and low-interest loans to such entities as special government accounts, local governments, government-affiliated agencies, incorporated administrative agencies, etc.

The following table (the “FILP Classification Table by Purpose”) shows the uses of funds allocated under the initial plan for the periods indicated.

(Note) The FILP Classification Table by Purpose has been prepared and published to specify fields where FILP contributes to the national economy or livelihood. Classification of the table had been almost the same from JFY 1961 to JFY 2014. However, the classification became to be inappropriate for reflecting realities of recent FILP-target projects, it was revised in JFY 2015 by sorting out the classification or putting some classifications together.

Old classification	JFY 2011	JFY 2012	JFY 2013	JFY 2014
	(in billions of yen)
Housing	¥578	¥923	¥929	¥942
Living environment	2,725	2,713	2,805	2,306
Social welfare	550	743	703	920
Education	1,176	1,232	1,522	1,278
Small and medium enterprises	3,627	4,323	4,197	3,861
Agriculture, forestry and fisheries	345	373	407	476
National land conservation/disaster recovery	180	645	348	477
Road construction	2,248	2,813	2,939	2,270
Transportation/communications	408	384	519	629
Regional development	467	447	372	259
Industry/technology	625	2,015	2,005	1,448
Trade/economic cooperation	1,978	1,039	1,644	1,313

Total	¥14,906	¥17,648	¥18,390	¥16,180

New classification	JFY 2014	JFY 2015	JFY 2016	JFY 2017	JFY 2018	JFY 2019	JFY 2020
	(in billions of yen)
SMEs and micro enterprises	¥3,750	¥3,448	¥3,182	¥2,969	¥2,912	¥2,997	¥2,903
Agriculture, forestry and fisheries	318	280	322	339	573	604	590
Education	1,134	1,038	1,055	932	943	930	898
Welfare/medical care	772	773	811	670	627	541	477
Environment	50	61	61	64	61	33	54
Industry/innovation	834	939	864	822	919	1,019	1,166
Housing	849	742	621	541	461	546	521
Social capital	4,467	3,999	3,087	5,093	4,761	3,745	3,752
Overseas investment and loans	1,547	1,378	2,000	2,455	2,003	1,857	2,039
Others	2,460	1,964	1,477	1,243	1,204	849	821

Total	¥16,180	¥14,622	¥13,481	¥15,128	¥14,463	¥13,119	¥13,220

DEBT RECORD

There has been no default in the payment of interest or principal of any internal Japanese government obligation since the establishment of the modern Japanese state in 1868 or of any external Japanese government obligation within a period of 20 years prior hereto.

JAPAN’S PUBLIC DEBT

The following table summarizes, as of the dates indicated, the outstanding direct internal and external funded and floating debt of Japan. The term “floating debt” is used herein to mean all debt with maturities of one year or less from the date of issue. All other debt is classified as “funded debt.” Detailed debt tables are presented below.

The outstanding government bonds reached 887 trillion yen at the end of JFY 2019. The amount of public bonds issued by the Japanese government as a percentage of its general account total revenues was 35.4% under the revised budget for JFY 2019 and 56.3% under the second revised budget for JFY 2020. The amount of the government bond issuances in the JFY 2020 second revised budget is ¥90,159 billion and is more than the JFY 2019 revised budget level of ¥37,082 billion, largely due to the necessity of funds to take various measures to counter the economic impact of COVID-19.

Summary of Japan’s Public Debt

	Funded		Floating Internal
At the end of JFY	Internal	External
	(in billions)	(in thousands)	(in billions)
2015	880,335	—	169,031
2016	908,093	—	163,467
2017	934,321	—	153,492
2018	954,863	—	148,491
2019	965,926	—	148,614

As of March 31, 2020 Japan had guaranteed payment of principal and interest of various internal yen obligations in the aggregate principal amount of ¥29,755 billion and of various external obligations aggregating the equivalent of ¥6,501 billion.

The following table sets forth the aggregate annual payments of principal in respect of the direct internal funded debt of Japan outstanding as of March 31, 2020 for the periods indicated.

Principal Payments on Direct Funded Debt of Japan

JFY	Internal
(in billions)
2020	¥107,184
2021	99,702
2022	76,382
2023	75,036
2024 to 2058	607,581

Total	¥965,885

INTERNAL DEBT

Direct Debt of the Japanese Government

Funded Debt

Title and Interest Rate	Year of Issue	Year of Maturity	Principal Amounts Outstanding as of March 31, 2020 (in millions)
1. Bonds
Interest-Bearing Treasury Bond—40 years, 12 Series (0.4-2.4%)	2007-2020	2048-2059	¥26,504,600
Interest-Bearing Treasury Bond—30 years, 65 Series (0.3-2.9%)	1999-2020	2029-2049	125,806,750
Interest-Bearing Treasury Bond—20 years, 126 Series (0.2-2.5%)	2000-2020	2020-2039	258,720,042
Interest-Bearing Treasury Bond—15 years, 15 Series (variable rate)	2005-2008	2020-2023	13,746,100
Interest-Bearing Treasury Bond—10 years, 50 Series (0.1-1.3%)	2010-2020	2020-2029	313,956,278
Interest-Bearing Treasury Bond for Individual Investors—10 years, 94 Series (variable rate)	2010-2020	2020-2030	10,804,163
Inflation-Indexed Bonds—10 years, 8 Series (0.1%)	2013-2020	2023-2029	11,272,028
Interest-Bearing Treasury Bond—5 years, 19 Series (0.1%)	2015-2020	2020-2024	138,029,970
Interest-Bearing Treasury Bond for Individual Investors—5 years, 60 Series (0.05-0.09%)	2015-2020	2020-2025	1,187,647
Interest-Bearing Treasury Bond for Individual Investors—3 years, 36 Series (0.05%)	2017-2020	2020-2023	1,599,042
Interest-Bearing Treasury Bond—2 years, 24 Series (0.1%)	2018-2020	2020-2022	52,360,600
6% Bereaved Family Treasury Bond, 9 Series	2011-2019	2020-2028	2
6% Repatriation Treasury Bond, 1 Series	2014	2024	0
Non-interest Special Benefit Treasury Bond, 1 Series	2013	2023	2
Non-interest Special Benefit Treasury Bond IV, 2 Series	2013-2016	2023-2026	8
Non-interest Special Benefit Treasury Bond X, 2 Series	2013-2016	2023-2026	36
Non-interest Special Benefit Treasury Bond XIII, 1 Series	2016	2021	119
Non-interest Special Benefit Treasury Bond XVII, 4 Series	2010-2016	2020-2026	192
Non-interest Special Benefit Treasury Bond XXII, 8 Series(a)	2010-2017	2020-2027	1,050
Non-interest Special Benefit Treasury Bond XXVII, 4 Series(a)	2013-2017	2023-2027	37,763
Non-interest Treasury Bond for Special Condolence X, 1 Series	2015	2020	47,433
Non-interest Special Benefit Treasury Bond XXVIII, 1 Series	2016	2021	372

Total Bonds			¥954,074,197

Title and Interest Rate	Year of Issue	Year of Maturity	Principal Amounts Outstanding as of March 31, 2020 (in millions)
2. Borrowings
Former Temporary Military Expenditure(b)	1943-1945		¥41,422
Allotment of Local Allocation and Local Transfer Tax	2007	2037	9,925,985
Former Government-Operated Land Improvement Project	2008	2021-2022	2,603
Former National Centers for Advanced and Specialized Medical Care	2010	2020-2035	31,253
Special Account for Energy Policy (0.01-1.7%)	2007-2020	2020-2034	132,310
Special Account for Stable Food Supply (0.01-1.3%)	2009-2020	2022-2033	35,290
Special Account for National Forest Debt Management (0.0-1.4%)	1996-2020	2020-2033	1,186,557
Special Account for Motor Vehicle Safety (0.0-1.3%)	2001-2011	2021-2041	496,382

Total Borrowings			¥11,851,802

Total Direct Internal Funded Debt			¥965,925,999

(a)

The amounts outstanding for Non-interest Special Benefit Treasury Bond XXII, 9 Series and for Non-interest Special Benefit Treasury Bond XXVII, 4 Series are higher than the amounts outstanding for the other Non-interest Special Benefit Treasury Bond series listed in this table because these bonds relate to “special benefit for the wives of the war dead, etc.”, for which benefit payments are high compared to other special benefits.

(b)

Represents borrowings by the government from special corporations of currencies of areas under Japanese control during World War II. The maturity of such borrowings and other matters relating to such borrowings remain undetermined.

Floating Debt

Title	Interest	Year of Maturity	Principal Amounts Outstanding as of March 31, 2020 (in millions)
1. Bonds
Treasury Discount Bills
Food Financing Bills	Non-interest bearing	2020	97,000
Foreign Exchange Fund Financing Bills	Non-interest bearing	2020-2021	73,147,120
Petroleum Financing Bills	Non-interest bearing	2020	1,174,700
Treasury Bills, 12 Series	Non-interest bearing	2020-2021	23,797,400
Note in Substitution for Currency of the International Monetary Fund	Non-interest bearing	Payable on demand	3,920,975
Note in Substitution for Currency of the International Development Association	Non-interest bearing	Payable on demand	77,210
Note for Contribution to the Special Funds of the Asian Development Bank	Non-interest bearing	Payable on demand	62,780
Note in Substitution for Currency of the African Development Fund	Non-interest bearing	Payable on demand	34,775
Note in Substitution for Currency of the Multilateral Investment Fund of the Inter-American Development Bank	Non-interest bearing	Payable on demand	5,997

Title	Interest	Year of Maturity	Principal Amounts Outstanding as of March 31, 2020 (in millions)
Note in Substitution for Currency of the International Fund for Agricultural Development	Non-interest bearing	Payable on demand	4,783
Note in Substitution for Currency of the Global Environment Facility Trust Fund of the International Bank for Reconstruction and Development	Non-interest bearing	Payable on demand	43,357
Note in Substitution for Currency of the Multilateral Investment Guarantee Agency	Non-interest bearing	Payable on demand	721
Note in Substitution for Currency of the Green Climate Fund	Non-interest bearing	Payable on demand	64,384
Government Bonds issued to Development Bank of Japan	Non-interest bearing	Payable on demand	1,324,665
Government Bonds issued to Nuclear Damage Liability Facilitation Fund	Non-interest bearing	Payable on demand	4,177,400

Total Bonds			¥107,933,266

2. Borrowings
Special Account for Local Allocation Tax	0.000-0.001%	2020	¥31,328,372
Special Account of Pension	0.001%	2020	1,452,421
Special Account for Energy Policy	0.000%	2020-2021	7,899,923

Total Borrowings			¥40,680,717
Total Direct Internal Floating Debt			¥148,613,982

Total Direct Internal Debt			¥1,114,539,981

Debt Guaranteed by the Japanese Government

Title	Interest	Year of Issue	Year of Maturity	Principal Amounts Outstanding as of March 31, 2020 (in millions)
1. Bonds Issued by Government-Affiliated Corporations
Japan Finance Corporation	0.001-1.200%	2010-2020	2020-2029	¥715,000
Japan Expressway Holding and Debt Repayment Agency	0.001-2.700%	2005-2020	2020-2060	16,131,500
New Kansai International Airport Co., Ltd.	0.105-2.400%	2007-2019	2020-2029	314,470
Development Bank of Japan	0.001-2.200%	2006-2020	2020-2059	1,840,000
Deposit Insurance Corporation of Japan	0.100%	2016-2020	2020-2024	1,870,000
Banks’ Shareholdings Purchase Corporation	0.100%	2018-2019	2020-2021	400,000
Nuclear Damage Compensation and Decommissioning Facilitation Corporation	0.001%	2017-2019	2020-2022	800,000
The Corporation for Revitalizing Earthquake-Affected Business	0.001%	2017	2021	20,000
Private Finance Initiative Promotion Corporation of Japan	0.001-0.145%	2017-2019	2027	68,000
Organization for Promoting Urban Development	0.020-0.699%	2013-2020	2023-2040	53,800
Central Japan International Airport Co., Ltd.	0.001-1.300%	2011-2020	2021-2030	142,700
Japan Finance Organization for Municipalities	0.001-2.200%	2005-2020	2020-2030	5,795,290

Total				¥28,150,760

2. Borrowings of Government-Affiliated Corporations
Incorporated Administrative Agency—Farmers Pension Fund	0-0.145%	2016-2020	2020-2023	¥290,000
Incorporated Administrative Agency— Agriculture, Forestry and Fisheries Credit Foundations	0.100%	2015	2019	—
Japan Railway Construction, Transport and Technology Agency	0%	2019	2020	4,100
Japan Oil, Gas and Metals National Corporation	0%	2019-2020	2020-2021	672,431
Deposit Insurance Corporation of Japan	0%	2019-2020	2020-2021	93,200
Japan Investment Corporation	0%	2019-2020	2020-2021	335,000
Nuclear Damage Compensation and Decommissioning Facilitation Corporation	0%	2019	2020	200,000
The Corporation for Revitalizing Earthquake-Affected Business	0%	2019	2020	3,600
Private Finance Initiative Promotion Corporation of Japan	0.066%	2016	2020	—

Title	Interest	Year of Issue	Year of Maturity	Principal Amounts Outstanding as of March 31, 2020 (in millions)
Organization for Promoting Urban Development	0.081%	2017	2021	5,800

Total				¥1,604,131
Total Internal Debt Guaranteed by the Japanese Government				¥29,754,891

EXTERNAL DEBT

Debt Guaranteed by the Japanese Government

	Interest	Year of Loan	Year of Maturity	Principal Amounts Outstanding as of March 31, 2020 (in thousands)
Japan Bank for International Cooperation	1.500-3.500%	2013-2020	2020-2029	$43,550,000
	2.625%	2014	2020	£425,000
Japan International Cooperation Agency	2.125-3.375%	2016-2018	2026-2028	$1,500,000
Development Bank of Japan	1.625-3.250%	2014-2019	2021-2029	$9,100,000
	4.750%	2007	2027	€700,000
	1.050-2.300%	1998-2006	2022-2028	¥280,000,000
Japan Finance Organization for Municipalities	4.000%	2011	2021	$1,000,000
	5.750%	1999	2019	£—

Totals by currency				$55,150,000
				£425,000
				€700,000
				¥280,000,000

SUBSCRIPTIONS TO INTERNATIONAL FINANCIAL ORGANIZATIONS

The following table sets forth information relating to Japan’s obligations to contribute to the capital and financing requirements of international financing organizations in which it participates as of March 30, 2019.

Organization	Subscription Amount
	(in USD millions)
International Monetary Fund	$42,064	(a)
International Bank for Reconstruction and Development	23,280	(b)
International Development Association	46,945	(c)
International Finance Corporation	163	(d)
Multilateral Investment Guarantee Agency	97	(e)
International Fund for Agricultural Development	600	(f)
Asian Development Bank	22,908	(g)
African Development Bank	4,968	(h)
African Development Fund	4,252	(i)
European Bank for Reconstruction and Development	2,863	(j)
Inter-American Development Bank	8,878	(k)
Inter-American Investment Corporation	67	(l)
Multilateral Investment Fund	570	(m)

(a)	Equivalent of SDR 30,820.5 million as of March 31, 2020.
(b)	As stated in IBRD Financial Statements as of June 30, 2019.
(c)	As stated in IDA Financial Statements as of June 30, 2019.
(d)	As stated in IFC Financial Statements as of June 30, 2019.
(e)	As stated in MIGA Financial Statements as of June 30, 2019.
(f)	As stated in IFAD Financial Statements as of December 31, 2019.
(g)	As stated in ADB Financial Statements as of December 31, 2019.
(h)	As stated in AfDB Financial Statements as of December 31, 2019. Equivalent of UA 3,593 million.
(i)	As stated in AfDF Financial Statements as of December 31, 2019. Equivalent of UA 3,075 million.
(j)	As stated in EBRD Financial Statements as of December 31, 2019. Equivalent of € 2,557 million.
(k)	As stated in IDB Financial Statements as of December 31, 2019.
(l)	As stated in IIC Financial Statements as of December 31, 2019.
(m)	As stated in MIF Financial Statements as of December 31, 2019.

USE OF PROCEEDS

JBIC will use the net proceeds from the sale of the Debt Securities for its operations.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEE

The following is a brief summary of the terms and conditions of the Debt Securities and the Fiscal Agency Agreement or Agreements pursuant to which they will be issued (the “Fiscal Agency Agreement”). JBIC has filed or will file copies of the forms of Debt Securities and the form of Fiscal Agency Agreement as exhibits to the registration statement of which this prospectus is a part. The following summary states the material terms of the Debt Securities and guarantee of Japan. The following summary does not purport to be complete, and you should refer to the exhibits for more complete information.

General

From time to time, JBIC may authorize and issue Debt Securities in one or more series. The prospectus supplement that relates to your Debt Securities will specify the following terms:

•	The designation, aggregate principal amount, currency, any limitation on such principal amount and authorized denominations;

•	The percentage of their principal amount at which such Debt Securities will be issued;

•	The maturity date or dates;

•	The interest rate or rates, if any, which may be fixed or variable, and the dates for payment of interest, if any;

•	The paying agencies where payments of principal, premium, if any, and interest, if any, will be made;

•	Any optional or mandatory redemption terms or repurchase or sinking fund provisions; and

•	Other specific provisions.

If JBIC issues any Debt Securities at an original issue discount or payable in a currency other than the United States dollar, the prospectus supplement relating to such Debt Securities will also describe special U.S. federal income tax and other considerations applicable to such Debt Securities.

JBIC and Japan will appoint a fiscal agent (the “Fiscal Agent”) or agents in connection with the Debt Securities. The Fiscal Agency Agreement will set forth the Fiscal Agent’s duties. The Fiscal Agent will be a bank or trust company named in the applicable prospectus supplement, but JBIC and Japan may replace the Fiscal Agent and may appoint different fiscal agents for different series of Debt Securities. JBIC and Japan may maintain deposit accounts and conduct other banking and financial transactions with the Fiscal Agent. The Fiscal Agent is the agent of JBIC and Japan, is not a trustee for the holders of Debt Securities and does not have the same responsibilities or duties to act for such holders as would a trustee.

Rank of Debt Securities

The Debt Securities will be our direct, unsecured debt securities obligations and rank pari passu and be payable without any preference among themselves and at least equally with all of our other unsecured debt securities obligations from time to time outstanding, which rank senior to our unsecured general obligations not represented by debt securities, provided, however, that certain obligations in respect of national and local taxes and certain preferential rights granted by, among others, the Japanese Civil Code to certain specified types of creditors, such as preferential rights of employees to wages, will have preference.

Guarantee of Japan

Japan will unconditionally guarantee payment of principal of and premium, if any, and interest on the Debt Securities. The guarantee will be a general obligation of Japan, and Japan will pledge its full faith and credit for the performance of the guarantee. The guarantee will rank equally in right of payment with all other general obligations of Japan without any preference one above the other by reason of priority of date of issue or otherwise. Japan will agree that the guarantee may be enforced, in the event of default by JBIC, without making prior demand upon or seeking to enforce remedies against JBIC.

Issuance of any such guarantee will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will, on a case-by-case basis, necessitate the obtaining of authorization by Japan of any such guarantee. With respect to JBIC’s bonds to be issued in JFY 2020 and to be repaid in foreign currency, the maximum amount that the government of Japan is able to guarantee is the aggregate amount of face value of such bonds converted into Japanese yen using foreign currency conversion rate.

Additional Amounts

We will pay all amounts that we are required to pay on the Debt Securities without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any taxing authority in Japan (“Taxes”), unless the withholding or deduction of such Taxes is required by law. In that event, we will pay such additional amounts that are necessary so that the net amounts received by any beneficial owner of the Debt Securities after such withholding or deduction will equal the amounts that would have been receivable in the absence of such withholding or deduction, except that no such additional amounts will be payable under certain circumstances.

Redemption

If the Debt Securities of a series provide for mandatory redemption, or redemption at the election of JBIC, such redemption shall be on at least 30 days’ notice. In event of redemption in part, the Fiscal Agent will select the Debt Securities to be redeemed by lot or in any usual manner it approves. The Fiscal Agent will mail notice of such redemption to holders of registered Debt Securities of such series, to their last addresses as they appear on the register of the Debt Securities of such series.

Japanese Taxation

The following description of Japanese taxation (limited to national taxes) applies to interest on Debt Securities issued by JBIC outside Japan and payable outside Japan as well as to certain aspects of capital gains, inheritance tax and gift tax. You should note that, while the following description of Japanese taxation contains the terms of Japanese taxation material to prospective investors, it is not exhaustive and prospective investors are advised to consult their own tax advisors as to their exact tax position.

The statements below are based on current tax laws and regulations in Japan and current income tax treaties executed by Japan all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). Neither such statements nor any other statements in this document are to be regarded as advice on the tax position of any beneficial owner of the Debt Securities or any person purchasing, selling or otherwise dealing in the Debt Securities or any tax implication arising from the purchase, sale or other dealings in respect of the Debt Securities.

Debt Securities. This section applies only to Debt Securities other than those falling under (i) so-called “discounted bonds” (of which the original issue discount will be subject to Japanese withholding tax) as prescribed by the Act on Special Measures Concerning Taxation of Japan or (ii) so-called “taxable linked bonds” as described in Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan, i.e., bonds of which the amount of interest is to be calculated by reference to certain indexes (as prescribed by the Cabinet Order under Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan) relating to JBIC or a Specially-Related Party of JBIC (as defined below).

Representation of Gross Recipient Status upon Initial Distribution. By subscribing to the Debt Securities, an investor will be deemed to have represented it is a “Gross Recipient,” i.e., (i) a beneficial owner that is, for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a Specially-Related Party of JBIC, (ii) a Designated Financial Institution (as defined below) that will hold the Debt Securities for its own proprietary account or (iii) an individual resident of Japan or a Japanese corporation who will receive interest payments on the Debt Securities through a Japanese Payment Handling Agent (as defined below). Among other restrictions, the Debt Securities are not, as part of the initial distribution at any time, to be directly or indirectly offered or sold to, or for the benefit of, any person other than a Gross Recipient.

Tax Withholding Rules for Non-resident Investors. If the recipient of interest on the Debt Securities is an individual non-resident of Japan or a non-Japanese corporation for Japanese tax purposes, as described below, the Japanese tax consequences on such individual non-resident of Japan or non-Japanese corporation are significantly different depending upon whether such individual non-resident of Japan or non-Japanese corporation is a Specially-Related Party of JBIC. Most importantly, if such individual non-resident of Japan or non-Japanese corporation is a Specially-Related Party of JBIC, income tax at the rate of 15% (for the period beginning on January 1, 2013 and ending on December 31, 2037, 15.315%) of the amount of such interest will be withheld by JBIC under Japanese tax law:

•	If the recipient of interest on any Debt Securities is:

•	an individual non-resident of Japan with no permanent establishment within Japan;

•	a non-Japanese corporation with no permanent establishment within Japan; or

•

an individual non-resident of Japan or non-Japanese corporation with a permanent establishment within Japan, but the receipt of interest on the relevant Debt Securities is not attributable to such permanent establishment of such individual non-resident of Japan or non-Japanese corporation, then, no Japanese income or corporate tax is payable with respect to such interest by way of withholding or otherwise, if such recipient complies with certain requirements. Such requirements include:

•

if the relevant Debt Securities are held through a certain participant in an international clearing organization such as Euroclear Bank SA/NV (“Euroclear”), Clearstream Banking, societe anonyme (“Clearstream”) and The Depository Trust Company (“DTC”), or a certain financial intermediary prescribed by the Act on Special Measures Concerning Taxation of Japan and the relevant cabinet order thereunder (the Act on Special Measures Concerning Taxation of Japan, cabinet order thereunder and the related ministerial regulation are called the “Act”) (each, a “Participant”), the requirement to provide, at the time of entrusting a Participant with the custody of the relevant Debt Securities, certain information prescribed by the Act to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted (the “Interest Recipient Information”), and to advise the Participant if such individual non-resident of Japan or non-Japanese corporation ceases to be so exempted (including the case where it became a Specially-Related Party of JBIC); and

•

if the relevant Debt Securities are not held by a Participant, the requirement to submit to the Fiscal Agent (or a separate paying agent, if one is appointed) a written application for tax exemption (hikazei tekiyo shinkokusho) (the “Written Application for Tax Exemption”), together with certain documentary evidence.

Failure to comply with the requirements described above (including the case where the Interest Recipient Information is not duly communicated as required under the Act) will result in the withholding by JBIC of income tax at the rate of 15% (for the period beginning on January 1, 2013 and ending on December 31, 2037, 15.315%) of the amount of such interest.

•	If the recipient of interest on any Debt Securities is:

•	an individual non-resident of Japan with a permanent establishment within Japan; or

•	a non-Japanese corporation with a permanent establishment within Japan,

and the receipt of interest is attributable to such permanent establishment, then such interest will not be subject to the withholding by JBIC of income tax at the rate of 15% (for the period beginning on January 1, 2013 and ending on December 31, 2037, 15.315%) if the recipient complies with, among others, the requirement to provide the Interest Recipient Information or to submit the Written Application for Tax Exemption, as the case may be. Failure to do so will result in the withholding by JBIC of income tax at the rate of 15% (for the period beginning on January 1, 2013 and ending on December 31, 2037, 15.315%) of the amount of such interest. The amount of such interest will, however, be included in the recipient’s Japanese source income which is subject to Japanese taxation, and will be subject to regular income tax or corporate tax, as the case may be.

•

Notwithstanding the foregoing, if an individual non-resident of Japan or a non-Japanese corporation mentioned above is a party who has a special relationship with JBIC (that is, in general terms, a person who directly or indirectly controls or is directly or indirectly controlled by, or is under direct or indirect common control with, JBIC) within the meaning prescribed by the Cabinet Order under Article 6, Paragraph (4) of the Act on Special Measures Concerning Taxation of Japan (such party is referred to in this section as a “Specially-Related Party of JBIC”) as of the beginning of the fiscal year of JBIC in which the relevant Interest Payment Date falls, the exemption from Japanese withholding tax on interest mentioned above will not apply, and income tax at the rate of 15% (for the period beginning on January 1, 2013 and ending on December 31, 2037, 15.315%) of the amount of such interest will be withheld by JBIC. If such individual non-resident of Japan or a non-Japanese corporation has a permanent establishment within Japan, regular income tax or corporate tax, as appropriate, collected otherwise by way of withholding, will apply to such interest under Japanese tax law.

•

If an individual non-resident of Japan or a non-Japanese corporation (regardless of whether it is a Specially-Related Party of JBIC) is subject to Japanese withholding tax with respect to interest on the Debt Securities under Japanese tax law, a reduced rate of withholding tax or exemption therefrom may be available under the relevant income tax treaty between Japan and the country of tax residence of such individual non-resident of Japan or non-Japanese corporation. Individual non-residents of Japan or non-Japanese corporations that are entitled to a reduced rate of Japanese withholding tax or exemption from Japanese withholding tax on payment of interest by JBIC are required to submit an “Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Interest” and any other required forms and documents in advance through JBIC to the relevant tax authority before payment of interest.

•

Under the Act, (a) if an individual non-resident of Japan or a non-Japanese corporation that is a beneficial owner of the Debt Securities becomes a Specially-Related Party of JBIC, or an individual non-resident of Japan or a non-Japanese corporation that is a Specially-Related Party of JBIC becomes a beneficial owner of the Debt Securities, and (b) if such Debt Securities are held through a Participant, then such individual non-resident of Japan or non-Japanese corporation would be obligated to notify the Participant of such change in status by the immediately following Interest Payment Date of the Debt Securities. As described above, as the status of such individual non-resident of Japan or non-Japanese corporation as a Specially-Related Party of JBIC for Japanese withholding tax purposes is determined based on the status as of the beginning of the fiscal year of JBIC in which the relevant Interest Payment Date falls, such individual non-resident of Japan or non-Japanese corporation should, by such notification, identify and advise the Participant of the specific Interest Payment Date on which Japanese withholding tax starts to apply with respect to such individual non-resident of Japan or non-Japanese corporation as being a Specially-Related Party of JBIC.

Tax Withholding Rules for Resident Investors. If the recipient of interest on the Debt Securities is an individual resident of Japan or a Japanese corporation for Japanese tax purposes, as described below, regardless of whether such recipient is a Specially-Related Party of JBIC, income tax will be withheld at the rate of 15% (for the period beginning on January 1, 2013 and ending on December 31, 2037, 15.315%) of (i) the amount of such interest, if such interest is paid to an individual resident of Japan or a Japanese corporation (except for a Designated Financial Institution (as defined below) which complies with the requirement for tax exemption under Article 6, Paragraph (9) of the Act on Special Measures Concerning Taxation of Japan) (except as provided in item (ii) below) or (ii) the amount of such interest minus the amount provided in the Cabinet Order relating to Article 3-3, Paragraph (6) of the Act on Special Measures Concerning Taxation of Japan, if such interest is paid to a Public Corporation, etc. (as defined below) or a Specified Financial Institution (as defined below) through the Japanese Custodian (as defined below) in compliance with the requirement for tax exemption under Article 3-3, Paragraph (6) of the Act on Special Measures Concerning Taxation of Japan:

•

If the recipient of interest on any Debt Securities is an individual resident of Japan or a Japanese corporation other than any of the following institutions that complies with the requirement described below:

•	Japanese banks;

•	Japanese insurance companies;

•	Japanese “financial instruments business operators” (as such term is defined by the Financial Instruments and Exchange Act of Japan);

•

other Japanese financial institutions that fall under certain categories prescribed by the relevant cabinet order under Article 3-3, Paragraph (6) of the Act on Special Measures Concerning Taxation of Japan (such institutions, together with Japanese banks, insurance companies and financial instruments business operators, are called “Specified Financial Institutions”); or

•	Japanese public corporations or Japanese public-interest corporations designated by the relevant law (Koukyo hojin tou) (“Public Corporations, etc.”),

and such recipient receives payment of interest through certain payment handling agents in Japan (“Japanese Payment Handling Agents”), such agents will withhold income tax at the rate of 15% (for the period beginning on January 1, 2013 and ending on December 31, 2037, 15.315%) of the amount of such interest. As JBIC is not in a position to know in advance the recipient’s status, the recipient of interest falling under this category should inform JBIC through the paying agent of its status in a timely manner. Failure to do so may result in temporary double withholding. An individual recipient that receives interest through a Japanese Payment Handling Agent will be subject only to such withholding tax. In all other cases, the recipient must include the amount of interest in the recipient’s gross income and will be subject to regular income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is:

•

a Public Corporation, etc. that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, a Japanese Payment Handling Agent with custody of the Debt Securities (the “Japanese Custodian”); or

•	a Specified Financial Institution that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, the Japanese Custodian,

and such recipient submits through the Japanese Custodian, to the competent tax authority, the report prescribed by the Act, no income tax will be imposed by way of withholding on such portion of interest as is prescribed by the relevant cabinet order as that corresponding to the period the Debt Securities were held by such recipient, but if the recipient is a Specified Financial Institution, the recipient will be subject to regular corporate tax with respect to such interest. Additionally, if the recipient is a Japanese public-interest corporation designated by the relevant law and the interest is derived from the recipient’s profit earning business designated by the relevant law, the recipient will be subject to regular corporate tax with respect to such interest. However, since JBIC is not in a position to know in advance the recipient’s withholding tax exemption status, the recipient of interest falling under this category should inform JBIC through the paying agent of its status in a timely manner. Failure to so notify JBIC may result in the withholding by JBIC of a 15% (for the period beginning on January 1, 2013 and ending on December 31, 2037, 15.315%) income tax. Any amount of interest received by such recipient in excess of the non-taxable portion described above will be subject to the withholding by the Japanese Custodian of income tax at the rate of 15% (for the period beginning on January 1, 2013 and ending on December 31, 2037, 15.315%) of such excess amount.

•

If the recipient of interest on any Debt Securities is an individual resident of Japan or a Japanese corporation (except for a Designated Financial Institution which complies with the requirements described below), and receives interest not through a Japanese Payment Handling Agent, income tax at the rate of 15% (for the period beginning on January 1, 2013 and ending on December 31, 2037, 15.315%) of the amount of such interest will be withheld by JBIC, and, except where the recipient is a Public Corporation, etc. (other than a Japanese public-interest corporation designated by the relevant law that derives the interest from its profit-earning business designated by the relevant law), the amount of such interest will be aggregated with the recipient’s other taxable income and will be subject to regular income tax or corporate tax, as appropriate.

•	If the recipient of interest on any Debt Securities is:

•	a Japanese bank;

•	a Japanese insurance company;

•	a Japanese financial instruments business operator; or

•

any other Japanese financial institution that falls under one of certain categories prescribed by the relevant cabinet order under Article 6, Paragraph (9) of the Act on Special Measures Concerning Taxation of Japan (each a “Designated Financial Institution”), and such recipient receives interest not through a Japanese Payment Handling Agent and complies with, among others, the requirement to provide the Interest Recipient Information or to submit the Written Application for Tax Exemption, as the case may be, no income tax will be imposed by way of withholding. The recipient will, however, be subject to regular corporate tax with respect to such interest.

Special Additional Tax for Reconstruction from the Great East Japan Earthquake. Due to the imposition of a special additional withholding tax of 0.315% (or 2.1% of 15%) to secure funds for reconstruction from the Great East Japan Earthquake, the withholding tax rate, currently due and payable at 15%, will be effectively increased to 15.315% during the period beginning on 1st January, 2013 and ending on 31st December, 2037. There will also be certain special additional tax imposed upon regular income tax or corporate tax, as referred to in the foregoing descriptions, for a certain period.

Capital Gains, Inheritance Tax and Gift Tax. Gains derived from the sale outside Japan of Debt Securities by an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment in Japan are generally not subject to Japanese income or corporate tax. An individual, regardless of his or her residency, who has acquired Debt Securities as legatee, heir or donee from another individual may be required to pay Japanese inheritance tax or gift tax at progressive rates.

United States Taxation

This section describes the material United States federal income tax consequences of owning the Debt Securities we are offering. It is the opinion of Morrison & Foerster LLP, United States counsel to JBIC. It applies to you only if you are a United States holder (as defined below) and you acquire Debt Securities in the offering at the offering price and you hold your Debt Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Debt Securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns Debt Securities as part of a straddle or conversion transaction for tax purposes,

•	a person that purchases or sells Debt Securities as part of a wash sale for tax purposes, or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with Debt Securities denominated in U.S. dollars, with no more than de minimis original issue discount, that provide for interest payments at least annually at a single fixed rate and that are due to mature 30 years or less from the date on which they are issued. An applicable prospectus supplement will discuss the United States federal income tax consequences of owning any other Debt Securities.

If a partnership holds the Debt Securities, the United States federal income tax treatment of a partner generally will depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Debt Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Debt Securities.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning the Debt Securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

You are a United States holder if you are a beneficial owner of a Debt Security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (2) the trust has made a valid election to be treated as a domestic trust for U.S. federal income tax purposes.

Payments of Interest. You will be taxed on interest on your Debt Security as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it, and you must also include as ordinary income any additional amounts paid with respect to withholding tax on the Debt Securities, including withholding tax on payments of such additional amounts. You may be entitled to deduct or credit tax withheld, subject to applicable limits. The rules governing foreign tax credits are complex and you should consult your tax advisor regarding the availability of the foreign tax credit in your situation. Interest paid by the Company on the Debt Securities is income from sources outside the United

States for purposes of the rules regarding the foreign tax credit allowable to a United States holder and, depending on your circumstances, will be “passive”, “general” or “foreign branch” income for purposes of computing the foreign tax credit.

Purchase, Sale, and Retirement of the Debt Securities. Your tax basis in your Debt Security generally will be its cost. You generally will recognize capital gain or loss on the sale or retirement of your Debt Security equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your Debt Security. Capital gain of a noncorporate United States holder generally is taxed at preferential rates where the property is held for more than one year.

Medicare Tax

A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income generally includes its interest income and its net gains from the disposition of Debt Securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Debt Securities.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Debt Securities.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally would apply to:

•

payments of principal and interest on a Debt Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of proceeds to you from the sale of a Debt Security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	fails to comply with applicable certification requirements, or

•	is notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

Payment of the proceeds from the sale of a Debt Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

Acceleration of Maturity

With respect to any series of Debt Securities, in case of the following types of default, each Debt Security of such series will become due and payable at the option of the holder of such Debt Security upon written notice to the Fiscal Agent, unless all defaults shall have been cured prior to the receipt of such notice by the Fiscal Agent:

•

Default in any payment, when due, of principal (if due in installments) or premium, if any, or interest on any of the Debt Securities of such series, or, if such series is entitled to a sinking fund, in the deposit, when due, of any sinking fund payment, and continuance of such default for a period of 30 days; or

•

Default in the performance by JBIC or by Japan of any other obligation contained in the Debt Securities of such series or in the related guarantee of Japan, and the continuance of such default for a period of 90 days following written notice thereof to JBIC or Japan, as the case may be, by the holders of 25% or more in aggregate principal amount of the then outstanding Debt Securities of such series.

The Fiscal Agency Agreement will not require JBIC to furnish to the Fiscal Agent periodic evidence as to the absence of default.

Governing Law

The Fiscal Agency Agreement, the Debt Securities and the guarantee of Japan will all provide that they shall be governed by, and interpreted in accordance with, the laws of the State of New York, except with respect to authorization and execution by JBIC and Japan of the Fiscal Agency Agreement and the Debt Securities and the guarantee of Japan, as the case may be, and any other matters required to be governed by the laws of Japan.

Jurisdiction and Enforceability

JBIC will effect the irrevocable appointment of the Fiscal Agent as its authorized agent upon which process may be served in any action based upon the Debt Securities (i.e., asserting rights set forth in the Debt Securities) which any holder of a Debt Security may institute in any State or Federal court in The City of New York. JBIC will accept the jurisdiction of such court in such action. JBIC will also waive irrevocably any immunity from jurisdiction (but not execution) to which it might otherwise be entitled in any action based upon the Debt Securities. The Fiscal Agent is not the agent for service for actions brought under the federal securities laws, and JBIC’s waiver of immunity does not extend to such actions. Although Japan is subject to suit based upon the guarantee of the Debt Securities before the Tokyo District Court, Japan has not consented to the jurisdiction of any court outside Japan in connection with actions brought against it for any purpose in any way relating to the Debt Securities or its guarantee of the Debt Securities, has not appointed an agent for service of process in connection with any such action and has not agreed to waive any degree of sovereign immunity to which it may be entitled in any such action.

If you bring an action against JBIC under federal securities laws or against Japan for any purpose, unless JBIC or Japan (as the case may be) waives immunity with respect to such action, you would be able to obtain a

United States judgment in such action against JBIC or Japan, as the case may be, only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976, as amended, precludes the granting of sovereign immunity. Even if you could obtain a United States judgment in any such action under that Act, you may not be able to obtain a judgment in Japan based on such a United States judgment. Moreover, you may not be able to execute upon property of JBIC or Japan located in the United States to enforce a judgment obtained under that Act except under the limited circumstances specified in that Act.

Form, Denominations and Registration

All Debt Securities will be in registered form, without interest coupons attached. Debt Securities held outside the United States, referred to as the international Debt Securities, will be represented by beneficial interests in the international global Debt Security, in fully registered permanent global form without interest coupons attached, which will be registered in the name of the nominee of the common depositary for, and in respect of interests held through, Euroclear and Clearstream. A beneficial interest in the international global Debt Security may at all times be held only through Euroclear and Clearstream.

Debt Securities held within the United States, referred to as the DTC securities, will be represented by beneficial interests in one or more DTC global securities, in fully registered permanent global form without interest coupons attached, which will be registered in the name of Cede & Co., as nominee for DTC. In the event there is more than one DTC global Debt Security, they shall collectively be referred to as the DTC global Debt Security.

Beneficial interests in the global Debt Securities will be represented, and transfers will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear or Clearstream. You may hold Debt Securities directly through DTC, Euroclear or Clearstream, if you are a participant in these systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books at their respective depositaries, which in turn can hold such securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

Persons who are not DTC, Euroclear, or Clearstream participants may beneficially own Debt Securities held by DTC and the nominee of the common depositary for Euroclear and Clearstream only through direct or indirect participants in DTC, Euroclear, or Clearstream. So long as Cede & Co., as the nominee of DTC, and the nominee of the common depositary for Euroclear and Clearstream are the registered owners of the global Debt Securities, Cede & Co. and the nominee of the common depositary for Euroclear and Clearstream for all purposes will be considered the sole holders of the Debt Securities under the fiscal agency agreement and the Debt Securities. Except as provided below, owners of beneficial interests in the global Debt Securities will not be entitled to have Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof under the fiscal agency agreement or the Debt Securities. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Debt Securities for the amount so paid. Accordingly, any person owning a beneficial interest in the global Debt Securities must rely on the procedures of DTC, Euroclear or Clearstream, and, if such person is not a participant in DTC, Euroclear, or Clearstream, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of Debt Securities. We understand that, under existing industry practice, in the event that any owner of a beneficial interest in the DTC global Debt Securities desires to take any action that Cede & Co., as the holder of the global Debt Securities, is entitled to take, Cede & Co. would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC may grant proxies or authorize its DTC participants, or persons holding beneficial interests in the Debt Securities through such DTC participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the U.S. dollar-denominated Debt Securities.

The fiscal agent will not charge you any fees for the Debt Securities, other than reasonable fees and indemnity satisfactory to the fiscal agent for the replacement of lost, stolen, mutilated or destroyed Debt Securities. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Payment

Payment of principal and interest on the global Debt Securities will be made to DTC and the common depositary for Euroclear and Clearstream, or the nominee thereof, as the case may be, as the registered owner of the global Debt Securities.

Upon receipt of any payment of principal of or interest on the global Debt Securities, DTC will credit its participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global Debt Securities as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the global Debt Securities held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name”. Payments by DTC participants to owners of beneficial interests in the global bonds held through such participants will be governed by standing instructions and customary practices.

Distributions with respect to Debt Securities held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary.

Neither we nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If a date for payment of principal or interest on the Debt Securities falls on a day that is not a business day, then the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay. For purposes of this paragraph, “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.

PLAN OF DISTRIBUTION

JBIC may sell Debt Securities directly, to or through underwriters or through agents. Each prospectus supplement with respect to Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of the underwriters or agents, the public offering price of such Debt Securities and the net proceeds to JBIC from such sale, any underwriting discounts or other items constituting underwriters’ or agents’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

If underwriters are used in the sale, they will acquire Debt Securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offer of Debt Securities to the public may take the form of an offer through underwriting syndicates represented by managing underwriters, or a direct offer by one or more investment banking firms or others, as designated. Unless the applicable prospectus supplement otherwise indicates, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all Debt Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

JBIC may, directly or through agents it designates, sell Debt Securities from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of Debt Securities and set forth any commissions payable by JBIC to such agent. Unless such prospectus supplement otherwise indicates, any such agent will be acting on a best efforts basis for the period of its appointment.

If the applicable prospectus supplement so indicates, JBIC will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities from JBIC at the public offering price set forth in such prospectus supplement pursuant to “delayed delivery” contracts. Purchasers of Debt Securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the Debt Securities on a date or dates stated in the applicable prospectus supplement. Such contracts will be subject only to those conditions set forth in such prospectus supplement and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

The applicable prospectus supplement will describe limitations on sales to certain persons of Debt Securities (including limitations imposed by relevant Japanese laws), if any.

Agents and underwriters may be entitled under agreements into which they enter with JBIC to indemnification by JBIC against certain civil liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of such liabilities. Agents and underwriters may engage in transactions with or perform services for JBIC in the ordinary course of business.

AUTHORIZED AGENTS IN THE UNITED STATES

The authorized agent in the United States for JBIC, for purposes of the United States Securities Act of 1933, as amended, is MASADA Yusuke, whose address is: Representative Office in New York, Japan Bank for International Cooperation, 712 Fifth Avenue, 26th Floor, New York, New York 10019. The authorized agents for Japan are YOSHIDA Takeshi and TABATA Hidetaka located at: Ministry of Finance, Consulate General of Japan in New York, 299 Park Avenue, 18th Floor, New York, NY 10171 and YAMAMOTO Yosuke located at: Embassy of Japan, 2520 Massachusetts Avenue, N.W., Washington D.C. 20008.

VALIDITY OF SECURITIES

Mori Hamada & Matsumoto, Tokyo, Japan, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities, and all other matters of Japanese law and procedure on behalf of JBIC and Japan. Morrison & Foerster LLP, New York, New York, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities. In giving their opinions, Morrison & Foerster LLP may rely as to all matters of Japanese law and procedure on the opinion of Mori Hamada & Matsumoto, and Mori Hamada & Matsumoto may rely as to matters of New York law upon the opinion of Morrison & Foerster LLP.

FURTHER INFORMATION

The registration statement of which this prospectus is a part, any post-effective amendment to such registration statement, and the prospectus supplement or supplements relating to any series or issue of the Debt Securities, which are on file with the Commission, contain further information concerning such series or issue.

The Governor, in his official capacity as such Governor, thereunto duly authorized, has supplied the information set forth in this prospectus under the caption “Japan Bank for International Cooperation” and the information incorporated in this prospectus by reference relating to JBIC, and such information is stated on his authority.

The Minister of Finance of Japan, in his official capacity as such Minister, thereunto duly authorized, has supplied the information set forth in this prospects under the caption “Japan” and the information incorporated in this prospectus by reference relating to Japan, and such information is stated on his authority.

Except as disclosed in “Annex I: Summary Financial Information” on pages 77 to 80 of this prospectus, there has been no significant change in our financial position since March 31, 2020, the date of the most recent published English language financial statements of Japan Bank for International Cooperation.

ANNEX I

SUMMARY FINANCIAL INFORMATION

JAPAN BANK FOR INTERNATIONAL COOPERATION

SUMMARY UNAUDITED JAPANESE GAAP FINANCIAL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2020

The tables below set forth the summary unaudited financial information of JBIC on a consolidated basis as of and for the six months ended September 30, 2020, prepared in accordance with Japanese GAAP.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

September 30, 2020
(In millions of yen)
Assets:
Cash and due from banks	¥1,726,077
Securities	340,002
Loans and bills discounted	12,704,251
Other assets	363,901
Property, plant and equipment	28,584
Buildings	3,392
Land	24,311
Construction in progress	—
Other	880
Intangible assets	4,527
Software	4,527
Customers’ liabilities for acceptances and guarantees	2,255,870
Allowance for loan losses	(305,781)

Total assets	¥17,117,434

Liabilities:
Borrowed money	¥6,598,012
Bonds payable	4,789,354
Other liabilities	433,427
Provision for bonuses	584
Provision for directors’ bonuses	10
Net defined benefit liability	6,510
Provision for directors’ retirement benefits	40
Acceptances and guarantees	2,255,870

Total liabilities	¥14,083,810

Net Assets:
Capital stock	¥1,883,800
Retained earnings	945,287

Total shareholders’ equity	2,829,087

Valuation difference on available-for-sale securities	(6,245)
Deferred gains or losses on hedges	208,413
Foreign currency translation adjustment	2,072

Total accumulated other comprehensive income	204,240

Non-controlling interests	296

Total net assets	3,033,624

Total liabilities and net assets	¥17,117,434

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

September 30, 2020
(In millions of yen)
Ordinary income	¥139,467
Interest income	127,734
Interest on loans and discounts	125,786
Interest and dividends on securities	537
Interest on deposits with banks	1,351
Other interest income	59
Fees and commissions	10,941
Other income	791
Recoveries of written-off claims	0
Other	791
Ordinary expenses	131,367
Interest expense	88,156
Interest on borrowed money and rediscounts	29,115
Interest on bonds	55,583
Interest on interest swaps	3,349
Other interest expense	107
Fees and commissions payments	1,277
Other ordinary expenses	6,912
General and administrative expenses	9,649
Other expenses	25,371
Provision of allowance for loan losses	19,926
Other	5,444

Ordinary profit	8,099

Extraordinary income	1
Gain on disposal of noncurrent assets	1

Net income before income taxes	8,101

Income taxes—current	22

Total income taxes	22

Net income	8,079

Net income attributable to non-controlling interests	24

Net income attributable to owners of parent	8,054

Our ordinary income for the six months ended September 30, 2020 was ¥139,467 million. Interest income, which amounted to ¥127,734 million, accounted for the majority of this income.

Our ordinary expenses for the six months ended September 30, 2020 were ¥131,367 million. Interest expense, which amounted to ¥88,156 million, accounted for the majority of these expenses.

For the six months ended September 30, 2020, the JBIC Group recorded ordinary profit of ¥8,099 million and net income attributable to owner of parent of ¥8,054 million.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (UNAUDITED)

September 30, 2020
(In millions of yen)
Net income	¥8,079
Other comprehensive income (loss)	(30,051)
Valuation difference on available-for-sale securities	(2,758)
Deferred gains or losses on hedges	(22,890)
Foreign currency translation adjustment	(2,226)
Share of other comprehensive income (loss) of equity method investments	(2,176)

Comprehensive income (loss)	¥(21,972)

(Comprehensive income (loss) attributable to)
Owners of parent	(21,996)
Non-controlling interests	24

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

September 30, 2020
(In millions of yen)
Cash flows from operating activities
Net income before income taxes	¥8,101
Depreciation and amortization	1,022
Losses (profits) of equity method investments	4,277
Increase (decrease) in allowance for loan losses	19,926
Increase (decrease) in provision for bonuses	(1)
Increase (decrease) in net defined benefit liability	(204)
Increase (decrease) in provision for directors’ retirement benefits	(4)
Interest income	(127,734)
Interest expense	88,156
Loss (gain) related to securities	476
Foreign exchange losses (gains)	(804)
Loss (gain) on disposal of noncurrent assets	(1)
Net decrease (increase) in loans and bills discounted	429,728
Net increase (decrease) in borrowed money	(188,487)
Net decrease (increase) in deposit (excluding deposits paid to Bank of Japan)	(296,214)
Increase (decrease) in straight bonds-issuance and redemption	(98,467)
Interest received	157,785
Interest paid	(101,486)
Other	40,521

Subtotal	(63,410)

Income taxes paid	(30)

Net cash provided by (used in) operating activities	(63,440)

Cash flows from investing activities
Purchase of securities	(5,503)
Proceeds from sales of securities	13,154
Purchase of property, plant and equipment	(716)
Proceeds from sales of property, plant and equipment	1
Purchase of intangible assets	(47)

Net cash provided by (used in) investing activities	6,889

Cash flows from financing activities
Payment to national treasury	(58,455)

Net cash provided by (used in) financing activities	(58,455)

Effect of exchange rate change on cash and cash equivalents	—

Net increase (decrease) in cash and cash equivalents	(115,006)

Cash and cash equivalents at beginning of period	1,039,586

Cash and cash equivalents at end of period	¥924,580

REGISTERED AND HEAD OFFICE OF JBIC

4-1, Otemachi 1-chome

Chiyoda-ku

Tokyo 100-8144

Japan

FISCAL AGENT, REGISTRAR, PRINCIPAL PAYING AGENT AND TRANSFER AGENT

MUFG Bank, Ltd., London Branch

Ropemaker Place

25 Ropemaker Street

London EC2Y 9AN

United Kingdom

also acting through

U.S. Bank Trust Company, National Association

100 Wall St., 6th Floor

New York, N.Y. 10005

United States of America

Attention: Corporate Trust Department

LEGAL ADVISERS

To JBIC and Japan Mori Hamada & Matsumoto Marunouchi Park Building 6-1, Marunouchi 2-chome Chiyoda-ku, Tokyo 100-8222 Japan	To the Underwriters Skadden, Arps, Slate, Meagher & Flom LLP Izumi Garden Tower, 37th Floor 1-6-1 Roppongi Minato-ku, Tokyo 106-6037 Japan

Japan Bank for International Cooperation

U.S.$●   ●% Guaranteed Bonds Due ●

U.S.$●   ●% Guaranteed Bonds Due ●

Unconditionally and Irrevocably Guaranteed

as to Payment of Principal and Interest

by

Japan

PROSPECTUS SUPPLEMENT

Barclays

BofA Securities

Daiwa Capital Markets

Goldman Sachs International

●, 2026